UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Ryan’s Restaurant Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock, par value $1.00 per share, of Ryan’s Restaurant Group, Inc.

(2)	Aggregate number of securities to which transaction applies:

•	42,370,510 shares of Common Stock (as of August 18, 2006)

•	2,814,051 shares of Common Stock underlying options to purchase Common Stock (as of August 18, 2006)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

•	the product of (i) 42,370,510 shares of Common Stock (as of August 18, 2006) and (ii) the merger consideration of $16.25 per share of Common Stock in cash; and

•	the product of (i) 2,814,051 shares of Common Stock, representing shares of Common Stock issuable upon exercise of options outstanding as of August 18, 2006 and (ii) the excess, if any, of the merger consideration of $16.25 per share over the exercise price per share of Common Stock subject to each such option.

(4)	Proposed maximum aggregate value of transaction: $876,000,000

(5)	Total fee paid: $93,757

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed: August 21, 2006

RYAN’S RESTAURANT GROUP, INC.
405 Lancaster Avenue (29650)
Post Office Box 100 (29652)
Greer, South Carolina

August • , 2006

To Our Shareholders:

We invite you to attend a special meeting of the shareholders of Ryan’s Restaurant Group, Inc., a South Carolina corporation to be held on September • , 2006 at 10:00 a.m. local time. The meeting will be held at Ryan’s corporate headquarters, 405 Lancaster Avenue, Greer, South Carolina.

At the special meeting, you will be asked to adopt the agreement and plan of merger, dated July 24, 2006, by and among Ryan’s, Buffets, Inc. and Buffets Southeast, Inc., a wholly-owned subsidiary of Buffets, and to approve the merger of Buffets Southeast, Inc. with and into Ryan’s. If the merger is completed, each holder of shares of our common stock will be entitled to receive $16.25 in cash in exchange for each share of our common stock held, as more fully described in the enclosed proxy statement, and Ryan’s will become a wholly-owned subsidiary of Buffets.

After careful consideration, our board of directors approved the merger agreement and the merger and has declared the merger agreement and the merger advisable and in the best interests of Ryan’s and our shareholders. Our board of directors recommends that you vote FOR the adoption of the merger agreement and the approval of the merger.

The merger agreement must be adopted and the merger approved by the affirmative vote of holders of at least two-thirds of our outstanding shares of common stock that are entitled to vote at the special meeting. If the merger agreement is adopted and the merger is approved, the merger agreement provides that the closing of the merger will occur no later than the third business day after the other conditions to the closing of the merger are satisfied or waived.

The accompanying notice of special meeting of shareholders provides specific information concerning the special meeting. The enclosed proxy statement provides you with a summary of the merger and the merger agreement and additional information about the parties involved. We urge you to read carefully the enclosed proxy statement and the merger agreement, a copy of which is included in the proxy statement as Exhibit A, and the fairness opinion of Brookwood Associates, LLC, a copy of which is included in the proxy statement as Exhibit B.

Your vote is very important. Whether you plan to attend the special meeting or not, please either complete the enclosed proxy card and return it as promptly as possible or submit your proxy or voting instructions by telephone or Internet. The enclosed proxy card contains instructions regarding voting. If you attend the special meeting, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy at the special meeting and vote your shares in person. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against adoption of the merger proposal.

Sincerely,

Charles D. Way
Chairman and Chief Executive Officer

This Proxy Statement is dated August • , 2006 and is first being mailed, along with the attached proxy card, to our shareholders on or about August • , 2006.

RYAN’S RESTAURANT GROUP, INC.
405 Lancaster Avenue (29650)
Post Office Box 100 (29652)
Greer, South Carolina

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD SEPTEMBER • , 2006

To Our Shareholders:

NOTICE IS HEREBY GIVEN that Ryan’s Restaurant Group, Inc. will hold a Special Meeting of Shareholders at Ryan’s corporate headquarters at 405 Lancaster Avenue, Greer, South Carolina, on September • , 2006, at 10:00 a.m. local time for the following purposes:

(1) to consider and vote upon a proposal to adopt the agreement and plan of merger, dated July 24, 2006, by and among Ryan’s Restaurant Group, Inc. (“Ryan’s”), Buffets, Inc., a Minnesota corporation (“Buffets”), and Buffets Southeast, Inc., a South Carolina corporation (“Merger Sub”), a wholly-owned subsidiary of Buffets, which we refer to as the merger agreement, including approval of the merger of Buffets Southeast with and into Ryan’s (the “merger”), pursuant to which each holder of shares of our common stock, will be entitled to receive $16.25 in cash, without interest in exchange for each share held;

(2) to consider and vote upon a proposal to grant discretionary authority to the proxy holders to vote for the adjournment or postponement of the special meeting if there are insufficient votes at the time of the meeting to approve the merger proposal; and

(3) to consider and act upon any other business properly presented at the special meeting or any adjournment or postponement thereof.

All holders of record of shares of our common stock as of the close of business on August 28, 2006 are entitled to notice of and to vote at the special meeting or any postponements or adjournments of the special meeting. Regardless of the number of shares you own, your vote is important.  If you do not plan to attend the meeting and vote your shares of common stock in person, please cast your vote by either marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope or by submitting your proxy or voting instructions by telephone or Internet.

Any proxy may be revoked at any time prior to its exercise by delivery of a later-dated proxy card or by voting in person at the special meeting.

After careful consideration, our board of directors approved the merger agreement and the merger and has declared the merger agreement and the merger advisable and in the best interests of Ryan’s and our shareholders. Our board of directors recommends that you vote FOR the adoption of the merger agreement and the approval of the merger, FOR the proposal to grant discretionary authority to the proxy holders to vote for adjournment of the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the special meeting to approve the merger proposal and FOR the authorization of the proxies to vote on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

We encourage you to read this proxy statement carefully. If you have any questions or need assistance, please call our proxy solicitor, W. F. Doring & Company at (201)-823-4300. These documents may also be obtained for free from Ryan’s by directing a request to Ryan’s Restaurant Group, Inc., Investor Relations, Ryan’s Restaurant Group, Inc., Post Office Box 100, Greer, South Carolina 29652 or at our Investor Relations page on our corporate website at www.ryans.com.

By Order of the Board of Directors,

Janet J. Gleitz
Secretary

August • , 2006
Greer, South Carolina

IMPORTANT:

Whether or not you plan to attend the special meeting, please promptly either complete, sign, date and mail the enclosed form of proxy or submit your proxy or voting instructions by telephone or Internet. A self-addressed envelope is enclosed for your convenience. Details are outlined in the enclosed proxy card. If you hold your shares through a broker, dealer, trustee, bank or other nominee, you may be also able to submit your proxy or voting instructions by telephone or by Internet in accordance with the instructions your broker, dealer, trustee, bank or other nominee provides. Returning a signed proxy will not prevent you from attending the meeting and voting in person, if you wish to do so. Please note that if you execute multiple proxies for the same shares, the last proxy you execute revokes all previous proxies.

i

SUMMARY

This summary highlights material information in this proxy statement relating to the merger contemplated by the merger agreement, which we refer to in this proxy statement as the “merger,” and may not contain all of the information that is important to you. To understand the merger and the related transactions fully and for a more complete description of the legal terms of the transactions contemplated by the Agreement and Plan of Merger, which we refer to in this proxy statement as the “merger agreement,” dated July 24, 2006, by and among Buffets, Inc., which we refer to in this proxy statement as “Buffets,” Buffets Southeast, Inc., a wholly-owned subsidiary of Buffets, which we refer to in this proxy statement as “Merger Sub” and Ryan’s Restaurant Group, Inc., which we refer to in this proxy statement as “we,” “us,” “our” or “Ryan’s,” you should carefully read this entire document as well as the additional documents to which it refers, including the merger agreement, which is attached to this proxy statement as Exhibit A and incorporated herein by reference. For instructions on obtaining more information, see “Where You Can Find Additional Information” on page • . This proxy statement is first being mailed on or about August • , 2006.

The Parties (Page • )

Ryan’s Restaurant Group, Inc.
405 Lancaster Avenue (29650)
Post Office Box 100 (29652)
Greer, South Carolina
(864) 879-1000

Ryan’s Restaurant Group, Inc., is a South Carolina corporation that owns and operates a chain of restaurants located principally in the southern and midwestern United States. As of August • , 2006, Ryan’s operated • Ryan’s® brand restaurants and • Fire Mountain® brand restaurants.

Buffets, Inc.
1460 Buffet Way
Eagan, Minnesota 55121
(651) 994-8608

Buffets, Inc., is a Minnesota corporation that currently operates 337 restaurants in 33 states comprised of 328 buffet restaurants and nine Tahoe Joe’s Famous Steakhouse® restaurants. The buffet restaurants are principally operated under the Old Country Buffet® or HomeTown Buffet® brands. Buffets also franchises 18 buffet restaurants in seven states.

Buffets Southeast, Inc
1460 Buffet Way
Eagan, Minnesota 55121
(651) 994-8608

Buffets Southeast, Inc., is a South Carolina corporation and was organized solely for the purpose of acquiring Ryan’s pursuant to the merger agreement. Merger Sub has not conducted any activities to date other than activities incidental to its formation and in connection with the proposed MERGER. Merger Sub is wholly-owned by Buffets.

The Merger (Page • ).

•	If the merger is completed, Merger Sub will be merged with and into Ryan’s with the result that Ryan’s will become a wholly-owned subsidiary of Buffets. We sometimes use the term “surviving corporation” in this proxy statement to describe Ryan’s as the surviving entity following the merger.

•	The merger will become effective when we file articles of merger with the Secretary of State of the State of South Carolina, or at such later time that we and Buffets specify in the articles of merger. We sometimes use the term “effective time” in this proxy statement to describe the time the merger becomes effective under South Carolina law.

Merger Consideration (Page • ).

If the merger is completed, each share of our common stock that is issued and outstanding immediately prior to the effective time of the merger (other than shares of our common stock owned by Ryan’s, Buffets or Merger Sub or any of their respective subsidiaries), together with any associated rights under Ryan’s rights agreement, will be cancelled and automatically converted into the right to receive an amount in cash equal to $16.25, without interest, less any required withholding taxes.

The Special Meeting (Page • )

Place, Date and Time of the Special Meeting (Page • )

The special meeting will be held at Ryan’s corporate headquarters at 405 Lancaster Avenue, Greer, South Carolina, on • , September • , 2006, at 10:00 a.m. local time.

Purpose (Page • )

The purpose of the special meeting is for you to consider and vote upon a proposal to adopt the merger agreement and to approve the merger and to vote upon a proposal to grant discretionary authority to the proxy holders to vote for adjournment of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger proposal.

Record Date and Quorum (Page • )

The holders of record of Ryan’s common stock as of the close of business on the record date which was August 28, 2006 are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were • shares of Ryan’s common stock outstanding. The holders of a majority of the outstanding shares of Ryan’s common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. For purposes of determining whether a quorum exists, broker non-votes and abstentions will be counted. Each holder will have one vote at the special meeting for each share of Ryan’s common stock held on the record date.

Required Vote; Abstentions and Broker Non-Votes (Page • )

Completion of the merger requires approval of the merger by the affirmative vote of the holders of two-thirds of the outstanding shares of Ryan’s common stock entitled to vote at the special meeting. Because the required vote is based on the number of shares of Ryan’s common stock outstanding rather than on the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against approval of the merger contemplated by the merger agreement.

Share Ownership of Directors and Executive Officers (Page • )

As of the record date, our executive officers and directors beneficially owned an aggregate of approximately • shares of Ryan’s common stock in the form of shares and exercisable stock options, entitling them to exercise approximately • % of the voting power of Ryan’s common stock. The executive officers and directors of Ryan’s have advised us that they intend to vote their shares of Ryan’s common stock in favor of approval of the merger.

Interests of Ryan’s Directors and Executive Officers in the Merger (Page • )

When you consider the recommendation of Ryan’s board of directors that you vote for the adoption of the merger agreement and approval of the merger, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•	certain Ryan’s executive officers who are not directors hold unvested stock options of Ryan’s common stock (with respect to 1,500 shares in the aggregate), and these options will become fully vested immediately prior to the effective time of the merger and will be cancelled at the effective time of the merger in exchange for the payment of $8,685 in the aggregate under the merger agreement;

•	Ryan’s executive officers generally are party to employment agreements that provide, among other things, for severance payments in certain circumstances following changes of control such as the proposed merger; and

•	the merger agreement provides for indemnification and insurance arrangements for our current and former directors and officers that will continue for six years following the effective time of the merger.

Opinion of Ryan’s Fairness Advisor (Page • , Exhibit B)

In connection with the merger, Brookwood Associates, LLC delivered its written opinion to our board of directors that, based upon and subject to the various qualifications and assumptions described therein, the consideration of $16.25 per share to be received by Ryan’s shareholders in the merger is fair from a financial point of view to Ryan’s shareholders. The full text of the Brookwood opinion is attached as Exhibit B to this proxy statement. We encourage you to read the Brookwood opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Brookwood. The opinion of Brookwood is directed to our board of directors and does not constitute a recommendation to any shareholder of Ryan’s as to how to vote in connection with the merger.

Buffets Financing (Page • )

Buffets and Merger Sub have obtained a debt commitment letter from Drawbridge Special Opportunity Fund, LLC and a debt commitment letter from Credit Suisse Securities (USA) LLC and UBS Securities LLC providing for debt financing in an aggregate principal amount of up to $1.5 billion for the completion of the merger and other costs such as transaction costs relating to the merger. In the event the committed amounts become unavailable for any reason, Buffets and Merger Sub will use their respective commercially reasonable efforts to arrange alternative financing on terms and conditions that are not less favorable in substance to Buffets and Merger Sub to those contained in the commitment letters mentioned above.

Limitation on Considering other Takeover Proposals

The merger agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Ryan’s or our subsidiaries. Notwithstanding these restrictions, under certain circumstances, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal.

Conditions to Merger

Completion of the merger is subject to the satisfaction or waiver of a number of conditions, such as:

•	the affirmative vote of the holders of at least two-thirds of the outstanding shares of Ryan’s common stock entitled to vote at the special meeting to adopt the merger agreement and approve the merger;

•	there must be no order, decree, ruling, judgment or injunction by any governmental authority of competent jurisdiction making illegal or preventing the merger substantially on the terms contemplated in the merger agreement;

•	the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (referred to in this proxy statement as the “HSR Act”) must have expired or been terminated;

•	the representations and warranties of Ryan’s set forth in the merger agreement, regardless of any materiality or material adverse effect qualification, must be true and correct in all respects as of the date the merger closes (except for any representations or warranties made as of a specified date, which must only be true as of such specified date), except for any failures of such representations and warranties to be true and correct as would not individually or in the aggregate reasonably be expected to have a material adverse effect on Ryan’s;

•	Ryan’s must have performed or complied with, in all material respects, all obligations under the merger agreement at or prior to the effective time of the merger; and

•	Ryan’s, Buffets or Merger Sub, as applicable, must have received the proceeds of the financing contemplated by the financing commitment letters described under “Buffets Financing” or alternative financing, in each case, no less favorable in substance to Buffets, Merger Sub or the surviving corporation, as applicable.

Termination of the Merger Agreement

We and Buffets may agree in writing to terminate the merger agreement at any time without completing the merger whether before or after the adoption of the merger agreement and approval of the merger by Ryan’s shareholders.

Under certain circumstances, prior to the closing of the merger, either we or Buffets may terminate the merger agreement without the consent of the other party.

Termination Fee

Upon termination of the merger agreement following the occurrence of certain events, we may be required to pay Buffets a termination fee and to reimburse Buffets for its documented out-of-pocket expenses in connection with the merger in an aggregate amount equal to $25,000,000. Upon termination of the merger agreement following the occurrence of certain events, Buffets may be required to pay us a termination fee of $7,500,000.

Certain Material United States Federal Income Tax Consequences (Page • )

If you are a U.S. holder of our common stock, receipt of the merger consideration will be a taxable transaction to you for federal income tax purposes. Although your tax consequences will depend on your particular situation, you will generally recognize gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of Ryan’s common stock. If you are a non-U.S. holder of our common stock, the merger will generally not be a taxable transaction to you under federal income tax laws unless you have certain connections to the United States. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Regulatory Approvals (Page • )

Other than approval pursuant to the HSR Act, no other material federal or state regulatory approvals are required to be obtained by us, Buffets or Merger Sub in connection with the merger. On August 7, 2006, Ryan’s and Buffets each filed a Notification and Report Form with the Antitrust Division of the Department of Justice and the Federal Trade Commission. Under the HSR Act and related rules, the merger may not be completed until the expiration or termination of the statutory waiting period. The waiting period is scheduled to expire at 11:50 p.m. (EDT) on September 6, 2006, unless early termination is granted or unless extended by a request for additional information.

Litigation Challenging the Merger (Page • )

On July 28, 2006, a putative shareholder class action, Marjorie Fretwell v. Ryan’s Restaurant Group, Inc. et. al. Case No. 06-CP-23-4828, was filed against Ryan’s and its directors in the Greenville County, South Carolina Circuit Court.

The complaint alleges that each of the directors of Ryan’s individually breached the fiduciary duties owing to the Ryan’s shareholders by voting to approve the merger agreement and alleges that Ryan’s aided and abetted such alleged breach of fiduciary duties. The complaint seeks, among other relief, the court’s designation of class action status, a declaration that entry into the merger agreement was in breach of the defendants’ fiduciary duties and therefore was unlawful and unenforceable, and entry of an order enjoining the defendants from taking further action to consummate the proposed merger. Ryan’s and its board of directors believe that the action is without merit and will vigorously defend it.

Market Price of Ryan’s Common Stock (Page • )

Our common stock is listed on the NASDAQ National Market (“NASDAQ”) under the trading symbol “RYAN.” On July 24, 2006, which was the last trading day before we made a public announcement about the merger, the closing price of Ryan’s common stock was $11.22 per share. On August • , 2006, which was the last trading day before this proxy statement was filed with the SEC, the closing price of Ryan’s common stock was $ • per share.

Appraisal Rights (Page • )

Under applicable provisions of South Carolina law, no dissenters’ or appraisal rights are available with respect to the merger because our common stock is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a shareholder of Ryan’s. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which it refers or which it incorporates by reference, including the merger agreement, a copy of which is attached to this proxy statement as Exhibit A.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement because you are being asked to vote to adopt the merger agreement and approve the merger and to consider the grant of discretionary authority to the proxy holders to vote for adjournment of the special meeting for the purpose of soliciting additional proxies if they are insufficient votes at the time of the meeting to approve the merger proposal.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of Ryan’s by Buffets under an agreement and plan of merger, dated July 24, 2006, by and among Buffets, Inc., Buffets Southeast, Inc., a wholly-owned subsidiary of Buffets and Ryan’s. Once the merger has been approved by Ryan’s shareholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Ryan’s. Ryan’s will be the surviving corporation in the merger, but the shares of its common stock will not be publicly traded after the merger.

Q:	What will I receive in the merger?

A:	You will be entitled to receive $16.25 in cash, without interest, less any required withholding taxes, for each outstanding share of Ryan’s common stock that you own as of the effective time of the merger.

Q:	When do you expect to complete the merger?

A:	We are working toward completing the merger as promptly as practicable. If our shareholders vote to adopt the merger agreement and approve the merger, and the other conditions to the merger are satisfied or waived, then we intend to complete the merger as soon as possible after the special meeting. The merger agreement provides that the closing will occur no later than the third business day after the other conditions to the closing of the merger are satisfied or waived. We expect to complete the merger in the fourth quarter of 2006.

Q:	Will I have appraisal rights in connection with the merger?

A:	No. Under applicable provisions of South Carolina law, no dissenters’ or appraisal rights are available in connection with the merger because our common stock is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers.

Q:	What vote of our shareholders is required to adopt the merger agreement?

A:	Approval of the merger requires the affirmative vote of at least two-thirds of the shares of Ryan’s common stock that are outstanding and entitled to vote at the special meeting. Because the required vote is based on the number of shares of Ryan’s common stock outstanding and not the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against approval of the merger. We urge you to either complete, sign and return the enclosed proxy card or submit your proxy or voting instructions by telephone or Internet to assure the representation of your shares of Ryan’s common stock at the special meeting.

Q:	How does Ryan’s board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that our shareholders vote “FOR” the adoption of the merger agreement and approval of the merger and “FOR” the granting of discretionary authority to the proxy holders to vote for adjournment of the special meeting for the purpose of soliciting additional proxies if there are insufficient votes to approve the merger proposal at the time of the special meeting. For a description of the factors considered by our board of directors, please see “Reasons for the Merger and Recommendation of Our Board of Directors” beginning on page • .

Q:	What should I do now?

A:	This proxy statement contains important information regarding the special meeting, the merger agreement and the merger, as well as information about Ryan’s, Buffets and Merger Sub. It also contains important information about some of the factors our board of directors considered in approving the merger agreement and the merger. We urge you to carefully read this proxy statement, including its exhibits, and to consider how the merger affects you. You may also want to review the documents referenced in the section captioned “Where You Can Find More Information” beginning on page • .

Q:	If my Ryan’s shares are held in “street name” by my broker, will my broker vote my shares for me if I do not give instructions?

A:	If you hold your shares in “street name” through a broker or other nominee, your broker or nominee will not vote your shares unless you provide instructions on how to vote. You should instruct your broker or nominee how to vote your shares by following the directions your broker or nominee will provide to you. If you do not provide instructions to your broker or nominee with respect to the merger proposal, your shares will not be voted and this will have the same effect as a vote against the proposal to adopt the merger agreement and approve the merger. If a quorum is present, but you did not provide instructions to your broker or nominee with respect to the granting of discretionary authority with respect to adjournment, your shares will not be voted and this will have no effect on the outcome of the adjournment proposal.

Q:	Can I change my vote?

A:	Yes. You may change your vote at any time before the shares reflected on your proxy are voted at the special meeting. If you own your shares in your name, you can do this in one of three ways. First, you can send a written notice of revocation to our secretary at our principal executive offices. Second, you can either mark, sign, date and return a new proxy card or submit your proxy or voting instructions by telephone or Internet at a later date than your previously submitted proxy. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker, dealer, trustee, bank or other nominee to vote your shares, you must follow the directions received from the broker, dealer, trustee, bank or other nominee to change your instructions.

Q:	Should I send in my Ryan’s stock certificates now?

A:	No. You should not send in your Ryan’s stock certificates now. After we complete the merger, the paying agent, American Stock Transfer & Trust Company, will send you a letter of transmittal describing how you may exchange your Ryan’s stock certificates for the merger consideration. At that time, you must send in your share certificates or execute an appropriate instrument of transfer of your shares of Ryan’s common stock, as applicable, with your completed letter of transmittal to the paying agent to receive the merger consideration. If you do not hold any physical share certificates, you must execute a properly completed letter of transmittal and arrange to electronically transfer your shares of Ryan’s common stock.

Q:	Have any shareholders already agreed to approve the merger?

A:	No. There are no agreements between the Merger Sub or Buffets and any Ryan’s shareholder in which that shareholder has agreed to vote in favor of adopting the merger agreement and approving the merger.

Q:	What are the financial interests of Ryan’s directors, officers and employees in the merger?

A:	Our directors and executive officers also hold shares of Ryan’s common stock and options to purchase shares of Ryan’s common stock which will be converted in the same manner as other shareholders and option holders of Ryan’s. For more information on the holdings of stock and options by directors and executive officers, see “Security Ownership of Management and Certain Beneficial Owners”, beginning on page • . In addition, the merger agreement provides for certain indemnification arrangements for our current and former directors and officers, and our executive officers could be entitled to severance payments under certain circumstances if their employment with Ryan’s or the surviving corporation ends at or following the merger. See “Interests of Certain Persons in the Merger”, beginning on page • .

Q:	Will I owe taxes as a result of the merger?

A:	The receipt of cash in exchange for shares of Ryan’s common stock or options to purchase Ryan’s common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize a capital gain or loss equal to the difference between the amount of merger consideration you receive for your shares and the adjusted tax basis of your shares. See “Material U.S. Federal Income Tax Consequences”, beginning on page • . You should consult your tax advisor for a complete understanding of the specific tax consequences of the merger to you.

Q:	What if I have additional questions?

A:	If you have questions about the merger agreement, the special meeting or where to send your proxy, or if you would like additional copies of this proxy statement, you should contact the following: Secretary, Janet Gleitz, at (864) 879-1000.

Q:	Where can I find more information about Ryan’s?

A:	We file certain information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov and at our Investor Relations page on our corporate website at www.ryans.com. Information contained on our website is not part of, or incorporated in, this proxy statement. You can also request copies of these documents from us. See “Where You Can Find More Information” beginning on page • .

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	Ryan’s board of directors is soliciting your proxy. Ryan’s will bear the cost of soliciting proxies. In addition to solicitation by mail and, without additional compensation for these services, proxies may be solicited by telephone and facsimile, by mail, on the Internet or in person. We will pay approximately $7,500 to our proxy solicitor. We will also request that banking institutions, brokerage firms, custodians, directors, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of shares of common stock held of record by such person, and we will, upon request of such record holders, reimburse reasonable forwarding charges and out-of-pocket expenses.

If you have further questions, you may contact W. F. Doring & Company by phone at (291) 823-4300 or by mail at 866-868 Broadway, Bayonne, New Jersey, 07002.

THE SPECIAL MEETING OF RYAN’S SHAREHOLDERS

The Proposal

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies by the Ryan’s board of directors for use at a special meeting to be held at Ryan’s executive offices, 405 Lancaster Avenue, Greer, South Carolina on September • , 2006, at 10:00 a.m. local time. The purpose of the special meeting is for you to consider and vote upon a proposal to adopt the merger agreement, which provides for the merger of Merger Sub with and into Ryan’s with the result that Ryan’s will become a wholly-owned subsidiary of Buffets, to consider and vote upon a proposal to grant discretionary authority to the proxy holders to adjourn the special meeting for the purpose of soliciting additional proxies and to transact any other business that may properly come before the special meeting or any adjournment or postponement thereof. A copy of the merger agreement is attached as Exhibit A to this proxy statement.

Record Date; Stock Entitled to Vote; Quorum

The holders of record of our common stock as of the close of business on August 28, 2006, which is the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting.

On the record date, there were approximately • shares of our common stock outstanding held by approximately •  shareholders of record. The presence in person or by proxy of the holders entitled to cast a majority of the total votes of our common stock as of the record date will constitute a quorum for purposes of the special meeting. Each holder of our common stock is entitled to one vote per share of our common stock held. Both abstentions and broker “non-votes” will be counted as present for purposes of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the meeting to solicit additional proxies. “Broker non-votes” result when the beneficial owners of shares of common stock do not provide specific voting instructions to their brokers. Under the rules of The Nasdaq Stock Market, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters.

Vote Required

Completion of the merger requires the approval of the merger by the affirmative vote of the holders of two-thirds of Ryan’s common stock entitled to vote at the special meeting. Approval of the grant of discretionary authority to the proxy holders to vote for adjournment of the special meeting for the purpose of soliciting additional proxies will require the affirmative vote of holders of a majority of the shares voting on the issue at the special meeting.

Our board of directors recommends that you vote FOR the adoption of the merger agreement and the approval of the merger, FOR the proposal to grant discretionary authority to the proxy holders to vote for adjournment of the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the special meeting to approve the merger proposal and FOR the authorization of the proxies to vote on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

Each holder of shares of Ryan’s common stock that was outstanding on the record date is entitled to one vote at the special meeting. Because the required vote with respect to the merger is based on the number of shares of Ryan’s common stock outstanding rather than on the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions with respect to the merger proposal will have the same effect as voting against approval of the merger. Accordingly, in order for your shares of common stock to be included in the vote, if you are a shareholder of record, you must either have your shares voted by returning the enclosed proxy card or by following voting instructions by telephone or Internet, or you must vote in person at the special meeting.

Proxies

Record holders may cause their shares of Ryan’s common stock to be voted using one of the following methods:

•	mark, sign, date and return the enclosed proxy card by mail;

•	submit your proxy or voting instructions by telephone or Internet by following the instructions included with your proxy card; or

•	appear and vote in person by ballot at the special meeting.

Regardless of whether you plan to attend the special meeting, we request that you complete and return a proxy for your shares of Ryan’s common stock as described above as promptly as possible.

If you hold your shares of Ryan’s common stock through a bank, brokerage firm or nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the directions contained in such voting instruction card. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, who can give you directions on how to vote your shares of Ryan’s common stock.

As of the record date, our executive officers and directors owned an aggregate of approximately • shares of Ryan’s common stock, entitling them to exercise approximately • % of the voting power of Ryan’s common stock entitled to vote at the special meeting. We currently expect that the executive officers and directors of Ryan’s will vote their shares of Ryan’s common stock in favor of approval of the merger.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact our Secretary, Janet Gleitz, at (864) 879-1000.

Revocation

If you submit a proxy, your shares will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated on your signed proxy card, your shares of Ryan’s common stock will be voted “FOR” the approval of the merger, “FOR” the proposal to grant discretionary authority to the proxy holders to vote for adjournment of the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the special meeting to approve the merger proposal and “FOR” the authorization of the proxies to vote on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

You may revoke your proxy at any time, but only before the proxy is voted at the special meeting, in any of three ways:

•	by delivering a written revocation dated after the date of the proxy that the proxy is being revoked to the Secretary of Ryan’s at 405 Lancaster Avenue, Post Office Box 100, Greer, South Carolina, 29652;

•	by delivering to the Secretary of Ryan’s a later-dated, duly executed proxy or by submitting your proxy or voting instructions by telephone or Internet at a date after the date of the previously submitted proxy relating to the same shares; or

•	by attending the special meeting and voting in person by ballot.

Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you hold your shares of Ryan’s common stock in street name, you may revoke or change a previously given proxy by following the instructions provided by the bank, brokerage firm, nominee or other party that is the registered owner of the shares.

Solicitation of Proxies

Ryan’s will pay the costs of soliciting proxies for the special meeting. In addition, our officers and directors and employees may solicit proxies by telephone, e-mail, telegram or personal interview for no additional compensation. We will also request that individuals and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. We have engaged W. F. Doring & Company to solicit proxies and distribute materials to brokerage houses, banks, custodians, nominees and fiduciaries for a fee of approximately $7,500. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation materials to shareholders.

Adjournments and Postponements

Although we do not expect to do so, if we have not received sufficient proxies to constitute a quorum or sufficient votes for approval of the merger at the special meeting of shareholders, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any signed proxies received by us will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use.

Other Business

As of the date of this proxy statement, we are not aware of any business other than the proposed merger that may be presented for consideration at the special meeting. If any other business properly comes before the meeting, the shares represented by proxies will be voted in the discretion of, and according to the best judgment of, the proxy holders.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokerages and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household. Ryan’s will promptly deliver a separate copy of this proxy statement to you if you call or write Ryan’s at the following address or telephone number: Ryan’s Restaurant Group, Inc., 405 Lancaster Avenue, Post Office Box 100, Greer, South Carolina, 29652, telephone 864-879-1000, Attention: Janet J. Gleitz. If you want to receive separate copies of Ryan’s proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact Ryan’s at the above address and telephone number.

FORWARD-LOOKING STATEMENTS

This document contains statements, which to the extent they are not statements of historical or present fact, constitute forward looking statements. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, and may also include references to assumptions. We or our representatives may also make similar forward-looking statements from time to time orally or in writing. Such statements are based upon our current beliefs and expectations and are subject to significant risks and uncertainties. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including:

•	we may be unable to obtain Ryan’s shareholder approval required to consummate the merger;

•	conditions to the closing may not be satisfied or the merger agreement may be terminated prior to closing;

•	failure to obtain regulatory approvals of the merger or otherwise to complete the merger, or any potential adverse conditions to receiving regulatory approvals;

•	changes in the restaurant operation business;

•	changes in government regulation, including, but not limited to, environmental, tax laws, and economic policy;

•	legal actions; and

•	acts of war or terrorism.

Additional factors that may affect future results are contained in Ryan’s filings with the SEC, including Ryan’s Annual Report on Form 10-K for the year ended December 28, 2005, which are available at the SEC’s Web site www.sec.gov. The information set forth herein speaks only as of the date hereof, and any intention or obligation to update any forward-looking statements as a result of developments occurring after the date hereof is hereby disclaimed except to the extent required by law.

THE PARTIES TO THE MERGER

Ryan’s Restaurant Group, Inc.

Ryan’s is a South Carolina corporation that owns and operates a chain of restaurants located principally in the southern and midwestern United States. As of • , 2006, Ryan operated •  Ryan’s® brand restaurants and •  Fire Mountain® brand restaurants.

Buffets, Inc.

Buffets is a Minnesota corporation that currently operates 337 restaurants in 33 states comprised of 328 buffet restaurants and nine Tahoe Joe’s Famous Steakhouse® restaurants. The buffet restaurants are principally operated under the Old Country Buffet® or HomeTown Buffet® brands. Buffets also franchises 18 buffet restaurants in seven states.

Buffets Southeast, Inc.

Merger Sub is a South Carolina corporation and was organized solely for the purpose of effecting the proposed transaction. Merger Sub has not conducted any activities to date other than activities incidental to its formation and in connection with the proposed transaction. Merger Sub is wholly-owned by Buffets. If the transaction is consummated, Merger Sub would cease to exist after it merges with Ryan.

THE MERGER

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Exhibit A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

On December 8, 2005, a representative of an entity with which Ryan’s had no prior relationship contacted Ryan’s Chief Executive Officer, Charles D. Way, to discuss the interest it and another entity (collectively, “Company A”) had in Ryan’s. On December 12, 2005, Company A sent a letter to Mr. Way suggesting a meeting between representatives of Company A and members of Ryan’s executive management team.

On December 21, 2005, members of Ryan’s executive management met with representatives of Company A and discussed Company A’s interest in Ryan’s.

On December 27, 2005, Ryan’s received an unsolicited letter from Company A expressing an interest in a possible acquisition of all of the outstanding shares of Ryan’s common stock for a proposed purchase price between $14.50 and $15.00 per share. A copy of this letter was sent to all Ryan’s board members and a special board meeting was called for January 4, 2006.

On January 4, 2006, Ryan’s board of directors held a special meeting to discuss Company A’s letter and whether the sale of Ryan’s should be pursued. Ryan’s board of directors also discussed the process by which it should evaluate Company A’s letter or otherwise pursue the sale of Ryan’s, if Ryan’s board of directors determined to do so. In order to avoid any potential conflicts of interest which might arise, Ryan’s board of directors appointed a special committee of the board consisting of independent directors Barry L. Edwards, Harold K. Roberts, Jr., and Brian S. MacKenzie, with Mr. Edwards serving as chairman. Ryan’s board of directors authorized the special committee to (i) consider Company A’s letter and any other proposals or alternatives that may be received or sought by the special committee from any other party; (ii) conduct or supervise the conduct of any negotiations with respect to Company A’s letter and any such proposals; (iii) review, evaluate and make a determination with respect to Company A’s letter or any other proposal; and (iv) make a recommendation to Ryan’s board of directors with respect to Company A’s letter or any proposed transaction or alternative considered by the special committee. Ryan’s board of directors also authorized the special committee to engage advisers, including legal counsel and financial advisers, to assist the special committee in fulfilling its duties.

The special committee retained Rogers & Hardin LLP (“Rogers & Hardin”) as legal counsel to the special committee.

On January 9, 2006, the special committee held a telephonic meeting in which Rogers & Hardin participated. The special committee summarized for Rogers & Hardin the events to date with regard to Company A’s letter. Rogers & Hardin discussed with the special committee the fiduciary duties of directors with respect to a transaction of the type contemplated by Company A’s letter and the role of the special committee. The special committee also discussed engaging Brookwood Associates, LLC (“Brookwood”) as the financial advisor to the special committee.

On January 11, 2006, Company A delivered to Mr. Edwards a request for due diligence and requested that Company A and Ryan’s enter into a confidentiality agreement. On January 18, 2006, the special committee, through its representatives provided a form confidentiality agreement to Company A.

On January 13, 2006, the special committee met telephonically with Rogers & Hardin and Brookwood present. Brookwood discussed with the special committee the due diligence process generally, including the due diligence review Brookwood would need to conduct in order to provide an independent valuation of Ryan’s. The special committee agreed to make available information which Brookwood requested in order to prepare a preliminary assessment of Ryan’s value. Brookwood and Rogers & Hardin further discussed the negotiation and sale process, including the possibility of having Brookwood contact other potential interested parties. Immediately following this meeting, the special committee and Rogers & Hardin met telephonically to discuss the terms of Brookwood’s proposed engagement.

From January 13, 2006 through January 24, 2006, the special committee, with the assistance of Rogers & Hardin, negotiated and finalized the terms of Brookwood’s engagement as the financial advisor to the special committee, and the special committee and Brookwood executed an engagement agreement dated January 27, 2006.

On January 30, 2006, Ryan’s board of directors held a regularly scheduled board meeting at which the special committee reported to Ryan’s full board of directors with respect to the special committee’s progress. Rogers & Hardin and Brookwood joined this portion of the meeting telephonically.

From January 24, 2006 through February 9, 2006, Brookwood conducted a due diligence investigation of Ryan’s, including in-person due diligence meetings at Ryan’s corporate headquarters between representatives of Brookwood and Ryan’s executive management team.

On February 1, 2006, following the negotiation of the terms, a confidentiality agreement was executed by Ryan’s and Company A.

On February 10, 2006, the special committee held a telephonic meeting at which Brookwood reviewed with the special committee Brookwood’s preliminary financial analysis of Ryan’s equity value based upon various methodologies, including comparable selected public companies, selected merger and acquisitions, discounted cash flows and premiums paid in selected transactions. The special committee determined that the purchase price proposed by Company A was not adequate and instructed Brookwood to inform Company A of such determination.

Brookwood informed the special committee that it had considered various parties that had sufficient resources and relevant transaction experience to enter into a transaction with Ryan’s and that it had identified seven parties, other than Company A, that Brookwood believed would be most likely to have an interest in acquiring Ryan’s, taking into account the nature and value of Ryan’s assets and business and the parties’ experience in the restaurant industry. The special committee agreed to have Brookwood solicit indications of interest from these potentially interested parties on a confidential basis.

On February 13, 2006, Brookwood informed Company A that the special committee had determined that Company A’s proposed purchase price was too low.

During the end of February 2006, materials to be distributed to the previously identified parties were prepared, including a form confidentiality agreement, summary information regarding Ryan’s and a letter inviting the submission of non-binding indications of interest.

In early March, Brookwood contacted the previously identified parties on a confidential basis to determine if they were interested in receiving information. By March 17, 2006, six of the parties which had been contacted by Brookwood had entered into confidentiality agreements with Ryan’s and had received summary information and a letter inviting such buyers to submit non-binding indications of interest. Thereafter, during the remainder of March and early April, four of the six parties which had executed confidentiality agreements had various discussions with Brookwood and members of Ryan’s management concerning due diligence and other related matters to permit such parties to determine a price range in which they would have an interest in acquiring Ryan’s. The other two parties determined, after review of the summary information, that they were not interested in continuing the process.

On March 9, 2006, the special committee received a letter from Company A which reaffirmed Company A’s proposal to purchase Ryan’s common stock for a purchase price of $14.50 per share, subject to Company A’s satisfactory completion of due diligence. Company A requested that Ryan’s execute an exclusivity agreement providing for a 45-day exclusivity period, the payment by Ryan’s of a $250,000 fee and Ryan’s agreement to reimburse Company A for its due diligence expenses up to an additional $750,000.

During March 2006, Mr. Edwards and Brookwood had several discussions with Company A regarding its March 9th letter, including reasons why Company A’s proposed purchase price should be increased.

On March 14, 2006, the special committee held a telephonic meeting at which Brookwood and Rogers & Hardin were present. Mr. Edwards updated the special committee with respect to his conversations with Company A, and the special committee discussed Company A’s March 9th letter and strategies for negotiating a higher purchase price from Company A. The special committee also discussed Company A’s request for exclusivity and for fees and expense reimbursement and agreed that Ryan’s should not enter into an exclusivity agreement at that time. Brookwood updated the special committee regarding Brookwood’s progress with respect to contacting the previously identified parties. The special committee instructed Brookwood to attempt to obtain indications of interest with price ranges from such parties.

Following the special committee meeting on March 14, 2006, Mr. Edwards had a further conversation with Company A and was informed that, while Company A might increase the range of its proposed purchase price, Company A ultimately would not likely be willing to pay more than $15.00 per share.

At a telephonic meeting of the special committee held on March 16, 2006, at which Brookwood and Rogers & Hardin were present, Mr. Edwards updated the special committee regarding his conversations with

Company A. Brookwood also updated the special committee regarding the status of Brookwood’s efforts to obtain indications of interest from the other previously identified parties, and the special committee instructed Brookwood to continue those efforts.

On March 21, 2006, Caxton-Iseman Capital, Inc., a New York-based private equity firm, began its initial due diligence related to Ryan’s business. Buffets is owned by an investment partnership organized by Caxton-Iseman Capital, Inc. and the senior management of Buffets. We refer to Caxton-Iseman Capital, Inc. and Buffets collectively in this proxy statement, as “Caxton-Iseman”.

In response to the invitation letter, on April 4, 2006, an entity which had no prior relationship to Ryan’s, referred herein as “Company B”, submitted to the special committee an initial indication of interest to acquire all of the outstanding shares of Ryan’s common stock for a proposed purchase price between $13.00 and $15.50 per share. Brookwood advised Company B that its proposed price range was too wide.

On April 3, 2006 and April 4, 2006, Mr. Edwards and Brookwood continued discussions with Company A and its representatives regarding its proposal, including advising Company A that the special committee believed its proposed purchase price to be too low, and informed Company A that the special committee was having discussions with other interested buyers.

The special committee held a telephonic meeting on April 5, 2006, at which Brookwood and Rogers & Hardin were present. At the meeting, Brookwood reported that of the six parties who had executed confidentiality agreements (other than Company A), two were not interested in pursuing a transaction; two expressed a general interest in a transaction, but did not submit indications of interest because they did not believe that the value of Ryan’s supported a price that would represent a material premium to market; the fifth, Company B, provided an indication of interest between $13.00 and $15.50; and Brookwood expected to receive shortly a written indication of interest from the sixth, Caxton-Iseman. The special committee discussed the proposal from Company B and the continuing discussions with Company A, including the risks that Company B may not be willing to pay at least $15.00 per share and that Company A might decrease its proposed purchase price after completing due diligence.

In response to the invitation letter, on April 7, 2006, Caxton-Iseman submitted to the special committee an initial indication of interest to acquire all of the outstanding shares of Ryan’s common stock for a proposed purchase price between $15.25 to $16.00 per share.

At a meeting of Ryan’s board of directors held on April 10, 2006 at which Brookwood was present by telephone, Brookwood updated Ryan’s board of directors regarding the results of Brookwood’s solicitation of indications of interest from the previously identified parties. Brookwood reported that, based on the indications of interest received by the special committee, Brookwood, under the direction of the special committee, was continuing the process with Company A and the two other parties which submitted indications of interest. Brookwood suggested that each of the three parties be invited to Ryan’s corporate offices for further discussion.

Between April 24, 2006 and May 10, 2006, Company A, Company B and Caxton-Iseman participated in meetings with Ryan’s executive management, conducted site visits of Ryan’s restaurants and corporate offices, and were given access to additional due diligence materials. In addition, during April and May 2006, Brookwood and Ryan’s had numerous conversations with representatives of Company A, Company B and Caxton-Iseman with respect to such parties’ due diligence review of Ryan’s.

Brookwood, at the request of the special committee, instructed Company A, Company B and Caxton-Iseman to submit to the special committee their highest and final indication of interest no later than May 26, 2006.

On May 5, 2006, the last remaining party originally contacted by Brookwood executed a confidentiality agreement, was provided with the summary information, was asked to provide an indication of interest with a price range and was advised of the May 26 deadline. This company did not provide Brookwood with a price range or indication of interest.

On May 17, 2006, Company A sent a letter to the special committee increasing Company A’s proposed purchase price to $15.10 per share.

Between May 17, 2006 and May 30, 2006, Mr. Edwards and Brookwood had several conversations with Company A and its financial adviser indicating that $15.10 per share was too low and that the fees and reimbursement of expenses requested by Company A were too high.

On May 30, 2006, Company A sent another letter to the special committee increasing Company A’s proposed purchase price to $15.25 per share, conditioned upon Ryan’s agreeing to a 45-day exclusivity period during which Company A would conduct confirmatory due diligence and negotiate the terms of an acquisition agreement and upon Ryan’s agreeing to reimburse Company A for one-half of its costs and expenses up to $500,000 if no acquisition agreement was entered into.

On the morning of June 1, 2006, the special committee had a telephonic meeting with Brookwood and Rogers & Hardin to discuss the proposals from Company A, Company B and Caxton-Iseman. Brookwood informed the special committee that, based on recent discussions with Company B and Caxton-Iseman, Brookwood expected that Company B would be increasing its proposed purchase price to $15.25 per share and that Caxton-Iseman had orally proposed a purchase price of $15.25 per share (both of which would be subject to completion of confirmatory due diligence, negotiation of a definitive acquisition agreement and entering into an exclusivity period). The special committee discussed the advantages and disadvantages of each proposal, including the due diligence conducted by each party, the risks that any particular bidder would reduce its proposed purchase price, the risks associated with the financing needs of each bidder to consummate the proposed transaction and the impact of the respective proposals on Ryan’s employees and operations and the related risks to Ryan’s if the transaction failed to close (including the potential loss of employees).

On the afternoon of June 1, 2006, Company B submitted to the special committee a draft letter of intent in which Company B increased its proposed purchase price to $15.25 per share. The draft letter of intent included a 45-day exclusivity period for Company B to complete confirmatory due diligence and negotiate the terms of an acquisition agreement. Mr. Edwards, Brookwood and representatives of Company B had discussions regarding Company B’s proposal. Company B also had discussions with Mr. Way with regard to Company B’s proposal.

On June 2, 2006, Ryan’s board of directors held a telephonic meeting with Brookwood present. Mr. Edwards updated Ryan’s full board of directors with respect to the status of the negotiations and, based upon the advantages and disadvantages of each proposal as previously discussed by the special committee on June 1, 2006, the special committee determined that Company A’s proposal was the most favorable and unanimously recommended that Ryan’s enter into an exclusivity agreement with Company A.

Following this meeting, Brookwood informed Company B and Caxton-Iseman that the special committee had determined to enter into exclusive discussions with another party regarding the acquisition of Ryan’s. Later on June 2, 2006, Brookwood had further discussions with Caxton-Iseman in which Caxton-Iseman indicated that it might be willing to increase its purchase price.

On the evening of June 2, 2006, Caxton-Iseman contacted Brookwood and increased its proposed purchase price from $15.25 to $16.75 per share. Caxton-Iseman also sent a letter to the special committee reflecting the $16.75 per share purchase price, subject to confirmatory due diligence, and indicating that Caxton-Iseman would provide to Ryan’s upon request financing commitments from Caxton-Iseman’s lenders. Caxton-Iseman indicated that it was only prepared to move forward on this basis if Ryan’s and Caxton-Iseman entered into an exclusivity agreement.

Later that evening, the special committee had a telephonic meeting with Brookwood and Rogers & Hardin present and discussed the increased proposal by Caxton-Iseman and the terms of their exclusivity agreement. The special committee determined that Caxton-Iseman’s revised proposal was more favorable than the other proposals and further determined to enter into a 45-day exclusivity period with Caxton-Iseman, subject to Caxton-Iseman’s agreement to provide financing commitments from Caxton-Iseman’s lenders by June 13, 2006.

On June 3, 2006, Rogers & Hardin negotiated and finalized with Caxton-Iseman’s legal counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”) the terms of an exclusivity agreement, which was executed by Ryan’s and Caxton-Iseman on such date. The exclusivity agreement provided, among other things, for a 45-day exclusivity period which would terminate if Caxton-Iseman did not deliver to Ryan’s by June 13, 2006 a financing commitment from Credit Suisse or another financial institution reasonably acceptable to Ryan’s on terms customary for transactions similar to the proposed merger.

On June 5, 2006, Caxton-Iseman commenced its confirmatory due diligence related to Ryan’s business.

On June 7, Company B sent an unsigned letter to Brookwood indicating that it was having discussions on a no-name basis with a competitor of Ryan’s and that it believed that it could increase its purchase price range to between $16 and $17, assuming that it reached an agreement with the competitor. After discussing the letter with Mr. Edwards, Brookwood advised Company B that its unsigned letter was too contingent and uncertain and that Ryan’s had entered into an exclusivity agreement with another party.

On June 13, 2006, Caxton-Iseman provided Brookwood with draft financing commitment letters from Credit Suisse and Drawbridge Special Opportunities Fund LP.

On July 7, 2006, Paul Weiss circulated to the special committee an initial draft of the merger agreement. The initial draft did not permit Ryan’s to terminate the merger agreement upon expiration or termination of Caxton-Iseman’s financing commitments and, upon termination of the merger agreement following certain events, required Ryan’s to pay Buffets a termination fee of $25,000,000 and to reimburse Buffets for all documented out-of-pocket expenses incurred by Buffets in connection with the transactions contemplated by the merger agreement, provided the aggregate fee and expenses payable by Ryan’s would not exceed $30,000,000. Further, the initial draft did not require Buffets to pay a termination fee to Ryan’s in any circumstance.

The special committee met telephonically on July 13, 2006 with Brookwood and Rogers & Hardin present to discuss the principal terms of the merger agreement and to identify the issues raised by the merger agreement. At the meeting, the special committee also discussed the anticipated timeline for the execution of the merger agreement and the pending expiration of the exclusivity agreement and considered the possibility that Caxton-Iseman might request to extend the exclusivity period. Based on these discussions and instructions provided by the special committee, Rogers & Hardin sent a revised merger agreement reflecting the comments of the special committee and Ryan’s to Paul Weiss. The revised merger agreement, among other things, proposed to reduce the termination fee payable by Ryan’s, reduce the aggregate fee and expenses to be paid by Ryan’s and provide Ryan’s with the right to terminate the merger agreement if Caxton-Iseman’s financing commitments expire or terminate. In addition, the revised merger agreement proposed a termination fee payable by Buffets to Ryan’s upon termination of the merger agreement by Ryan’s following the occurrence of certain events and reduced the number of conditions to Buffets’ obligation to close the transaction.

From July 14, 2006 through July 24, 2006, Rogers & Hardin and Paul Weiss engaged in negotiations regarding the merger agreement, including negotiations concerning the termination fees payable by Ryan’s and Buffets, expenses payable by Ryan’s and closing and termination provisions. During the same time period, Rogers & Hardin conferred with Mr. Edwards regarding each revised draft of the merger agreement circulated by Paul Weiss and discussed with Mr. Edwards the issues raised by such drafts.

On or about July 17, 2006, Caxton-Iseman, through legal counsel, requested that the exclusivity period be extended in order to provide sufficient time to complete due diligence related to Ryan’s business, negotiate the remaining terms and conditions of the merger agreement and obtain final financing commitment letters from Caxton-Iseman’s lenders.

On July 18, 2006, Caxton-Iseman’s financial advisers discussed with Brookwood Caxton-Iseman’s concerns regarding Ryan’s declining store sales, anticipated expenses and defense or settlement costs with respect to certain wage and hour lawsuits filed against Ryan’s, increased financing costs to Caxton-Iseman in connection with the proposed merger and the impact that general economic conditions may have on Ryan’s business.

On July 18, 2006, Brookwood and Rogers & Hardin discussed with Mr. Edwards the unresolved issues in the merger agreement, Caxton-Iseman’s concerns regarding Ryan’s performance and the increased financing costs and Caxton-Iseman’s request to extend the exclusivity period. After conferring with the other members of the special committee, Mr. Edwards informed Brookwood and Rogers & Hardin that the special committee had agreed to extend the exclusivity period through July 24, 2006.

On July 18, 2006, Ryan’s and Caxton-Iseman amended the exclusivity agreement to extend the exclusivity period through and including July 24, 2006.

On July 20, 2006, Brookwood and Rogers & Hardin discussed with Mr. Edwards the remaining unresolved issues in the merger agreement, the status of the negotiations and the possibility that Caxton-Iseman might reduce its proposed purchase price in response to the concerns previously expressed by Caxton-Iseman.

On July 21, 2006, Caxton-Iseman notified Brookwood that, as a result of concerns previously raised with Brookwood on July 18, 2006, Caxton-Iseman was reducing its proposed purchase price from $16.75 to $16.25 per share.

On July 23, 2006, Mr. Edwards discussed with Brookwood and Rogers & Hardin the recent revisions to the merger agreement, including how certain issues in the merger agreement had been addressed, and the reduction in Caxton-Iseman’s proposed purchase price.

On July 24, 2006, the special committee held a telephonic meeting at which Brookwood and Rogers & Hardin were present. Prior to the meeting, each member of the special committee had received a draft of the most recent version of the proposed merger agreement, a copy of discussion materials prepared by Brookwood and other related materials. Rogers & Hardin reviewed with the special committee the material legal points in the proposed merger agreement, including how certain issues in the merger agreement had been addressed. Rogers & Hardin also reviewed with the special committee the directors’ fiduciary duties in connection with the proposed transaction. Brookwood then reviewed with the special committee Brookwood’s financial analysis of the merger consideration and rendered to the special committee an oral opinion, which was confirmed by delivery of a written opinion later that day, to the effect that, as of the date of its opinion and based on and subject to the matters described in the opinion, the $16.25 per share merger consideration to be paid to Ryan’s shareholders was fair, from a financial point of view, to the Ryan’s shareholders.

After an extensive discussion in which the special committee, together with Brookwood and Rogers & Hardin, discussed, among other things, the potential risks and benefits of the merger transaction, the reduction in the maximum aggregate amount of the termination fee and expenses payable by Ryan’s from $30,000,000 to $25,000,000, the size of the proposed termination fee as compared to similar transactions, the requirement that Buffets pay a termination fee of $7,500,000 to Ryan’s in certain circumstances, the possibility of Ryan’s terminating the merger agreement for a superior proposal subject to the termination fee, the possibility of Ryan’s terminating the merger agreement if Buffets’ financing commitments expire or terminate and replacement financing reasonably acceptable to Ryan’s is not obtained within 30 days, and the closing conditions to the merger, the special committee unanimously approved a motion recommending that Ryan’s full board of directors approve and adopt the merger agreement and approve the merger.

Following the meeting of the special committee, Ryan’s full board of directors also met telephonically to review the recommendation of the special committee and the proposed sale of Ryan’s to Caxton-Iseman. Brookwood reviewed with Ryan’s board of directors its financial analysis of the merger consideration as presented to the special committee earlier in the day. Ryan’s board of directors was also informed by Mr. Edwards of the special committee’s recommendation and that Brookwood had rendered an oral opinion to the special committee, which would be confirmed by the delivery of a written opinion later that day, that based upon and subject to the various qualifications and assumptions described therein, the consideration of $16.25 per share to be received by Ryan’s shareholders in the merger is fair from a financial point of view to Ryan’s shareholders.

Ryan’s board of directors then discussed the proposed transaction, the opinion of Brookwood and the recommendation of the special committee. Ryan’s board of directors unanimously determined that the merger and the merger agreement are advisable, fair to and in the best interest of the Ryan’s shareholders, approved the merger and the merger agreement, and resolved to recommend that Ryan’s shareholders adopt the merger agreement and approve the merger.

Later on the night of July 24, 2006, the merger agreement was executed by Ryan’s, Buffets and Merger Sub.

On July 25, 2006, prior to the opening of the trading markets, Ryan’s issued a press release announcing the execution of the merger agreement with Buffets. Later that day, Ryan’s filed a Current Report on Form 8-K with the SEC reporting the execution of the merger agreement and related matters. The press release, the Merger Agreement and the amendment to Ryan’s Shareholder Rights Agreement were filed as exhibits to the Current Report on Form 8-K.

Reasons for the Merger and Recommendation of Our Board of Directors

The special committee unanimously recommended that Ryan’s full board of directors approve and adopt the merger agreement and approve the merger.

Based, in part, on the unanimous recommendation of the special committee, the board of directors of Ryan’s determined that the merger and the merger agreement are advisable and are fair to, and in the best interest of, Ryan’s and its shareholders and that the consideration to be paid for each share of Ryan’s common stock in connection with the merger is fair to Ryan’s shareholders. Ryan’s board of directors recommends that Ryan’s shareholders vote to approve and adopt the merger agreement and the transactions contemplated thereby.

In making these determinations, the special committee and the board of directors consulted with legal and financial advisors and with management and considered a number of factors and potential benefits of the merger, including those discussed below:

•	the value of the consideration to be received by Ryan’s shareholders pursuant to the merger agreement, as well as the fact that Ryan’s shareholders will receive the consideration in cash, which provides liquidity and certainty of value to Ryan’s shareholders;

•	the risks and uncertainties associated with continuing to operate on a stand-alone basis, including the uncertainty regarding future operating results and value after considering Ryan’s current and historical financial performance and condition, operations, management and competitive position, and current industry, economic and market conditions;

•	the current and historical market prices of Ryan’s common stock, including the fact that the merger consideration of $16.25 per share represents a 45% premium over the closing stock price of $11.22 on the last trading day prior to Ryan’s public announcement on July 25, 2006 that it had executed a merger agreement with Buffets;

•	the fact that, of the potentially interested parties identified by the special committee and its financial advisor prior to entering into the merger agreement who conducted due diligence and made proposals, Buffets’ proposed purchase price was the highest, as described under “Background of the Merger;”

•	the fact that $16.25 per share represented an increase from Buffets original proposed price of $15.25 per share and is greater than the proposed purchase price of Company A and Company B, as described under “Background of the Merger;”

•	the level of certainty that Buffets would have sufficient cash to complete the merger based on the financing commitment letters provided by Drawbridge Special Opportunity Fund, LLC and Credit Suisse Securities (USA) LLC and UBS Securities, LLC with respect to the financing of the merger;

•	the fact that, under certain circumstances described under “The Merger Agreement — Termination Fee,” Buffets may be required to pay a termination fee of $7.5 million if Buffets exercises its right not to complete the merger based on the failure to complete its financings on terms no less favorable to Buffets than those terms set forth in the commitment letters;

•	the presentation of Brookwood (including the assumptions and methodologies underlying the analyses in connection therewith) and the opinion, dated July 24, 2006, of Brookwood as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be paid to the holders of Ryan’s common stock, as more fully described below under “Opinion of the Special Committee’s Financial Advisor;”

•	the ability of Ryan’s, under the terms of the merger agreement, to terminate the merger agreement if Ryan’s board of directors determines in good faith that any unsolicited proposal constitutes a superior proposal, and authorizes Ryan’s to enter into a definitive agreement with respect to such superior proposal, subject to payment to Buffets of a termination fee and expenses not to exceed $25 million in the aggregate, in accordance with the terms of the merger agreement;

•	the belief of the special committee, after consultation with its legal and financial advisors, that the termination fee was within the range of termination fees observed in similar transactions; and

•	the other terms and conditions of the merger agreement and the fact that the merger agreement was the product of arms’-length negotiations between representatives of Buffets and representatives of the special committee.

The special committee and Ryan’s board of directors also considered and balanced against the foregoing factors a number of risks and other countervailing factors concerning the merger, including those described below:

•	the risk that the merger might not be completed in a timely manner or at all as a result of the failure of any of the closing conditions to be satisfied or waived, including as a result of the failure of Buffets to complete its financings as described below;

•	the fact that completion of the financings contemplated by the commitment letters issued to Buffets, or alternate financing on terms and conditions no less favorable to Buffets, is a condition to Buffets’ obligation to complete the merger;

•	the risks to Ryan’s if the merger does not close as a result of the diversion of management, employees and resources from other opportunities and from operational matters, the potential loss of employees and the effect on business and employee relationships;

•	the fact that following the merger, Ryan’s shareholders will not participate in any future earnings or growth of the business; and

•	the restrictions in the merger agreement on Ryan’s ability to solicit or engage in negotiations with other third parties regarding other proposals with regard to specified transactions and the requirement that Ryan’s pay Buffets a $25 million termination fee if Ryan’s board of directors terminates the merger agreement as the result of a superior proposal.

After considering these factors, the special committee and Ryan’s board of directors determined that the positive factors relating to the merger outweighed the risks and countervailing factors.

The foregoing discussion of the factors considered by the special committee and the board of directors is not intended to be exhaustive, but rather includes the material factors considered by the special committee and the board of directors. The special committee and the board of directors did not assign relative weights to the above factors or the other factors considered by them. In addition, the special committee and the board of directors did not reach any specific conclusion on each factor considered, but, with the assistance of their advisors, conducted an overall analysis of these factors. Individual members of the special committee and the board of directors may have given different weights to different factors.

Ryan’s board of directors has unanimously determined that the merger is fair to and in the best interests of Ryan’s shareholders and has approved the merger. Ryan’s board of directors unanimously recommends that Ryan’s shareholders vote “FOR” the approval of the merger agreement and the merger.

Fairness Opinion of Brookwood Associates

The special committee retained Brookwood to act as its financial advisor and, if requested, to render to the special committee an opinion as to the fairness, from a financial point of view, of the merger consideration to be received by Ryan’s shareholders pursuant to the Agreement, other than Buffets, Merger Sub and their respective subsidiaries.

On July 24, 2006, the special committee met to review the proposed merger. During this meeting, Brookwood reviewed with the special committee certain financial analyses, which are summarized below. Also at this meeting, Brookwood delivered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of July 24, 2006, and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the $16.25 per share cash merger consideration proposed to be paid by affiliates of Buffets pursuant to the Agreement was fair, from a financial point of view, to Ryan’s shareholders, other than Buffets, Merger Sub and their respective subsidiaries.

The full text of the opinion, dated July 24, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Brookwood, is attached to this proxy statement as Exhibit B and is incorporated in its entirety herein by reference. You are urged to carefully read the opinion in its entirety. The opinion addresses only the fairness, from a financial point of view as of the date of the opinion, of the merger consideration to Ryan’s shareholders, other than Buffets, Merger Sub and their respective subsidiaries. It does not address any other terms or agreements related to the merger. The opinion does not address, the basic business decision to proceed with or effect the merger, or the merits of the merger relative to any alternative transaction or business strategy that may be available to Ryan’s. The opinion was addressed to the special committee and was not intended to be, and does not constitute, a recommendation as to how any shareholder should vote or act on any matter relating to the proposed merger. The summary of Brookwood’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Brookwood, among other things, reviewed:

•	the financial terms of the July 24, 2006 draft of the Agreement;

•	certain publicly available financial, business and operating information related to Ryan’s;

•	certain internal financial, operating and other data with respect to Ryan’s prepared and furnished to Brookwood by the management of Ryan’s;

•	certain internal financial projections for Ryan’s that were prepared for financial planning purposes and furnished to Brookwood by the management of Ryan’s;

•	certain publicly available market and securities data of Ryan’s;

•	certain financial data and the imputed prices and trading activity of certain other publicly-traded companies that Brookwood deemed relevant for purposes of its opinion;

•	the financial terms, to the extent publicly available, of certain merger transactions that Brookwood deemed relevant for purposes of its opinion; and

•	other information, financial studies, analyses and investigations and other factors that Brookwood deemed relevant for purposes of its opinion.

In addition, Brookwood performed a discounted cash flow analysis for Ryan’s on a stand-alone basis. Brookwood also conducted discussions with members of the senior management of Ryan’s concerning the financial condition, historical and current operating results, business and prospects for Ryan’s. The analyses performed by Brookwood in connection with this opinion were going-concern analyses.

Brookwood relied upon and assumed the accuracy, completeness and fair presentation of the financial, accounting and other information provided to it by Ryan’s or otherwise made available to it, and did not independently verify this information. Brookwood also assumed, in reliance upon the assurances of management, that the information provided by Ryan’s was prepared on a reasonable basis in accordance with industry practice and, with respect to financial forecasts, projections and other estimates and other business outlook information, reflected the best currently available estimates and judgments of management, was based on reasonable assumptions, and that there was not, and the management of Ryan’s was not aware of, any information or facts that would make the information provided to Brookwood incomplete or misleading. The forecasts and estimates of Ryan’s future performance provided by Ryan’s management in or underlying Brookwood’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. Brookwood expressed no opinion as to such financial forecasts, projections and other estimates and business outlook information or the assumptions on which they are based. Furthermore, in arriving at its opinion, Brookwood was not requested to make, and did not make, any physical inspection of the properties or facilities of Ryan’s.

Brookwood did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of Ryan’s, and has not been furnished with any such appraisals or valuations. Brookwood did not undertake any independent analysis of any outstanding, pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Ryan’s, or any of its respective affiliates is a party or may be subject. With the consent of the special committee, Brookwood relied upon and assumed the accuracy of information provided by senior management as to Walker v. Ryan’s Family Steak Houses, Inc., No. 3 D2 1078 (M.D. Tenn. Apr. 19, 2006), but Brookwood’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any other pending or threatened litigation, regulatory action, unasserted claims or other contingent liabilities, or the outcomes or damages arising out of any such matters.

Brookwood assumed that the final form of the Agreement would be substantially similar to the last draft it had reviewed. Brookwood also assumed that all necessary regulatory approvals and consents required for the merger would be obtained in a manner that would not result in the disposition of any material portion of the assets of Ryan’s, or otherwise adversely affect Ryan’s, and that would not alter the terms of the Agreement.

Brookwood’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Ryan’s as of, the date of its opinion. In performing its analyses, Brookwood considered industry performance, general business and economic conditions and other matters, many of which are beyond Ryan’s control. Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which companies may actually be sold.

The following is a summary of the material financial analyses performed by Brookwood in connection with the preparation of its fairness opinion. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, this summary does not purport to be a complete description of the analyses performed by Brookwood or of its presentation to the special committee on July 24, 2006.

Accordingly, Brookwood believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying Brookwood’s analyses and opinion. Brookwood did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support Brookwood’s opinion. Rather, Brookwood arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and believes that the totality of the factors considered and analyses it performed in connection with its opinion operated collectively to support its determination as to the fairness of the merger consideration from a financial point of view as of the date of Brookwood’s opinion. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that this analysis was given greater weight than any other analysis.

This summary includes information presented in tabular format, which tables must be read together with the corresponding text, and considered as a whole, in order to fully understand the financial analyses presented by Brookwood. The tables alone do not constitute a complete summary of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Brookwood’s financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Brookwood or Ryan’s board of directors. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 21, 2006, and is not necessarily indicative of current market conditions.

Summary of Implied Share Values

Brookwood assessed the fairness of the per share merger consideration to the holders of shares of Ryan’s common stock, other than Buffets, Merger Sub and their respective subsidiaries, by assessing the value of Ryan’s using several methodologies, including a comparable public companies analysis, a precedent transactions analysis, a discounted cash flow analysis and a premiums paid analysis, each of which is described in more detail in the summaries set forth below. Each of these methodologies was used to generate implied valuation ranges that were compared to the per share merger consideration of $16.25.

The following table shows the ranges of implied valuation per common share of Ryan’s derived under each of these methodologies. The table should be read together with the more detailed summary of each of these valuation analyses as set forth below.

	Implied Valuation per Common Share
Valuation Methodology	Minimum	Maximum

Comparable Public Company Analysis	$10.32	$14.18
Precedent Transactions Analysis	$13.34	$15.34
Discounted Cash Flow Analysis	$11.38	$15.06
Premiums Paid Analysis — One Day Prior	$12.10	$12.81
Premiums Paid Analysis — 30 Days Prior	$13.56	$14.06

Historical Stock Price Analysis

Brookwood compared the historical stock prices for Ryan’s common stock against the merger consideration, as shown in the table below.

	Closing	Implied
	Stock Price	Premium

Merger Consideration	$16.25	—
Closing Stock Price as of July 21, 2006	$10.80	50.5%
One Month Prior	$11.30	43.8%
Three Months Prior	$12.99	25.1%
Six Months Prior	$12.01	35.3%
One Month Average	$11.29	43.9%
Three Month Average	$12.17	33.5%
Six Month Average	$12.76	27.3%
52-Week High	$14.68	10.7%
52-Week Low	$10.04	61.9%

During the fifty-two weeks ended July 21, 2006, Ryan’s low and high share prices were $10.04 and $14.68, respectively, compared to the $16.25 per share merger consideration. Brookwood also noted that the price of Ryan’s common stock as of the close of business the day prior to the date of announcement was $11.22.

Comparable Public Companies Analysis

Brookwood reviewed selected financial data of publicly traded companies in the restaurant industry. Brookwood identified and analyzed ten comparable public companies:

•	Bob Evans Farms, Inc.

•	CBRL Group, Inc.

•	Denny’s Corporation

•	Friendly Ice Cream Corporation

•	Frisch’s Restaurants, Inc.

•	Landry’s Restaurants, Inc.

•	Lone Star Steakhouse & Saloon, Inc.

•	Luby’s, Inc.

•	O’Charley’s Inc.

•	RARE Hospitality International, Inc.

No company used in the comparable public companies analysis possessed characteristics identical to those of Ryan’s. Accordingly, an analysis of the results of the comparable public companies necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies, as well as other factors that could affect the public trading value of the selected companies and Ryan’s.

Brookwood calculated certain financial ratios for Ryan’s using the per share merger consideration and for the comparable companies using the stock prices as reported at the close of trading on July 21, 2006 and other recent publicly available information, available as of the date of the opinion:

•	Enterprise Value to last twelve months (“LTM”) Revenues;

•	Enterprise Value to LTM EBITDA;

•	Enterprise Value to LTM EBIT.

The “enterprise value” is the sum of the fully diluted market value of any common equity plus short-term debt and long-term debt minus cash and equivalents. For Ryan’s, in calculating the enterprise value, Brookwood took into account the unpaid portion of the settlement of the Tennessee wage and hour class action lawsuit and the estimated after-tax proceeds from assets held for sale.

This analysis indicated the following low, mean, median and high enterprise value multiples for Ryan’s and the comparable public companies:

	Merger	Comparable Company Values
	Consideration	Low	Mean	Median	High

Enterprise Value to LTM Revenues	1.0x	0.5x	0.7x	0.7x	0.9x
Enterprise Value to LTM EBITDA	8.6x	5.8x	7.0x	6.8x	9.2x
Enterprise Value to LTM EBIT	14.0x	8.9x	13.2x	12.0x	19.7x

Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data. Brookwood performed this analysis to understand the multiples of revenues and earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, of these comparable public companies based upon market prices.

Based on the estimates and assumptions used in the comparable public companies analysis, the multiples implied by the merger consideration were above or within the range of the trading multiples of the comparable public companies. Based on the various judgments concerning relative comparability of each of the selected companies to Ryan’s, Brookwood did not rely solely on the quantitative results of the comparable public companies analysis in developing a reference range or otherwise applying its analysis. The implied valuation range for Ryan’s based on the comparable public companies analysis was $10.32 to $14.18 per share.

Precedent Transactions Analysis

Brookwood performed a precedent transactions analysis, which compares the per share merger consideration to be received by Ryan’s shareholders to an implied range of per share values derived from an analysis of selected transactions deemed reasonably comparable. The selected transactions involved mergers and/or acquisitions of companies in the restaurant industry between January 1, 2004 and the date of the Brookwood opinion. The selected transactions included all of the transactions falling within these criteria in the time frame used that were identified by Brookwood and for which Brookwood was able, based on publicly available information, to identify reliable valuation statistics.

Acquiror	Target Company

Briad Main Street	Main Street Restaurant Group
Wellspring Capital Management	Checkers Drive-In Restaurants
Circle Peak Capital	Shari’s Management Corp.
Newcastle Partners	Fox and Hound Restaurant Group
Wellspring Capital Management	Dave and Busters
Steakhouse Partners	Roadhouse Grill
CBC Restaurant Corp.(1)	Corner Bakery
Sun Capital Partners	Garden Fresh
Trimarin Capital	El Pollo Loco
Leonard Green and Partners	Claim Jumper
Castle Harlan, Inc.	Perkin’s Family Restaurants
Roark Capital	McAlister’s Deli
Palladium Equity Partners	Taco Bueno (TB Corporation)
Artisan Acquisition Corp(2)	Au Bon Pain
Pacific Equity Partners	Worldwide Restaurant Concepts(3)
Trimarin Capital	Charlie Brown Steakhouse
Charlesbank Capital Partners(4)	Captain D’s
Crescent Capital	Church’s Chicken
Bob Evans	Mimi’s Café Inc.
The Yucaipa Companies(5)	Picadilly Cafeterias

(1)	II Fornaio and Bruckmann, Rosser, Sherrill & Co

(2)	Au Bon Pain Mgt and PNC Equity Management

(3)	Parent of Sizzler and Oscar’s

(4)	Charlesbank Capital Partners and Grotech Capital Group

(5)	The Yucaipa Companies and Diversified Investment Management Group

In performing its analysis, Brookwood calculated LTM net sales and EBITDA transaction value multiples for the selected transactions by dividing the publicly announced transaction value of each selected transaction by the publicly available LTM net sales and EBITDA, respectively, of the target company. The selected transactions may differ significantly from the proposed merger based on, among other things, the structure of the transactions, the financial and other characteristics of the parties to the transactions, and the dates that the transactions were announced or consummated. The following table sets forth the results of the analysis:

	Merger	Comparable Transaction Values
	Consideration	Low	Mean	Median	High

Enterprise Value to LTM Sales	1.0x	0.3x	0.8x	0.7x	1.9x
Enterprise Value to LTM EBITDA	8.6x	6.0x	7.6x	7.8x	10.2x

This precedent transactions analysis indicated that the multiple to be received by Ryan’s shareholders was within the range of the multiples of the precedent transactions. Based on the various judgments concerning relative comparability of each of the selected transactions to the proposed merger, Brookwood did not rely solely on the quantitative results of the precedent transactions analysis in developing a reference range or otherwise applying its analysis. The implied valuation range for Ryan’s based on the precedent transactions analysis was $13.34 to $15.34 per share.

Discounted Cash Flow Analysis

Using a discounted cash flow analysis, Brookwood calculated a range of theoretical enterprise values for Ryan’s based on (1) the net present value of implied annual cash flows of Ryan’s for the seven-month period from June through December 2006 and fiscal years 2007 through 2010 and (2) the net present value of a terminal value, which is an estimate of the future value of Ryan’s at the end of fiscal year 2010 based upon a multiple of EBITDA. Brookwood relied on monthly forecasts for fiscal years 2006 through 2008, furnished by management, and yearly forecasts for fiscal years 2009 through 2010, extrapolated by Brookwood and approved by management. Brookwood calculated the range of net present values based on an assumed tax rate of 33.4% in fiscal 2006 and 2007 and 33.0% between fiscal years 2008 and 2010, a range of discount rates of 10% to 14% and a range of EBITDA multiples for a terminal value of 8.0x to 9.0x applied to the projected fiscal year 2010 EBITDA. This analysis resulted in an implied per share value of Ryan’s ranging from a low of $11.38 to a high of $15.06.

Premiums Paid Analysis

Brookwood compared the premium proposed to be paid in the merger with the premiums paid for all public target transactions in the United States announced since January 1, 2003 with an enterprise value between $500 million and $1.0 billion. Brookwood calculated the premiums paid relative to the target’s share price one day and 30 days prior to the date on which the merger agreement was executed and on which the presentation to the special committee was made. The table below compares the premiums paid in these transactions to the premium that would be paid to Ryan’s shareholders based on the per share merger consideration.

	Per Share		All Selected		Cash Only
	Merger		Transactions		Transactions
Premium Paid	Consideration		Mean	Median	Mean	Median

One Day Prior	50.5	%(1)	18.6%	13.0%	16.0%	12.0%
30 Days Prior	43.8	%(2)	24.4%	20.5%	23.0%	20.0%

(1)	Ryan’s premium based on the closing stock price of $10.80 on July 21, 2006.

(2)	Ryan’s premium based on the closing stock price of $11.30 on June 22, 2006.

Based on the mean and median premiums paid in the selected transactions at one day prior and 30 days prior to announcement, the implied valuation range for Ryan’s was $12.10 to $14.06 per share.

Miscellaneous

Brookwood is an investment banking firm and is regularly engaged as a financial advisor in connection with mergers and acquisitions. The special committee selected Brookwood to render its fairness opinion in connection with the proposed merger on the basis of Brookwood’s experience and reputation in acting as a financial advisor in connection with mergers and acquisitions and particularly because of its familiarity with acquisitions in the restaurant industry.

Brookwood acted as financial advisor to Ryan’s in connection with the merger and will receive a fee from Ryan’s for its services upon consummation of the merger. A substantial portion of Brookwood’s fee is contingent upon the consummation of the merger. Brookwood also received a fee of $400,000 from Ryan’s for providing its opinion, which will be credited against the fee for financial advisory services. This opinion fee is not contingent upon the consummation of the merger. Ryan’s has also agreed to indemnify Brookwood against certain liabilities in connection with its services and to reimburse it for certain expenses in connection with its services. In the past, Brookwood has provided financial advisory services to Ryan’s and has received fees for the rendering of those services.

Delisting and Deregistration of Ryan’s Common Stock

If the merger is completed, our common stock will be delisted from The Nasdaq National Market and deregistered under the Securities Exchange Act of 1934, and we will no longer file periodic reports with the SEC.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Ryan’s Stock Options

As of the record date, there were •  shares of our common stock subject to stock options granted to our directors and executive officers under each of Ryan’s stock option plans, which we refer to in this proxy statement as the “option plans.”

All unvested outstanding options to acquire shares of Ryan’s common stock were granted under Ryan’s 2002 Stock Option Plan, which provides for automatic vesting in the event of certain change of control transactions, including the merger with Merger Sub. Accordingly, all unvested outstanding options to acquire shares of Ryan’s stock will become fully vested immediately prior to the effective time of the merger and, pursuant to the merger agreement, will be cancelled at the effective time of the merger. Each option holder will have the right to receive, within five business days of the effective time of the merger, a cash payment, without interest (less any required withholding taxes) equal to the product of (1) the excess, if any, of $16.25 over the applicable exercise price per share of the option and (2) the number of shares of common stock of Ryan’s issuable upon exercise of the option (whether or not the option is vested or exercisable).

The following table summarizes the vested and unvested options held by each of our directors and executive officers as of August 28, 2006, and the consideration (calculated prior to any reduction for any required withholding taxes) that each of them will receive pursuant to the merger agreement in connection with the cancellation of his or her options:

Weighted
		Average	Approximate
		Exercise	Aggregate
Name of Director, Officer or Beneficial Owner	Stock Options	Price ($)	Value ($)

Charles D. Way	[220,000]	[11.88]	[961,400]
G. Edwin McCranie	[222,500]	[10.29]	[1,327,150]
Fred T. Grant, Jr.	[138,600]	[10.48]	[800,162]
Michael R. Kirk	[71,150]	[11.14]	[363,295]
James R. Hart	[136,800]	[9.85]	[875,931]
Ilene T. Turbow	[93,875]	[9.08]	[673,449]
Janet J. Gleitz	[66,600]	[9.54]	[447,074]
Richard D. Sieradzki	[20,375]	[11.61]	[94,534]
Edward R. Tallon, Sr.	[19,061]	[11.72]	[86,441]
James M. Shoemaker, Jr.	[50,000]	[10.25]	[300,050]
Barry L. Edwards	[57,500]	[9.63]	[380,375]
Harold K. Roberts, Jr.	[22,500]	[13.38]	[64,525]
Brian S. MacKenzie	[65,000]	[9.12]	[463,325]
Vivian A. Wong	[10,000]	[12.33]	[39,250]

Indemnification of Officers and Directors

The merger agreement provides for indemnification and insurance arrangements for Ryan’s current and former directors and officers that will continue for six years following the effective time of the merger. The merger agreement provides that from and after the effective time of the merger, Buffets will, and will cause Ryan’s as the surviving corporation in the merger to, fulfill and honor in all respects, the obligations of Ryan’s pursuant to any indemnification, exculpation or advancement of expenses provisions in favor of the current or former directors, officers, employees or agents of Ryan’s or any of its subsidiaries, or certain other parties, under the constitutional documents of Ryan’s or its subsidiaries or any agreement between these indemnified persons and Ryan’s or its subsidiaries in effect as of the date of the merger agreement. The merger agreement also provides that for a period of six years following the effective time of the merger the articles of incorporation and bylaws of Ryan’s as the surviving corporation will contain provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable to the beneficiaries of these provisions as those contained in Ryan’s articles of incorporation and bylaws in effect on the date of the merger agreement.

The merger agreement also provides that for a period of six years after the effective time of the merger Buffets will cause to be maintained directors and officers liability insurance and fiduciary liability insurance arrangements substantially equivalent in scope and amount of coverage (and on terms and conditions no less advantageous to the insureds) to the policies maintained by Ryan’s as of the date of the merger agreement with respect to claims arising from or relating to actions or omissions, or alleged actions or omissions, occurring on or prior to the effective time of the merger. The merger agreement provides that Buffets will not be required to make total annual premium payments with respect to these insurance arrangements to the extent the premiums exceed 225% of the last annual premium paid by Ryan’s prior to the date of the merger agreement. If the annual premium costs necessary to maintain this insurance coverage exceed 225% of the last annual premium paid by Ryan’s, Buffets will maintain as much comparable directors and officers liability insurance and fiduciary liability insurance as is reasonably obtainable for an annual premium not exceeding 225% of the last annual premium paid by Ryan’s.

Potential Severance Payments to Executive Officers

Nine of Ryan’s executive officers (Charles D. Way, G. Edwin McCranie, Fred T. Grant, Jr., Michael Rick Kirk, J. Randolph Hart, Ilene Turbow, Janet J. Gleitz, Richard Sieradzki and Edward Tallon, each of whom we refer to in this proxy statement as an “executive” for purposes of this discussion) are parties to an Employment, Noncompetition and Severance Agreement with Ryan’s. Under these agreements, the executive is eligible for severance payments resulting from certain termination circumstances. Severance payments, when applicable, will be based on the sum of executive’s most recent annual salary and the average of the most recent three years of bonus payments (this sum is referred to as “Annual Compensation”). If an executive is terminated by Ryan’s (including the surviving corporation) without cause after a change of control, as defined in the agreement (which includes circumstances like the proposed merger), the severance payment will be equal to two times Annual Compensation or, for termination for cause after a change of control, one times Annual Compensation. Also, following a change of control, an “involuntary termination” by the executive results in a severance payment equal to two times Annual Compensation, while a voluntary termination by the executive after a change of control results in a severance payment equal to one times Annual Compensation. “Involuntary termination” is defined as a termination by the executive following a change of control due to a change in the executive’s position, authority, status or duties, change in the agreement’s terms (including the rolling two-year termination date), reduction in compensation or benefits, forced relocation outside the Greenville, South Carolina metropolitan area or significant increase in travel requirements. In addition, termination by the executive due to a material breach of the agreement by Ryan’s (after notice and a cure period) results in a severance payment equal to two times Annual Compensation.

Consequently, the merger, combined with other circumstances, could result in one or more executives becoming entitled to receive severance payments under their employment agreements.

LITIGATION CHALLENGING THE MERGER

On July 28, 2006, a putative shareholder class action, Marjorie Fretwell v. Ryan’s Restaurant Group, Inc. et. al. Case No. 06-CP-23-4828, was filed against Ryan’s and its directors in the Greenville County, South Carolina Circuit Court.

The complaint alleges that each of the directors of Ryan’s individually breached the fiduciary duties owing to the Ryan’s shareholders by voting to approve the merger agreement and alleges that Ryan’s aided and abetted such alleged breach of fiduciary duties. The complaint seeks, among other relief, the court’s designation of class action status, a declaration that entry into the merger agreement was in breach of the defendants’ fiduciary duties and therefore was unlawful and unenforceable, and entry of an order enjoining the defendants from taking further action to consummate the proposed merger. Ryan’s and its board of directors believe that the action is without merit and will vigorously defend it.

REGULATORY APPROVALS

Federal or State Regulatory Filings Required in Connection with the Merger

Other than the notification required to be filed pursuant to the HSR Act, no other material federal or state regulatory approvals are required to be obtained by us, Buffets or Merger Sub in connection with the merger. On August  7, 2006, Ryan’s and Buffets each filed a Notification and Report Form with the Antitrust Division of the Department of Justice and the Federal Trade Commission. Under the HSR Act and related rules, the merger may not be completed until the expiration or termination of the statutory waiting period. The waiting period is scheduled to expire at 11:59 p.m. (EDT) on September 6, 2006, unless early termination is granted or unless extended by a request for additional information.

Amendment to Ryan’s Rights Agreement

In connection with the signing of the merger agreement, Ryan’s amended its rights agreement with American Stock Transfer & Trust Company to provide that the preferred stock purchase rights issued under the rights agreement will not become exercisable nor will any holder of any preferred stock purchase right be entitled to exercise any other rights described in the agreement because of:

•	the approval, execution or delivery of the merger agreement or any amendments of the merger agreement; or

•	the consummation of the merger.

Among other things, the amendment also provides that the preferred stock purchase rights will expire immediately prior to the effective time of the merger.

Anti-Takeover Considerations

The 1976 Code of Laws of South Carolina contains anti-takeover provisions that prevent a person from engaging in specified transactions with us or from taking specific actions after that person has acquired a significant portion of our shares. These protections fall into two categories: the business combination statute, which regulates specified types of transactions with interested shareholders; and the control share statute, which regulates the voting power of shares held by specified large shareholders. Because Buffets does not own any of shares of our common stock, these business combination statutes do not apply to the merger.

APPRAISAL RIGHTS

Under applicable provisions of South Carolina law, no dissenters’ or appraisal rights are available to holders of shares of stock which is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers. Our shareholders are not entitled, under applicable provisions of South Carolina law, to dissenters’ or appraisal rights in connection with the merger because our common stock is so designated on The Nasdaq National Market.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following describes generally the material United States federal income tax consequences of the receipt of cash to U.S. holders (i.e., an individual citizen or resident of the United States or a domestic corporation) of our common stock pursuant to the merger. The summary is based on the Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement as the “Code”, applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, and to differing interpretation. This discussion assumes that U.S. holders hold the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances, or that may apply to holders that are subject to special treatment under the United States federal income tax laws (including, for example, persons who are not U.S. holders, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass-through entities and persons holding our common stock through a partnership or other pass-through entity, United States expatriates, U.S. holders who hold shares of our stock as part of a hedge, straddle, constructive sale or conversion transaction, who are subject to the alternative minimum tax or who acquired our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or federal laws other than United States federal income tax laws that may be applicable to one of our shareholders.

If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a U.S. holder that is a partner in a partnership holding our common stock, you should consult your tax advisor.

We urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you (including the application and effect of any state, local or foreign income and other tax laws), especially with respect to alternative minimum tax.

The receipt of cash in the merger by U.S. holders of our common stock will be a taxable transaction for United States federal income tax purposes (and may also be a taxable transaction under applicable state, local, foreign and other tax laws). In general, for United States federal income tax purposes, a U.S. holder of shares of our common stock will recognize capital gain or loss equal to the difference, if any, between (i) the amount of cash received in exchange for such shares and (ii) the holder’s adjusted tax basis in such shares. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period of the shares of our common stock is more than one year at the time the merger is completed. Long-term gains recognized by U.S. holders that are not corporations generally will be subject to a maximum U.S. federal income tax rate of 15% (subject to application of the alternative minimum tax). The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of our stock at different times or different prices, such holder must determine its tax basis and holding period separately with respect to each block of our stock.

Backup Withholding

Under the Code’s backup withholding rules, unless an exemption applies, the surviving corporation generally is required to and will withhold 28% of all payments to which a shareholder or other payee is entitled in the merger, unless the shareholder or other payee (i) is a corporation or comes within other exempt categories and demonstrates this fact or (ii) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other shareholders), certifies under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each shareholder of ours and, if applicable, each other payee, should complete, sign and return to the paying agent for the merger the substitute Form W-9 that each shareholder of ours will receive with the letter of transmittal following completion of the merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the paying agent. The exceptions provide that certain shareholders of ours (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed Form W-8BEN, “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding.” Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a holder’s United States federal income tax liability, if any, provided that the required information is furnished to the United States Internal Revenue Service in a timely manner.

The foregoing discussion of certain material United States income tax consequences is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of our common stock. We urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you (including the application and effect of any state, local or foreign income and other tax laws).

THE AGREEMENT AND PLAN OF MERGER

The following is a summary of the material terms of the merger agreement. However, because the merger agreement is the primary legal document that governs the merger, you should carefully read the complete text of the merger agreement for its precise legal terms and other information that may be important to you. The merger agreement is attached as Exhibit A to this proxy statement to provide investors with information concerning the terms of the merger agreement. Information on our company is available in our Annual Reports on Form 10-K, our quarterly reports on Form 10-Q and other documents filed with the Securities and Exchange Commission.

The merger agreement has been included to provide you with information regarding its terms, and we recommend that you read carefully the merger agreement in its entirety. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the merger, we do not intend for its text to be a source of factual, business or operational information about Ryan’s. The merger agreement contains representations, warranties and covenants that are qualified by information in the disclosure letter referenced in the merger agreement that Ryan’s delivered to Buffets in connection with the execution of the merger agreement. The assertions embodied in representations and warranties that Ryan’s made to Buffets are qualified by information in the disclosure letter contained in a company disclosure letter that it provided to Buffets in connection with signing the merger agreements. Representations and warranties may be used as a tool to allocate risks between the respective parties to the merger agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting parties, which may differ from what may be viewed as material to shareholders. While we do not believe that the disclosure letter contains non-public information that applicable securities laws require us to publicly disclose (other than information that has already been disclosed or is disclosed in this proxy statement), the disclosure letter does contain information that modifies, qualifies and creates exceptions to the merger agreement, including to the representations and warranties of Ryan’s. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, because (i) they were only made as of the date of the merger agreement or a prior, specified date, (ii) in some cases they are subject to materiality, material adverse effect or knowledge qualifiers, and (iii) they are modified in important part by the confidential disclosure letter. The confidential disclosure letter contains information that has been included in Ryan’s prior public disclosures, as well as non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Ryan’s public disclosures. Information about Ryan’s can be found elsewhere in this proxy statement and in such other public filings we make with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

Form of the Merger

The merger agreement provides that at the effective time of the merger, Merger Sub will be merged with and into Ryan’s. As a result of the merger, the separate corporate existence of Merger Sub will cease and Ryan’s will continue as the surviving corporation following the merger as a wholly-owned indirect subsidiary of Buffets. Ryan’s, as the surviving corporation, will succeed to all the properties, rights, privileges, powers, franchises and assets, and all debts, liabilities and duties of Ryan’s and Merger Sub.

Effective Time of the Merger

The merger agreement provides that the merger will become effective when we file articles of merger with the Secretary of State of the State of South Carolina, or at such later time that we and Buffets specify in the articles of merger. We will file the articles of merger at the closing of the merger, which will take place no later than the third business day following the satisfaction or the waiver of the conditions set forth in the merger agreement or at such other time as we and Buffets agree in writing.

Directors and Officers

The directors and officers of Merger Sub at the effective time of the merger will be the initial directors and officers of the surviving corporation. The directors and officers will serve in accordance with the articles of incorporation and bylaws of the surviving corporation.

Merger Consideration

The merger agreement provides that each share of common stock of Ryan’s (other than shares owned by Ryan’s, Buffets or Merger Sub, or any of their respective subsidiaries) issued and outstanding immediately prior to the effective time will be cancelled and automatically converted into the right to receive an amount in cash equal to $16.25, without interest, less any required withholding taxes. Each share of common stock of Ryan’s that is owned by Ryan’s, Buffets or Merger Sub, or any of their respective subsidiaries, will be cancelled and extinguished at the effective time of the merger and no consideration will be delivered in exchange for those shares.

Payment Procedures

Prior to the effective time, Buffets will appoint a paying agent approved by us. Immediately prior to the effective time, Buffets will deposit with the paying agent an amount in cash sufficient to provide for the payment of the aggregate merger consideration. No later than three business days following the effective time, Buffets will instruct the paying agent to mail to each shareholder a letter of transmittal and instructions explaining how to surrender stock certificates or execute an appropriate instrument of transfer of your shares of Ryan’s common stock in exchange for the merger consideration. Upon surrender of a certificate or appropriate instrument of transfer representing shares of Ryan’s common stock to the paying agent, together with a duly executed and completed letter of transmittal and all other documents required by the paying agent, each former shareholder of Ryan’s will be entitled to receive $16.25 in cash, without interest, for each share of Ryan’s common stock so surrendered.

Effect on Stock Options, Stock-Based Awards and Employee Stock Purchase Plan

All unvested outstanding options to acquire shares of Ryan’s common stock were granted under the Ryan’s Family Steak Houses, Inc. 2002 Stock Option Plan, which provides for automatic vesting in the event of certain change of control transactions, including the merger with Merger Sub. Accordingly, all unvested outstanding options to acquire shares of Ryan’s stock will become fully vested immediately prior to the effective time of the merger and, pursuant to the merger agreement, will be cancelled at the effective time of the merger. The merger agreement provides that each outstanding option to acquire shares of Ryan’s common stock granted under the Ryan’s 1987 Stock Option Plan, the Ryan’s Family Steak Houses, Inc. 1991 Stock Option Plan, the Ryan’s Family Steak Houses, Inc. 1998 Stock Option Plan and the Ryan’s Family Steak Houses, Inc. 2002 Stock Option Plan will be cancelled at the effective time of the merger. Each option holder will have the right to receive, within five business days of the effective time of the merger, a cash payment, without interest (less any required withholding taxes) equal to the product of (1) the excess, if any, of $16.25 over the applicable exercise price per share of the option and (2) the number of shares of common stock of Ryan’s issuable upon exercise of the option.

The merger agreement provides that our Employee Stock Purchase Plan is to be terminated immediately following the purchases of Ryan’s common stock on the day prior to the day on which the effective time of the merger occurs and no new offering period (as defined under the plan) will commence following the date of the merger agreement. Under the merger agreement, participants in the plan may not increase their payroll deductions or purchase elections from those in effect as of the date of the merger agreement, and each participant’s outstanding right to purchase shares of Ryan’s common stock under the plan terminated on the day after the date of the merger agreement, except that all amounts allocated to each participant’s account under the plan on that date will be used to purchase whole shares of Ryan’s common stock at the applicable price determined under the plan for the then outstanding offering periods using that date as the final purchase date for each offering period.

Representations and Warranties

The merger agreement contains representations and warranties made by Ryan’s, including, but not limited to, representations and warranties relating to:

•	corporate organization, authority to conduct business and standing;

•	capitalization;

•	corporate power and authority to enter into and perform our obligations under, and enforceability of, the merger agreement;

•	voting standard required for shareholder approval of the merger;

•	conflicts or violations under charter documents, contracts, instruments or laws, required consents or approvals and creation or imposition of any liens;

•	reports, proxy statements and financial statements filed with the Securities and Exchange Commission, the accuracy of the information in those documents, internal control over financial reporting, disclosure controls and procedures and required certifications with respect thereto;

•	absence of undisclosed liabilities;

•	absence of certain events and changes;

•	litigation matters and compliance with laws;

•	material contracts and performance thereunder;

•	tax matters;

•	employee benefit matters;

•	environmental matters;

•	owned and leased real property;

•	intellectual property matters;

•	labor matters;

•	amendment of our rights agreement;

•	applicability of certain takeover laws and our satisfaction of the requirements under those laws;

•	insurance;

•	brokers’ and finders’ fees; and

•	receipt of an opinion from our financial advisor.

Many of the above representations and warranties are qualified by a material adverse effect standard. A material adverse effect for purposes of our representations and warranties means any event, circumstance, condition, change, development or effect that, individually or in the aggregate, would have a material adverse effect on the business, financial condition, assets, liabilities, operations or results of operations of us and our subsidiaries taken as a whole, or on our ability to consummate the merger and perform our obligations under the merger agreement.

In determining whether a material adverse effect has occurred, none of the following are taken into account:

•	conditions relating to financial, credit or securities markets or economic conditions in general;

•	conditions relating to changes to laws or applicable accounting regulations or principles, or relating to the restaurant industry generally, to the extent that these conditions do not materially, disproportionately impact Ryan’s and its subsidiaries taken as a whole relative to other companies in the restaurant industry;

•	changes in Ryan’s stock price or trading volume or any failure by Ryan’s to meet revenue or earnings projections, in each case, in and of itself (although the facts or occurrences giving rise to or contributing to a change in Ryan’s stock price or trading volume or a failure to meet projections may be taken into account to determine whether there has been a material adverse effect); or

•	the announcement, pendency or consummation of the merger.

The merger agreement contains representations and warranties made by Buffets and Merger Sub including, but not limited to, representations and warranties relating to:

•	corporate organization, authority to conduct business and standing;

•	corporate power and authority to enter into and perform their respective obligations under, and enforceability of, the merger agreement;

•	conflicts or violations under charter documents or laws, and required consents or approvals;

•	financing capability, including the debt financing to enable Buffets to perform its obligations under the merger agreement, including payment of the merger consideration and amounts payable in respect of stock options and other awards;

•	information in this proxy statement supplied by Buffets or Merger Sub expressly for inclusion herein;

•	litigation matters; and

•	absence of brokers’ and finders’ fees.

The representations and warranties of the parties will expire at the effective time of the merger.

Conduct of Business Pending the Merger

From the date of the merger agreement until the effective time or the termination of the merger agreement, unless Buffets otherwise agrees in writing, Ryan’s and its subsidiaries will:

•	conduct their operations in accordance with their ordinary course of business consistent with past practice; and

•	use reasonable efforts to preserve intact their business organization, keep available the services of their current officers and employees, preserve the goodwill of those having business relationships with them, preserve their relationships with customers, creditors and suppliers, maintain their books, accounts and records and comply in all material respects with applicable laws.

Ryan’s also agreed that, until the effective time of the merger, Ryan’s will not, and will cause its subsidiaries not to, take any of the following actions without the prior written consent of Buffets:

•	amend or propose to amend its articles of incorporation or bylaws or file any certificate of designation or similar instrument with respect to any authorized but unissued capital stock;

•	split, combine or reclassify any shares of its capital stock, amend the terms of any outstanding securities or repurchase, redeem or acquire any shares of capital stock;

•	declare, pay or set aside any dividend or distribution other than dividends payable by a wholly-owned subsidiary of Ryan’s to Ryan’s or another wholly-owned subsidiary;

•	authorize for issuance, issue, sell or grant any capital stock or any options or other securities or rights to acquire capital stock or which are exchangeable for or convertible into capital stock other than in connection with the exercise of options outstanding on the date of the merger agreement or in connection with any offering period under the employee stock purchase plan that has commenced prior to the date of the merger agreement, or repurchase, redeem or otherwise acquire any shares of capital stock or any other securities exercisable or exchangeable for or convertible into capital stock;

•	merge or consolidate, liquidate, dissolve, recapitalize or reorganize, or create any new subsidiary;

•	sell, lease, license, pledge, encumber or otherwise dispose of any material assets or interests, except in the ordinary course of business, consistent with past practice;

•	acquire any assets other than in the ordinary course of business, consistent with past practice;

•	acquire any equity interest in any entity or any business, or enter into any joint venture, strategic alliance or other similar arrangement with another entity, other than teaming or other similar agreements entered into in the ordinary course of business, consistent with past practice;

•	incur, assume or guarantee any indebtedness (including the issuance of debt securities) other than under Ryan’s existing credit lines, intercompany indebtedness or in the ordinary course of business, consistent with past practice;

•	except as required by changes in law or GAAP, change any of Ryan’s accounting principles or practices used as of December 28, 2005 that would reasonably be expected to materially affect the assets, liabilities, or results of operation of Ryan’s or its subsidiaries;

•	except in the ordinary course of business, consistent with past practice, make or change any material tax election, settle or compromise any tax liability involving a payment of more than $1 million, change in any material respect any accounting method in respect of taxes, file any amendment to a material tax return, settle any claim or assessment in respect of taxes involving a payment of more than $1 million, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

•	except as required under any existing agreement and other than increases in cash compensation to employees who are not directors or officers that are made in the ordinary course of business consistent with past practice, grant any increase in compensation, bonus, severance, pension or other benefit plan;

•	except as required by the terms of any employment-related agreement grant any severance or termination pay except to employees who are not officers or directors in amounts consistent with Ryan’s policies and past practices;

•	make any individual capital expenditure, addition or improvement in excess of $100,000 or $1,000,000 in the aggregate;

•	enter into or terminate, renew or amend in any material respect any contract that is or would be expected to be material to Ryan’s and its subsidiaries taken as a whole or that could require payments of more than $1 million in the aggregate over its term, except for entering into certain types of purchaser contracts for food or beverage supplies;

•	waive, release or assign any material rights, claims or benefits under any material agreement;

•	engage in any “reportable transaction,” including any “listed transaction” within the meaning of Section 6011 of the Internal Revenue Code of 1986 or any other applicable law;

•	waive or release any of the material rights of Ryan’s or its subsidiaries, taken as a whole, or pay, discharge or satisfy any material claims, liabilities or obligations before due except for the payment, discharge and satisfaction in the ordinary course of business of liabilities reflected on or reserved for in Ryan’s financial statements that are included in its SEC filings or otherwise incurred in the ordinary course of business, consistent with past practice;

•	settle or compromise any pending or threatened suit, action or proceeding involving a settlement payment by Ryan’s or any of its subsidiaries in excess of $250,000 or requiring the surviving corporation to take or refrain from taking any material action after the effective time of the merger;

•	take certain actions relating to rights to any material intellectual property owned or licensed by Ryan’s outside the ordinary course of business consistent with past practice; or

•	agree, resolve or commit to take any action described above.

Buffets Financing

In the merger agreement, Buffets and Merger Sub commit to use their commercially reasonable efforts to maintain their financing commitment letters from Drawbridge Special Opportunity Fund, LLC and from Credit Suisse Securities (USA) LLC and UBS Securities LLC providing for debt financing in an aggregate principal amount of up to $1.5 billion for the completion of the merger and other costs such as transaction costs relating to the merger (the “commitment letters”) and to enter into definitive financing agreements with respect to the financing contemplated by the commitment letters. In the event the committed amounts become unavailable for any reason, Buffets and Merger Sub will use their respective commercially reasonable efforts to arrange alternative financing on terms and conditions that are not less favorable in substance to Buffets and Merger Sub to those contained in the commitment letters.

Other Proposals

In the merger agreement, we have agreed to certain limitations on our ability to take action with respect to other acquisition proposals prior to the effective time of the merger. Notwithstanding these limitations, we may respond to certain proposals prior to the adoption of the merger agreement and approval of the merger by our shareholders. The merger agreement provides that:

•	the term “acquisition proposal” means any inquiry, proposal, indication of interest or offer from any person or other entity other than Buffets or its affiliates relating to an acquisition or sale of 20% or more of Ryan’s consolidated assets or 20% or more of Ryan’s or its subsidiaries’ equity securities, a tender or exchange offer that would result in any one person or entity beneficially owning 20% or more of Ryan’s or any of its subsidiaries’ equity securities, or a merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction other than the merger of Ryan’s and Merger Sub contemplated by the merger agreement;

•	the term “superior proposal” means an unsolicited, bona fide, written acquisition proposal not received in violation of the following paragraph for at least a majority of Ryan’s outstanding common stock or all or substantially all or a majority of its consolidated assets which is fully financed or for which financing is reasonably likely to be available (but excluding a sale-leaseback or similar transaction) and on terms that Ryan’s board of directors determines in good faith would result in a transaction that is more favorable to Ryan’s shareholders from a financial point of view than the merger with Merger Sub and is reasonably capable of being completed according to its terms; and

•	prior to the effective time, Ryan’s and its representatives may not:

•	solicit, initiate, facilitate or knowingly encourage the making or submission of any acquisition proposal;

•	enter into any letter of intent, agreement, arrangement or understanding with respect to any acquisition proposal, or agree to approve or endorse any acquisition proposal or enter into any agreement, arrangement or understanding that would require Ryan’s to abandon, terminate or fail to consummate the merger;

•	initiate or participate in any discussions or negotiations or furnish or disclose information in furtherance of a proposal that constitutes or could lead to an acquisition proposal; or

•	facilitate any inquiries or the making or the submission of a proposal that constitutes or could reasonably be expected to lead to an acquisition proposal.

Prior to the adoption of the merger agreement and approval of the merger by our shareholders, Ryan’s is permitted to engage in discussions and negotiations with respect to an unsolicited, bona fide acquisition proposal and furnish information about itself and its subsidiaries to the party making such a proposal pursuant to a customary confidentiality agreement that is at least as restrictive on the other party as the confidentiality agreement between Ryan’s and Buffets if:

•	Ryan’s has not violated its obligations as described in the preceding paragraph; and

•	Ryan’s board of directors determines in good faith, after consulting with its financial advisor and outside legal counsel, that the acquisition proposal is, or is reasonably likely to result in, a superior proposal and that failure to provide such information, or engage in such discussions or negotiations regarding the acquisition proposal would be inconsistent with the fiduciary duties of Ryan’s board of directors to Ryan’s shareholders under applicable law.

In addition, the merger agreement provides that Ryan’s will:

•	notify Buffets of any acquisition proposal or any request for information or inquiry that could reasonably be expected to lead to an acquisition proposal within 48 hours of receiving such proposal or inquiry, which notification will include a copy or summary of the acquisition proposal or inquiry, including the identity of the third party making such acquisition proposal or inquiry;

•	keep Buffets advised on a reasonably current basis as to the status and content of any discussions or negotiations involving any acquisition proposal or inquiry and promptly make available to Buffets any non-public information furnished in connection with such acquisition proposal or inquiry that has not been previously provided to Buffets; and

•	notify Buffets in writing promptly after any determination by Ryan’s board of directors that an acquisition proposal is, or would reasonably be likely to result in or lead to a superior proposal.

Neither Ryan’s board of directors nor any committee thereof may withdraw, modify or change, or propose publicly to withdraw, modify or change, its recommendation regarding the merger in a manner adverse to Buffets, Merger Sub or the transactions contemplated by the merger agreement unless, prior to obtaining shareholder approval, Ryan’s board of directors determines in good faith, after consultation with its outside legal counsel, that failing to do so would be inconsistent with the fiduciary duties of Ryan’s board of directors to Ryan’s shareholders. If Ryan’s board of directors withdraws, modifies or changes, or proposes publicly to withdraw, modify or change, its recommendation in response to a superior proposal, Ryan’s has agreed to give Buffets three business days written notice of the material terms and provisions of the superior proposal and to negotiate in good faith with Buffets during that period to amend the merger agreement so that the acquisition proposal is no longer a superior proposal. If at the end of such three business day period, Ryan’s board of directors continues to believe in good faith, after receiving the advice of its outside legal counsel and financial advisors, that the acquisition proposal continues to be a superior proposal, and Ryan’s satisfies its obligations to pay any termination fee and make any expense reimbursement, then it may withdraw, modify or change its recommendation by written notice to Buffets and terminate the merger agreement, subject to payment of a termination fee described in “Termination of the Merger Agreement” beginning on page • .

Employee Benefits

The merger agreement provides that Buffets will, for a period beginning on the date the merger is completed and ending on December 31, 2006, provide Ryan’s employees with compensation and other benefits that are no less favorable than the compensation and benefits provided to them immediately prior to the closing of the merger or, at Buffets’ election, substantially comparable to the employee benefits provided to similarly situated employees of Buffets.

Other Covenants

The merger agreement contains a number of mutual covenants of Ryan’s and Buffets, including covenants relating to:

•	actions relating to anti-takeover statutes;

•	obtaining all necessary governmental approvals and consents;

•	preparing and filing this proxy statement, the inclusion in the proxy statement of the recommendation of Ryan’s board of directors that Ryan’s shareholders vote in favor of adoption of the merger agreement and approval of the merger and the accuracy of the information furnished to each other for inclusion in the proxy statement;

•	making public announcements in connection with the merger;

•	notifying the other party of certain events and supplementing information in the confidential disclosure letter delivered in connection with the merger agreement;

•	indemnification, exculpation, advancement of expenses and director and officer liability insurance; and

•	maintaining the confidentiality of the non-public documents furnished to each other.

Conditions to the Merger

The respective obligations of each party to complete the merger are subject to the satisfaction or written waiver of the following conditions:

•	Ryan’s shareholders must adopt the merger agreement and approve the merger;

•	there must be no order, decree, ruling, judgment or injunction by any governmental authority of competent jurisdiction making illegal or preventing the merger substantially on the terms contemplated in the merger agreement; and

•	the waiting period under the HSR Act must have expired or been terminated.

Ryan’s obligations to complete the merger are also subject to satisfaction or written waiver of the following conditions:

•	the representations and warranties of Buffets and Merger Sub in the merger agreement, regardless of any materiality or material adverse effect qualification, must be true and correct in all respects as of the date the merger closes (except for any representations and warranties made as of a specified date, which must only continue to be true as of such specified date), except for any failures of such representations and warranties to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buffets;

•	Buffets and Merger Sub must have performed in all material respects all of their respective obligations and have complied in all material respects with all of their respective covenants required to be performed or complied with by it under the merger agreement at or prior to the effective time of the merger; and

•	Buffets must have delivered to Ryan’s a certificate, dated the date of closing and signed by an executive officer, certifying the satisfaction of the conditions set forth above.

Buffets’ and Merger Sub’s obligations to complete the merger are also subject to satisfaction or written waiver of the following conditions:

•	the representations and warranties of Ryan’s set forth in the merger agreement, regardless of any materiality or material adverse effect qualification, must be true and correct in all respects as of the date the merger closes (except for any representations and warranties made as of a specified date, which must only continue to be true as of such specified date), except for any failures of such representations and warranties to be true and correct as would not individually or in the aggregate reasonably be expected to have a material adverse effect on Ryan’s;

•	Ryan’s must have performed or complied with in all material respects all obligations required to be performed or complied with by it under the merger agreement at or prior to the effective time of the merger;

•	there must have been no material adverse effect with respect to Ryan’s since the date of the merger agreement;

•	Ryan’s must have delivered to Buffets a certificate, dated the date of closing and signed by an executive officer, certifying the satisfaction of the conditions set forth above;

•	Ryan’s or its subsidiaries the must have received the proceeds of the sale-leaseback transaction with Drawbridge immediately prior to the merger effective time, and the Buffets and Merger Sub must have received the other proceeds of the financing contemplated by the commitment letters, in each case on terms that are no less favorable in substance to Buffets, Merger Sub or the surviving corporation than those set forth in the commitment letters or definitive financing agreements, as the case may be; and

•	Ryan’s shall have delivered an affidavit meeting the requirements of Section 1445(b)(3) of the Code.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time, whether before or, under certain circumstances, after the adoption of the merger agreement and the approval of the merger by the shareholders by:

•	mutual written consent of Buffets and Ryan’s;

•	either Buffets or Ryan’s if the merger has not been completed by January 15, 2007, unless the failure to complete the merger by that date is due to the terminating party’s material breach of the merger agreement;

•	either Buffets or Ryan’s if there are any laws that prohibit the merger, or if a final and non-appealable order, decree, ruling, judgment or injunction has been entered by a governmental authority permanently restraining or otherwise prohibiting the merger and the terminating party has made reasonable efforts to resist, resolve or remove such law, order, decree, ruling, judgment or injunction;

•	either Buffets or Ryan’s if shareholder approval for the merger proposal is not obtained unless that failure was caused by a material breach of the merger agreement by the terminating party;

•	either Buffets or Ryan’s if any one of the following has occurred: (i) the waiting period applicable to the consummation of the merger under the HSR Act has not expired or been terminated by January 15, 2007; (ii) any governmental authority files a complaint or otherwise commences a proceeding seeking an injunction or order enjoining the consummation of the merger or restraining or prohibiting the operation of the business of Buffets or any of its subsidiaries after the effective time; or (iii) Buffets receives notice that either the United States Federal Trade Commission or the United States Department of Justice has authorized its staff to file a complaint or seek a preliminary injunction enjoining consummation of the merger; provided that in each case the terminating party has used its reasonable efforts to resist, resolve or remove the impediments to the closing of the merger;

•	either Buffets or Ryan’s if the non-terminating party fails to satisfy its obligations relating to representations and warranties described in the “Conditions to the Merger” section beginning on page • or if the non-terminating party materially breaches or fails to perform any of its covenants or obligations under the merger agreement and in either case does not cure such breach, default or failure in all material respects within 30 days after receiving written notice;

•	Ryan’s if prior to obtaining shareholder approval of the merger, the Ryan’s board of directors authorizes Ryan’s to enter into a definitive agreement for a superior proposal and Ryan’s enters into a definitive agreement immediately following the termination of the merger agreement, provided that concurrent with and as a condition to termination of the merger agreement Ryan’s pays the required termination fee and expense reimbursement to Buffets;

•	Ryan’s if either of the commitment letters expires or terminates prior to January 15, 2007 (or is amended, such that the total amount of the financing is not sufficient to consummate the merger), and Buffets has not secured a replacement commitment letter (on terms that are no less favorable, in substance, to Buffets and Merger Sub than the expired or terminated commitment letter or letters) within 30 days after the date of such expiration, termination or amendment;

•	Buffets if Ryan’s board of directors withdraws or adversely modifies its recommendation to approve the merger or if the board of directors fails to reconfirm its recommendation to approve the merger within 10 business days of a request to do so following notice of a public announcement of Ryan’s receipt of an acquisition proposal or any material change thereto or a public announcement of any transaction to acquire a material portion of Ryan’s common stock by a person or entity other than a party to the merger agreement; or

•	Buffets if Ryan’s enters into a definitive agreement with respect to any acquisition proposal or approves or recommends any acquisition proposal.

Termination Fees

Ryan’s must reimburse Buffets for out-of-pocket expenses up to $10,000,000 and pay to Buffets a termination fee of $25,000,000 (less the amount of any expenses Ryan’s has reimbursed to Buffets) upon certain events, including if:

•	Ryan’s terminates the merger agreement to accept a superior proposal;

•	Buffets terminates the merger agreement after: (i) Ryan’s board of directors withdraws or adversely modifies its recommendation in favor of the merger agreement, (ii) Ryan’s board of directors fails to reconfirm its recommendation to approve the merger within 10 business days after a request from Buffets to do so under circumstances giving Buffets a right to terminate the merger agreement as described above, or (iii) Ryan’s board of directors approves or recommends an acquisition proposal or enters into a definitive agreement with respect to an acquisition proposal; or

•	both the merger agreement is terminated because (i) the closing does not occur on or prior to January 15, 2007, (ii) Ryan’s shareholders do not adopt the merger agreement, (iii) Ryan’s cannot satisfy its obligations relating to representations and warranties described beginning on page • in the “Conditions to the Merger” section or (iv) Ryan’s breaches any of its covenants which default or breach is not cured within 30 days after notice thereof from Buffets and, prior to the time of termination, there exists an acquisition proposal, and Ryan’s accepts a written offer for, or otherwise enters into an agreement to consummate, or consummates, an acquisition proposal (for these purposes, acquisition proposal has a 50% threshold instead of a 20% threshold) within one year of termination of the merger agreement. No fee will be payable by Ryan’s in these circumstances if a termination fee is payable by Buffets as described below.

Buffets will pay to Ryan’s a termination fee of $7,500,000 if:

•	Ryan’s terminates the merger agreement after the expiration or termination of Buffets’ commitment letters without securing a replacement; or

•	all conditions to the closing of the merger are satisfied (other than Buffets’ financing-relating condition described beginning on page • and conditions that, by their nature, are to be and are capable of being satisfied at the merger closing, and the merger agreement is terminated by either party because the merger has not been completed by January 15, 2007.

No termination fee will be payable by Buffets if Ryan’s has breached in any material respect any of its representations, warranties or covenants and does not cure such breach, default or failure in all material respects within 30 days after receiving written notice or if there has been a material adverse effect with respect to Ryan’s.

Other Fees and Expenses

Except as described above, all fees and expenses incurred in connection with the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

Amendment

The merger agreement may not be amended except by action taken or authorized by the board of directors of each of Ryan’s, Buffets and Merger Sub in writing, provided that after adoption of the merger agreement by our shareholders, no amendment may be made without the further approval of our shareholders if and to the extent such approval is required under applicable law or in accordance with the rules of The Nasdaq National Market.

MARKET PRICE AND DIVIDEND DATA

Ryan’s common stock is listed on The Nasdaq Stock Market under the symbol “RYAN”. The following tables sets forth the high and low bid prices of our common stock for the indicated part of our current fiscal year and for our 2005 and 2004 fiscal years, as reported on The Nasdaq National Market. These quotations represent prices between dealers and do not include retail mark-ups, mark-downs or other fees or commissions and may not represent actual transactions.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

2006
High	13.88	14.50	—	—
Low	11.46	10.95	—	—
2005
High	15.48	14.76	14.58	12.41
Low	13.05	12.18	11.66	10.04
2004
High	17.60	18.82	16.69	15.76
Low	14.96	15.44	13.55	13.39

On July 24, 2006, which was the last trading day before we made a public announcement about the merger, the closing price of Ryan’s common stock on The National Stock Market was $11.22 per share. On August  • , 2006, the latest practicable date before the date of this proxy statement, the closing price of our common stock was $ • .

If the merger is consummated, our common stock will be delisted from The Nasdaq National Market, there will be no further public market for shares of our common stock, and each share of our common stock will be cancelled and converted into the right to receive $16.25 in cash, without interest. We have never paid cash dividends on our common stock.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock as of August  • , 2006, by each of our directors, executive officers, all executive officers and directors as a group and the beneficial owner of 5% or more of our outstanding common stock. Unless otherwise specified, the address for each holder is 405 Lancaster Avenue, Greer, South Carolina 29650.

	Amount of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Class

Charles D. Way	[261,076]	•	%
G. Edwin McCranie	[240,651]	•	%
Fred T. Grant, Jr.	[152,497]	•	%
Janet J. Gleitz	[72,400]	•	%
James R. Hart	[147,575]	•	%
Michael R. Kirk	[72,500]	•	%
Richard D. Sieradzki	[21,065]	•	%
Edward R. Tallon, Sr.	[19,661]	•	%
Ilene T. Turbow	[101,883]	•	%
Barry L. Edwards	[66,096]	•	%
Brian S. MacKenzie	[81,500]	•	%
Harold K. Roberts, Jr.	[26,500]	•	%
James M. Shoemaker, Jr.	[71,844]	•	%
Vivian A. Wong	[31,000]	•	%
All executive officers and directors as a group (14 persons)	[1,366,248]	•	%
FMR Corp.(1)	[4,056,700]	•	%
Edward C. Johnson 3d(1) 82 Devonshire Street Boston, MA 02109
Private Capital Management, Inc.(2)	[3,401,815]	•	%
Bruce S. Sherman(2) Gregg J. Powers(2) 8889 Pelican Bay Boulevard Naples, FL 34108
Barclays Global Investors, NA(3)	[3,210,196]	•	%
Barclays Global Fund Advisors(3) 45 Fremont Street San Francisco, CA 94105
Dimensional Fund Advisors, Inc.(4)	[2,599,374]	•	%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401

(1)	FMR Corp. (“FMR”), together with Edward C. Johnson 3d, Chairman of FMR, and Abigail P. Johnson, a director of FMR, reported February 14, 2006 that FMR’s wholly-owned subsidiary, Fidelity Management & Research Company (“Fidelity”) is the beneficial owner of 4,056,700 shares of common stock as a result of acting as investment adviser to various investment companies. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR, is the beneficial owner of 133,800 shares of common stock as a result of its serving as investment manager of the institutional account, and each of Mr. Johnson and FMR, through its control of Fidelity Management Trust Company, has sole dispositive power and sole voting power over these shares. Fidelity Low Priced Stock Fund, one of the investment companies for which Fidelity serves as investment adviser, owns 3,922,900 shares of Ryan’s common stock (the “FLPSF Shares”). None of FMR, Mr. Johnson, nor Fidelity has sole voting power as to any of the FLPSF Shares, which power resides with the Funds’ Board of Trustees. Each of FMR, Mr. Johnson and the funds has sole power to dispose of the FLPSF Shares. Members of the Johnson family are the predominant owners of Class B shares of common stock of FMR (representing approximately 49% of the voting power of FMR Corp.) and may be deemed to form a control group with respect to FMR.

(2)	Private Capital Management, L.P. (“PCM”) reported on June 12, 2006 that it has shared voting and dispositive power as to 3,401,815 shares of common stock. Bruce S. Sherman, Chief Executive Officer of PCM, and Gregg J. Powers, President of PCM, each has shared voting and dispositive power as to these shares of Ryan’s common stock owned by PCM’s clients and managed by PCM, but disclaims beneficial ownership of these shares and disclaim the existence of a group.

(3)	Barclays Global Investors, NA (“Barclays Investors”), together with Barclays Global Fund Advisors and a number of other Barclays entities reported on February 10, 2006 that they have an aggregate beneficial ownership of 3,210,196 shares of common stock. Of these, Barclays Investors has sole voting power with respect to 1,795,008 shares and sole dispositive power with respect to 2,166,383 shares, and Barclays Global Fund Advisors has sole voting and dispositive power with respect to 1,043,813 shares. All shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts.

(4)	Dimensional Fund Advisors, Inc reported on February 1, 2006 that it beneficially owns 2,599,374 shares of common stock, with sole voting and dispositive power as to all of those shares.

FUTURE SHAREHOLDER PROPOSALS

We intend to hold an annual meeting in 2007 only if the merger is not consummated. Any shareholder who wishes to present a proposal at the 2007 Special Meeting of Shareholders, if such a meeting is held, and have his or her proposal included in the proxy statement and proxy card relating to that meeting must deliver such proposal to Ryan’s no later than October 30, 2006. The proposal must comply with the rules of the SEC relating to shareholder proposals. With respect to a shareholder proposal for the 2007 Special Meeting of Shareholders that is not intended to be included in the proxy materials relating to the meeting, the proposal must be received by Ryan’s at least 45 days prior to the shareholders meeting at which the proposal is to be presented. After that date, the proposal will not be considered timely. Shareholders may send their proposals to Ryan’s, Attention: Janet J. Gleitz, Post Office Box 100, Greer, South Carolina 29652.

WHERE YOU CAN FIND MORE INFORMATION

Ryan’s files annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street N.E., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The filings of Ryan’s with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov. These documents may also be obtained for free from Ryan’s by directing a request to Ryan’s Restaurant Group, Inc., Investor Relations, Ryan’s Restaurant Group, Inc., Post Office Box 100, Greer, South Carolina 29652 or at our Investor Relations page on our corporate website at www.ryans.com.

Incorporation of Information by Reference

We are “incorporating by reference” information into this proxy statement, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

This proxy statement incorporates by reference the information contained in our Annual Report on Form 10-K for the year ended December 28, 2005. We also incorporate by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement and prior to the date of the special meeting. The information contained in any of these documents will be considered part of this proxy statement from the date these documents are filed.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated August  • , 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

If you have any questions about is proxy statement, the Special Meeting or the merger or need assistance with the voting procedures, you should contact our Secretary, Janet Gleitz, at (864) 879-1000.

By Order of the Board of Directors,

Janet J. Gleitz
Secretary

Greer, South Carolina
August  • , 2006

Exhibit A
AGREEMENT AND PLAN OF MERGER
dated
July 24, 2006
by and among
RYAN’S RESTAURANT GROUP, INC.,
BUFFETS, INC.
and
BUFFETS SOUTHEAST, INC.

A-i

A-ii

EXHIBITS
Exhibit A — Form of Surviving Corporation Articles of Incorporation
Exhibit B — Form of Surviving Corporation Bylaws

A-iii

TABLE OF DEFINED TERMS

Defined Term	Section
Acquisition Proposal	Section 5.8(g)
Affiliate	Section 5.2
Agreement	Preamble
Agreement Date	Preamble
Antitrust Laws	Section 3.5
Articles of Merger	Section 1.3
Brookwood Engagement Letter	Section 3.20
Certificate	Section 2.1
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.7
Commitment Letters	Section 4.3(a)
Company	Preamble
Company Common Stock	Recitals
Company Intellectual Property	Section 3.15(a)
Company Material Adverse Effect	Section 3.1(b)
Company Material Agreements	Section 3.10(a)
Company Options	Section 1.8(a)
Company Plans	Section 3.12(a)
Company Recommendation	Section 5.5(a)
Company Representatives	Section 5.6(c)
Company SEC Documents	Section 3.6(a)
Company Stock Plans	Section 1.8(a)
Company Stockholders	Section 3.21
Company Stockholders Approval	Section 3.4
Company Stockholders Meeting	Section 5.5(a)
Confidentiality Agreement	Section 5.8(b)
Construction Projects	Section 3.14(i)
Continuing Employees	Section 5.13
Drawbridge	Section 4.3(a)
Effective Time	Section 1.3
Employee Pension Benefit Plan	Section 3.12(a)
Employee Welfare Benefit Plan	Section 3.12(a)
Environmental Laws	Section 3.13(b)
ERISA	Section 3.12(a)
ERISA Affiliate	Section 3.12(c)
ESPP	Section 1.9
Exchange Act	Section 1.8(a)
Expense Reimbursement	Section 7.3(b)
Financial Statements	Section 3.6(b)
Financing	Section 4.3(a)
Financing Agreements	Section 5.6(a)
GAAP	Section 3.6(b)

A-iv

Defined Term	Section
Governmental Authority	Section 3.5
Hazardous Substance	Section 3.13(c)
HSR Act	Section 3.5
Indemnified Parties	Section 5.9(a)
Intellectual Property	Section 3.15(a)
IP Licenses	Section 3.15(a)
Laws	Section 3.9(b)
Leased Real Property	Section 3.14(b)
Lien	Section 3.2(e)
Material Adverse Effect	Section 3.1(b)
Merger	Section 1.1
Merger Consideration	Section 1.7(a)
Merger Subsidiary	Preamble
Nonqualified Excess Plan	Section 5.16
Option Consideration	Section 1.8(b)
Owned Real Property	Section 3.14(a)
Parent	Preamble
Parent Material Adverse Effect	Section 4.1
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(b)
Permitted Leased Real Property Exceptions	Section 3.14(b)
Permitted Lien	Section 3.14(a)
Person	Section 3.1(b)
Proxy Statement	Section 3.6(f)
Real Property	Section 3.14(c)
Real Property Leases	Section 3.14(b)
Rights Agreement	Section 3.17
SCBA	Section 1.1
SC Code	Section 3.3(c)
SEC	Section 5.6(e)
Securities Act	Section 3.6(a)
Share	Section 1.7(a)
Shares	Section 1.7(a)
Software	Section 3.15(a)
SOXA	Section 3.6(a)
Space Leases	Section 3.14(d)
Structures	Section 3.14(f)
Subsidiary	Section 1.7(b)
Superior Proposal	Section 5.8(h)
Surviving Corporation	Section 1.1
Tax	Section 3.11(c)
Taxes	Section 3.11(c)
Tax Returns	Section 3.11(a)
Trade Secrets	Section 3.15(a)
Vested Options	Section 1.8(a)
WARN	Section 3.16

A-v

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated July 24, 2006 (the “Agreement Date”), by and among RYAN’S RESTAURANT GROUP, INC., a South Carolina corporation (the “Company”), BUFFETS, INC., a Minnesota corporation (the “Parent”), and BUFFETS SOUTHEAST, INC., a South Carolina corporation and a wholly-owned subsidiary of the Parent (the “Merger Subsidiary”).
BACKGROUND
     WHEREAS, the Board of Directors of each of the Parent, the Merger Subsidiary and the Company deem it advisable and in the best interests of their respective companies and stockholders to consummate the merger of the Merger Subsidiary with and into the Company, upon the terms and subject to the conditions set forth herein, and have unanimously adopted resolutions adopting, approving and declaring the advisability of this Agreement, the Merger and the other transactions contemplated herein.
     WHEREAS, pursuant to the Merger, shares of the Company’s common stock, par value $1.00 per share (the “Company Common Stock”), shall be, except as otherwise provided herein, converted into the right to receive the Merger Consideration in the manner set forth herein, and the Company shall become a wholly-owned subsidiary of the Parent.
     NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the parties agree as follows:
ARTICLE I
THE MERGER
     Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time the Merger Subsidiary shall be merged with and into the Company (the “Merger”) in accordance with the provisions of the South Carolina Business Corporation Act of 1988, as amended (the “SCBA”). Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of the Merger Subsidiary shall cease. As a result of the Merger, the Surviving Corporation shall become a wholly-owned subsidiary of the Parent.
     Section 1.2 The Closing. Unless this Agreement has been terminated pursuant to Section 7.1, the closing of the Merger (the “Closing”) shall take place on a date no later than the third business day following satisfaction or waiver of the conditions set forth in Article VI (the “Closing Date”), at the New York offices of Paul, Weiss, Rifkind, Wharton & Garrison, LLP, unless another date or place is agreed to in writing by the parties.

     Section 1.3 Effective Time. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement, at the Closing (or at such other time as the parties may agree) the Company and the Merger Subsidiary shall (a) execute and file with the South Carolina Secretary of State appropriate articles of merger (the “Articles of Merger”) in accordance with Section 33-11-105 of the SCBA and (b) make all other filings or recordings required by the SCBA in connection with the Merger. The Merger shall be consummated upon the filing of the Articles of Merger with the South Carolina Secretary of State or such later time as is agreed upon by the parties and specified in the Articles of Merger. The time the Merger becomes effective in accordance with the SCBA is referred to in this Agreement as the “Effective Time.”
     Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the relevant provisions of the SCBA.
     Section 1.5 Organizational Documents. At the Effective Time, and without any further action on the part of any Person, the articles of incorporation and bylaws of the Company shall be amended in their entirety to read as set forth on Exhibits A and B, respectively, and thereby shall become the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with their respective terms and the SCBA.
     Section 1.6 Directors and Officers. The directors and the officers of the Merger Subsidiary immediately before the Effective Time shall at the Effective Time become the directors and officers of the Surviving Corporation and shall hold office from the Effective Time in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.
     Section 1.7 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Parent or the Merger Subsidiary or their respective stockholders:
     (a) each share of Company Common Stock (a “Share” and collectively, the “Shares”), other than Shares to be canceled in accordance with subsection (b) below, issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $16.25 in cash, without interest (the “Merger Consideration”), payable to the holder thereof upon surrender of the Certificate formerly representing such Share in the manner provided in Section 2.2. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate shall cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration, without interest, upon the surrender of such Certificate in accordance with Section 2.2;
     (b) each Share owned immediately prior to the Effective Time by the Company, the Parent, the Merger Subsidiary or any of their respective Subsidiaries, shall be canceled and extinguished and no consideration shall be delivered in exchange therefor. For purposes of this Section 1.7(b), Company Common Stock owned beneficially or held of record by any plan, program or arrangement sponsored or maintained for the benefit of any current or former employee of the Company, the Parent, the Merger Subsidiary or any of their respective Subsidiaries, shall not be deemed to be held by the Company, the Parent, the Merger Subsidiary or any such Subsidiary, regardless of whether the Company, the Parent, the Merger Subsidiary or any such

Subsidiary has the power, directly or indirectly, to vote or control the disposition of such shares. For purposes of this Agreement, the term “Subsidiary” means, with respect to any Person, any other Person fifty percent (50%) or more of the outstanding voting ownership securities of which (or if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) are owned, directly or indirectly, by such first Person; and
     (c) Section 1.7 of the Company Disclosure Letter sets forth by employee each Share that is pledged (or held in escrow) and any outstanding loan or indebtedness (including the principal balance and interest) whether to the Company or third party lender in connection with the Company’s Operating Partner and District Partner programs, as of the Agreement Date, which list shall be updated 2 business days prior to the Effective Time. Notwithstanding the foregoing, in the case of any employee who has pledged Shares purchased by such employee in connection with the Company’s Operating Partner or District Partner programs as collateral for any outstanding loan or indebtedness (whether to the Company or otherwise), the aggregate Merger Consideration, after applicable withholding Taxes (as set forth in Section 2.7), shall be applied by the Surviving Corporation to the repayment of such loan or indebtedness, and the employee shall be entitled to receive any remaining Merger Consideration following such repayment; and
     (d) each share of common stock, par value $0.01 per share, of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
     Section 1.8 Company Options and Equity-Based Awards.
     (a) As soon as practicable following the Agreement Date, the Company shall take such actions as shall be required: (i) to effectuate the cancellation of any outstanding but unvested options (“Unvested Options”) and vested options (“Vested Options”, which term shall include any option that would vest under its applicable Company Stock Plan (defined below) as a consequence of the transaction contemplated by this Agreement) to purchase shares of Company Common Stock (collectively, the “Company Options”) granted pursuant to the Ryan’s Family Steak Houses, Inc. 1987 Stock Option Plan, the Ryan’s Family Steak Houses, Inc. 1991 Stock Option Plan, the Ryan’s Family Steak Houses, Inc. 1998 Stock Option Plan and the Ryan’s Family Steak Houses, Inc. 2002 Stock Option Plan (or any other stock option plan, program, agreement or arrangement of the Company and its Subsidiaries (collectively, the “Company Stock Plans”)), as of the Effective Time and to cause all Company Options to no longer represent the right to purchase Company Common Stock or any other equity security of the Company, the Parent, the Surviving Corporation or any other Person; (ii) to cause, pursuant to the Company Stock Plans, each outstanding Vested Option to represent as of the Effective Time solely the right to receive, in accordance with this Section 1.8, a lump sum cash payment in the amount of the Option Consideration, if any, with respect to such Vested Option, and each Unvested Option shall be canceled and forfeited without the receipt of any consideration; and (iv) to cause the transactions contemplated by this section to be exempt from the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”).
     (b) Parent shall cause the Surviving Corporation to pay to each holder of a Vested Option, in respect and in consideration of each Vested Option so cancelled, as soon as practicable following the Effective Time (but in any event not later than five (5) business days after the Effective Time), an amount equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Vested Option, multiplied by (ii) the total number of shares of Company Common Stock issuable upon exercise of such Vested Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”).
     (c) As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Options a letter describing the treatment of and payment (if such option is a Vested Option) for such Company Options pursuant to this Section 1.8 and providing instructions for obtaining payment for such Vested Options. The Parent shall at all times from and after the Effective Time cause the Surviving Corporation to maintain sufficient liquid funds to satisfy its obligations to holders of Vested Options pursuant to this Section 1.8.
     (d) As of the Effective Time, the Company Stock Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be canceled. At and after the Effective Time, no Person shall have any right under the Company Options, the Company Stock Plans or any other plan, program or arrangement with respect to equity securities of the Surviving Corporation or any Subsidiary thereof, except the right to receive the amount payable under this Section 1.8.
     (e) No additional Company Options or other equity-based awards or other rights to acquire Company Common Stock shall be granted pursuant to the Company Stock Plans or otherwise after the Agreement Date.
     (f) The Board of Directors of the Company shall adopt such resolutions or take such other actions as may be required or appropriate such that, upon the Effective Time, each Company Option and Company Stock Plan is treated in accordance with this Section 1.8.
     Section 1.9 Employee Stock Purchase Plan. As soon as practicable following the Agreement Date, the Board of Directors of the Company (or if appropriate, any committee of the Board of Directors of the Company administering the Employee Stock Purchase Plan (the “ESPP”)) shall adopt such resolutions or take such other actions as may be required to provide that (i) participants may not increase their payroll deductions or purchase elections from those in effect as of the Agreement Date, (ii) no offering period shall commence after the Agreement Date, (iii) each participant’s outstanding right to purchase shares of Company Common Stock under the ESPP shall terminate on the day immediately following the Agreement Date, provided that all amounts allocated to each participant’s account under the ESPP as of such date shall thereupon be used to purchase whole shares of Company Common Stock at the applicable price determined under the ESPP for then outstanding offering periods using such date as the final purchase date for each offering period and (iv) the ESPP shall terminate immediately following the purchases of Company Common Stock on the day prior to the day on which the Effective Time occurs.
     Section 1.10 Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization, exchange, readjustment or other like change with respect to the Company Common Stock occurring after the Agreement Date and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series affected thereby, shall be adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization, exchange, readjustment or other like change.
ARTICLE II
PAYMENT
     Section 2.1 Surrender of Certificates. From and after the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented an outstanding Share (a “Certificate”) shall be entitled to receive in exchange therefor, upon surrender thereof to the Paying Agent, the Merger Consideration into which the Shares formerly evidenced by such Certificate were converted into the right to receive pursuant to the Merger. No interest shall be payable on the Merger Consideration to be paid to any holder of a Certificate irrespective of the time at which such Certificate is surrendered for exchange.
     Section 2.2 Paying Agent; Certificate Surrender Procedures.
     (a) Prior to the Effective Time, the Parent (with the approval of the Company, not to be unreasonably conditioned, withheld or delayed) shall designate, or shall cause to be designated, a bank or trust company based in the United States, to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”).
     (b) Immediately prior to the Effective Time, the Parent shall deposit, or cause to be deposited, with the Paying Agent, an amount in cash sufficient to provide all funds necessary for the Paying Agent to make payment of the aggregate Merger Consideration payable pursuant to Section 1.7 (the “Payment Fund”). For purposes of determining the amount of Merger Consideration to be so deposited, the Parent and the Merger Subsidiary shall assume that no holder of Company Common Stock shall perfect any right to dissent from the Merger and obtain payment for his, her or its Company Common Stock pursuant to Chapter 13 of the SCBA. Pending payment of such funds to the holders of Certificates, the Payment Fund shall be held and may be invested by the Paying Agent pursuant to the terms of the agreement entered into between the Parent and the Paying Agent. The Parent shall replenish the Payment Fund to the extent of any investment losses any monies lost through any investment made pursuant to this subsection (b).
     (c) As soon as reasonably practicable, and in any event not later than three (3) business days after the Effective Time, the Parent shall instruct the Paying Agent to mail to each record holder of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in customary form) and (ii) instructions for use in effecting the surrender of Certificates for the Merger Consideration. Upon the surrender to the Paying Agent of a Certificate together with a duly executed and completed letter of transmittal and all other documents and other materials required by the Paying Agent to be delivered in connection therewith, the holder shall be entitled to receive promptly in exchange therefor the Merger Consideration into which the Shares formerly represented by such Certificates so surrendered have been converted into the right to receive in accordance with the provisions of this Agreement and the Certificates so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not required to be paid. Until so surrendered, each outstanding Certificate shall be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Merger Consideration without interest thereon, into which the Shares represented by such Certificate have been converted into the right to receive in accordance with the provisions of this Agreement.
     Section 2.3 Transfer Books. The stock transfer books of the Company shall be closed at the Effective Time, and no transfer of any shares of Company Common Stock shall thereafter be recorded on any of the stock transfer books. In the event of a transfer of ownership of any shares of Company Common Stock prior to the Effective Time that is not registered in the stock transfer records of the Company at the Effective Time, the Merger Consideration into which such Company Common Stock has been converted into the right to receive in the Merger shall be paid to the transferee in accordance with the provisions of Section 2.2 only if the Certificate is surrendered as provided in Section 2.2 and accompanied by all documents required to evidence and effect such transfer (including evidence of payment of any applicable stock transfer taxes).
     Section 2.4 Termination of Payment Fund. Any portion of the Payment Fund (including any interest received with respect thereto) that remains undistributed one hundred eighty (180) days after the Effective Time shall be delivered to the Parent upon demand, and each holder of Company Common Stock as of the Effective Time who has not previously surrendered Certificates in accordance with the provisions of this Article II shall thereafter look only to the Parent (subject to abandoned property, escheat or similar laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or affidavits of loss in lieu thereof, without any interest thereon.
     Section 2.5 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to the Parent) of that fact by the Person making such a claim, and, if required by the Parent, the posting by such Person of a bond in such reasonable amount as the Parent may direct as indemnity against any claim that may be made against or with respect to such Certificate, the Paying Agent shall pay the Merger Consideration in respect of each Share represented by such lost, stolen or destroyed Certificate.
     Section 2.6 No Rights as Stockholder. From and after the Effective Time, the holders of Certificates shall cease to have any rights as a stockholder of the Surviving Corporation except as otherwise expressly provided in this Agreement or by applicable Laws, and the Parent shall be entitled to treat each Certificate that has not yet been surrendered for exchange solely as evidence of the right to receive the Merger Consideration into which the Company Common Stock evidenced by such Certificate has been converted pursuant to the Merger.
     Section 2.7 Withholding. Each of the Parent, the Merger Subsidiary, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and/or Option Consideration payable to any former holder of Company Common Stock and Company Options, or pursuant to Sections 1.8 and 1.9, all amounts required to be deducted or withheld therefrom by the Internal Revenue Code of 1986, as amended (the “Code”), or other applicable state, local or foreign tax Laws. To the extent that amounts are so deducted and withheld and paid to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder thereof in respect of which such deduction and withholding was made by the Parent or the Surviving Corporation. All payments to any Governmental Authority required to be made in connection with the withholding Taxes as described in this Section 2.7 shall be paid to the relevant Governmental Authority through the withholding tax payment systems of the Surviving Corporation.
     Section 2.8 Escheat. Neither the Parent, the Merger Subsidiary nor the Company shall be liable to any former holder of Company Common Stock for any portion of the Merger Consideration delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law. In the event any Certificate has not been surrendered for the Merger Consideration prior to the sixth anniversary of the Closing Date, or prior to such earlier date as of which such Certificate or the Merger Consideration payable upon the surrender thereof would otherwise escheat to or become the property of any Governmental Authority, then the Merger Consideration otherwise payable upon the surrender of such Certificate will, to the extent permitted by applicable Laws, become the property of the Surviving Corporation, free and clear of all rights, interests and adverse claims of any person.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except (i) with respect to Sections 3.7 through 3.16 and Section 3.19, as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) by the Company and publicly available at least two (2) business days prior to the date of this Agreement and, for the avoidance of doubt, without giving effect to any change of fact or circumstance subsequent to the date such document was filed or furnished, or (ii) as set forth in the letter dated the Agreement Date from the Company to the Parent (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection), the Company represents and warrants to the Parent and Merger Subsidiary that:
     Section 3.1 Corporate Existence and Power.
     (a) Each of the Company and its Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently being conducted, except when the failure to be in good standing or have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to conduct business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except where the failure to be so qualified or licensed and in good standing individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to the Parent or its counsel, true, correct and complete copies of the charter and bylaws or other equivalent organizational documents, as applicable of each of the Company and its Subsidiaries, in each case as amended and in effect on the Agreement Date. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its charter or bylaws or equivalent organizational documents.
     (b) For the purposes of this Agreement, “Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company and “Material Adverse Effect” means any event, circumstance, condition, change, development or effect that, individually or in the aggregate with all other events, circumstances, conditions, changes, developments or effects, would have a material adverse effect on the business, financial condition, assets, liabilities, operations or results of operations of a Person and its Subsidiaries taken as a whole, or the ability of a Person to consummate the Merger and to perform its obligations under this Agreement. For purposes of this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, a joint venture, an association, a trust, an unincorporated organization or any other entity or organization, including any Governmental Authority. Notwithstanding the foregoing, a Company Material Adverse Effect shall not include any event, circumstance, condition, change, development or effect (i) relating to financial, credit or securities markets or economic conditions in general; (ii) relating to changes in Law or applicable accounting regulations or principles or interpretations thereof, to the extent such event, circumstances, condition, change, development or effect described in this clause (ii) does not materially, disproportionately impact the Company and its Subsidiaries taken as a whole relative to other companies operating in the restaurant industry; (iii) relating to the restaurant industry generally, to the extent such event, circumstance, condition, change, development or effect described in this clause (iii) does not materially, disproportionately impact the Company and its Subsidiaries taken as a whole relative to other companies operating in such industry; (iv) consisting of any change in the Company Common Stock price or trading volume, in and of itself, or any failure, in and of itself, by the Company to meet revenue or earnings projections (it being understood that the facts or occurrences giving rise to or contributing to such change in the Company Common Stock price, trading volume or failure to meet revenue or earnings projections may be taken into account in determining whether there has been a Company Material Adverse Effect); (v) relating to the announcement of this Agreement (including any termination of, reduction in or similar negative impact on relationships with any suppliers, distributors or employees of the Company and its Subsidiaries, to the extent such change or effect was due to the identity of Parent or its Affiliates) and the transactions contemplated hereby and performance of and compliance with the terms of this Agreement. Notwithstanding the foregoing, any occurrence of any food borne illness at any restaurant owned or operated by the Company that results in death or serious bodily injury which would reasonably be expected to cause the consolidated earnings before income taxes of the Company to decline by more than 10% over a period of at least one year shall be deemed to have had a Company Material Adverse Effect.
     Section 3.2 Capitalization.
     (a) The authorized capital stock of the Company consists of One Hundred Million (100,000,000) shares of Company Common Stock. As of the close of business on July 21, 2006, 42,325,415.38 shares of Company Common Stock were issued and outstanding and 2,896,347 shares were reserved for issuance pursuant to the Company Stock Plans. All of the issued and outstanding shares of the capital stock of the Company are, and all shares which may be issued pursuant to the exercise of the Company Options or pursuant to the Company Stock Plans shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the SCBA, the Company’s articles of incorporation or bylaws or any contract or commitment to which the Company is a party or otherwise bound and (ii) issued in compliance with all applicable Laws, including federal and state securities Laws and all requirements set forth in applicable contracts governing the issuance of such Company Options. The Company has granted no Company Options outside of the Company Stock Plans.
     (b) There are no outstanding or authorized options, calls, warrants, subscription rights, convertible securities, conversion rights, exchange rights or other contracts, agreements or commitments that could require the Company or any of its Subsidiaries to issue, transfer, sell or otherwise cause to become outstanding any of its capital stock or other securities. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries or other equity interest in the Company or any of its

Subsidiaries, or securities convertible into or exchangeable for such shares or equity interests. The Company Disclosure Letter sets forth a list of all outstanding Company Options and any other awards, the plan under which the options or other awards were granted, as well as the respective exercise prices, dates of grant and vesting schedules thereof. Except as set forth in Article I, the Company is not party to or bound by any obligation to accelerate the vesting of any Company Options.
     (c) Neither the Company nor any of its Subsidiaries is a party to, bound by, or has knowledge of, any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company or any of its Subsidiaries.
     (d) The Board of Directors of the Company has not declared any dividend or distribution with respect to the Company Common Stock the record or payment date for which is on or after the Agreement Date.
     (e) Other than with respect to the Subsidiaries listed on Section 3.2(e) of the Company Disclosure Letter, the Company does not directly or indirectly own any securities or beneficial ownership interests in any other Person (including through joint ventures or partnership arrangements) or have any investment in any other Person. All of the outstanding shares of capital stock of the Company’s Subsidiaries that are owned by the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Laws applicable to such Subsidiary in such Subsidiary’s state of incorporation, such Subsidiary’s articles of incorporation or bylaws (or the equivalent thereof) or any contract or commitment to which such Subsidiary is a party or otherwise bound, and (ii) issued in compliance with all applicable Laws, including federal and state securities laws, and are owned by the Company or one of its Subsidiaries, free and clear of any and all Liens. For purposes of this Agreement, “Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, community property interest, equitable interest, lease, license, charge, option, right of first refusal, easement, servitude, restrictive covenant, right of way, encroachment or other survey defect, title defect, encumbrance, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribution of ownership or other restriction or limitation whatsoever.
     (f) As of the Agreement Date, (i) no bonds, debentures, notes or other indebtedness of the Company having the right to vote are issued or outstanding, and (ii) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.
     (g) The Company Common Stock is listed for quotation on the NASDAQ National Market. No other securities of the Company or any of its Subsidiaries are listed or quoted for trading on any United States domestic or foreign securities exchange.

     (h) Holders of Company Common Stock are not entitled to dissenters’ rights under Chapter 13 of the SCBA.
     Section 3.3 Authorization of Transaction.
     (a) The Company has full corporate power and authority and has taken all requisite corporate action to enable it to execute and deliver this Agreement, and, subject to obtaining the Company Stockholders Approval, to enter into this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the Parent and the Merger Subsidiary, constitutes a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws of general applicability relating to or affecting enforcement of creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     (b) In connection with its adoption of the resolutions of the Board of Directors of the Company described in the Preamble to this Agreement, the Board of Directors of the Company received the opinion of Brookwood referenced in Section 3.21.
     (c) The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement, and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti takeover Laws of the State of South Carolina, including Chapter 2 of Title 35 of the 1976 Code of Laws of South Carolina, as amended (the “SC Code”). The Company has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement, and the transactions contemplated hereby do comply with, the requirements of any articles, sections or provisions of its articles of incorporation and bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.
     Section 3.4 Vote Required. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock (the “Company Stockholders Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the transactions contemplated hereby.
     Section 3.5 Noncontravention; Approvals. Except for (a) filings and approvals necessary to comply with the applicable requirements of the Exchange Act, (b) filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other applicable competition, merger control, antitrust or similar laws or regulations (collectively with the HSR Act, the “Antitrust Laws”), (c) the Company Stockholders Approval and the filing of the Articles of Merger pursuant to the SCBA, and any similar certificates or filings to be made pursuant to the corporation laws of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, and (d) any filings required under the rules and regulations of the NASDAQ National Market, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, shall (i) violate or conflict with any provision of the articles of incorporation or bylaws of the Company or the equivalent organizational documents of any of its Subsidiaries, (ii) result in a violation or breach of, be in conflict with, or constitute or create (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Company Material Agreement, (iii) violate any Laws applicable to the Company, any of its Subsidiaries or any of their properties or assets, (iv) require any filing or registration with, notification to, or authorization, consent or approval of, any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government with appropriate jurisdiction over the Company, any of its Subsidiaries or their respective properties or assets, whether federal, state or local, domestic or foreign (each a “Governmental Authority”) or (v) result in the creation or imposition of any Lien on any of the property or assets of the Company or any of its Subsidiaries; except in the case of clauses (ii), (iii), (iv), and (v) for such violations, breaches, defaults or Liens that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (excluding for this purpose only clause (vi) of the penultimate sentence of Section 3.1(b)).

     Section 3.6 Company Filings; Information in the Proxy Statement.
     (a) The Company has filed on a timely basis all proxy statements, reports, schedules, forms, statements and other documents (including exhibits thereto), and all amendments thereto, required to be filed by it with the SEC since January 1, 2005 (collectively, together with the information incorporated by reference therein, the “Company SEC Documents”). Each of the Company SEC Documents, as of its filing date (or if amended or superseded by a filing prior to the Agreement Date, then as of the date of such filing) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”), the Exchange Act or the Sarbanes-Oxley Act of 2002 (“SOXA”) (as the case may be) and the applicable rules and regulations of the SEC thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any statements, reports, schedules, forms or other documents with the SEC.
     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the “Financial Statements”), (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis throughout the periods involved (except in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of the Company’s and its Subsidiaries’ operations and cash flows for the periods indicated, subject, in the case of the unaudited interim financial statements, to normal and recurring year-end audit adjustments. Except as reflected in the Financial Statements, neither the Company nor any of its Subsidiaries is a party to any material off-balance sheet arrangements (as defined in Item 303 of Regulation S-K promulgated under the Exchange Act). As of the Agreement Date, the Company has not had any material dispute with KPMG, LLP regarding accounting matters or policies during any of its past two full fiscal years or during the current fiscal year that is currently outstanding or that has resulted in (x) a passed adjustment or (y) any restatement of the Financial Statements.
     (c) Without limiting the generality of the foregoing, KPMG, LLP has not resigned nor been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting practices which materially impacts or would require the restatement of any previously issued financial statements, covering one or more years or interim periods for which the Company is required to provide financial statements, such that they should no longer be relied on.

     (d) As of the Agreement Date, to the knowledge of the Company, no investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or threatened.
     (e) As required by Rule 13a-15 of the Exchange Act, the Company has established and maintains (i) internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), which is designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and its preparation of financial statements for external purposes in accordance with GAAP and (ii) disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), which are designed to ensure that all material information required to be disclosed by the Company in the Company SEC Documents is accumulated and communicated to the Company’s and its Subsidiaries’ management, as appropriate to allow timely decisions regarding required disclosure. Each Company SEC Document that was required to be accompanied by the certifications required of the Company’s principal executive officer and principal financial officer pursuant to Sections 302 and 906 of SOXA and the rules and regulations promulgated thereunder was accompanied by such certification and, at the time of filing or submission of each such certification, to the knowledge of the Company’s principal executive officer and principal financial officer, such certification was true and accurate and complied with SOXA and the rules and regulations promulgated thereunder as of the date filed.
     (f) The proxy statement to be provided to the Company’s stockholders in connection with the Company Stockholders Meeting (such proxy statement and any amendment thereof or supplement thereto, the “Proxy Statement”) on the date mailed to the Company’s stockholders and at the time of the Company Stockholders Meeting, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.
     Section 3.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued or unaccrued, absolute or contingent, liquidated or unliquidated, or due or to become due) required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, except for (a) liabilities and obligations accrued or reserved in the Financial Statements as of December 28, 2005 or otherwise disclosed in the Company SEC Documents, (b) liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since December 28, 2005, (c) other liabilities and obligations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and (d) liabilities and obligations which have been discharged or paid prior to the Agreement Date.
     Section 3.8 Absence of Company Material Adverse Effect. Since December 28, 2005, (i) to the Agreement Date, there has not been a Company Material Adverse Effect, nor does there exist or has there occurred any event, change, circumstance, condition, development or effect that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, and (ii) neither the Company nor any of its Subsidiaries has taken or authorized the taking of any action prohibited by, or that would be, if taken after the Agreement Date, in violation of, Section 5.3.
     Section 3.9 Litigation and Legal Compliance.
     (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) there are no claims, actions, suits or proceedings pending, or to the Company’s knowledge, threatened by or against the Company or any of its Subsidiaries, (ii) to the Company’s knowledge there is no investigation pending or threatened by or against the Company or any of its Subsidiaries and (iii) neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, injunction, order or decree of any Governmental Authority. There are no judicial or administrative actions or proceedings pending, or to the Company’s knowledge, threatened, and to the Company’s knowledge there are no investigations pending or threatened by or against the Company, that question the validity of this Agreement or any action taken or to be taken by the Company in connection with this Agreement.
     (b) Except for instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with each applicable federal, state, local and foreign law, statute, rule, regulation, ordinance, code, license, permit, order, legal doctrine, writ, injunction, judgment, decree, requirement or agreement with any Governmental Authority (including common law or the interpretation thereof) (collectively, the “Laws”) to which the Company, any of its Subsidiaries, or any of their respective assets or properties may be subject. The Company and its Subsidiaries have all permits, licenses, approvals, authorizations of and registrations with and under all Laws, and from all Governmental Authorities, required by the Company and its Subsidiaries to carry on their respective businesses as currently conducted, except where the failure to have such permits, licenses, approvals, authorizations and registrations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     Section 3.10 Contract Matters.
     (a) Section 3.10 of the Company Disclosure Letter lists each of the Company Material Agreements that as of the Agreement Date are in effect or otherwise binding on the Company or any of its Subsidiaries or their respective properties or assets, other than those contracts or agreements that have been filed as exhibits to the Company SEC Documents. Section 3.10 of the Company Disclosure Letter shall be deemed to be amended to include any contract or agreement that would qualify as a Company Material Agreement which is entered into by the Company during the period between the date of this Agreement and the Effective Time; provided that the Company shall have delivered written notice to the Parent of its entry into any such contract or agreement promptly, and in any event within two business days of its execution thereof. “Company Material Agreements” means (i) any credit agreement, note, bond, guarantee, mortgage, indenture, lease (excluding leases covered by Section 3.14(b) or not required to be scheduled pursuant to that section), or other instrument or obligation pursuant to which any

“indebtedness” of the Company or any of its Subsidiaries of more than $250,000 is outstanding or may be incurred; (ii) any contract or agreement under which the Company or any Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to any person in excess of $250,000 (other than to the Company or any Subsidiary and other than extensions of trade credit in the ordinary course of business, consistent with past practice); (iii) any agreement, contract or binding commitment which was, or which was required to be, filed as an exhibit to the Company SEC Documents; and (iv) any (A) collective bargaining agreement; (B) employment agreement contract or binding commitment providing for annual compensation or payments in excess of $250,000 in the current or any future year; (C) agreement, contract or commitment of indemnification or guaranty not entered into in the ordinary course of business consistent with past practice which would reasonably be expected to exceed $250,000, as well as any agreement, contract or commitment of indemnification or guaranty between the Company or any of its Subsidiaries and any of their respective officers or directors, irrespective of the amount; (D) agreement, contract or binding commitment containing any covenant directly or indirectly limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business, compete with any Person, or sell any product or service; (E) agreement, contract or binding commitment that shall result in the payment by, or the creation of any commitment or obligation (absolute or contingent) to pay on behalf of the Company or any of its Subsidiaries any severance, termination, change of control, “golden parachute,” or other similar payments to any current or former employee, officer, director or consultant following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement; (F) agreement, contract or binding commitment by the Company or any of its Subsidiaries entered into since January 1, 2005 or that has material obligations that are to be performed subsequent to the Agreement Date, relating to the disposition or acquisition of material assets not in the ordinary course of business or any ownership interest in any Subsidiary or other Person; (G) material agreements, contracts or binding commitments regarding the development, ownership or use of Intellectual Property (including material licenses to or from third parties but other than commercial off-the-shelf software, as that term is commonly understood); (H) material partnership, joint venture or similar agreement or arrangement; (I) any contract or agreement involving a standstill or similar obligation of the Company or any of its Subsidiaries to a third party; (J) any franchise agreement; (K) each contract or agreement the terms of which the Company or any Subsidiary is or will be bound to share its profits or pay any royalties; (L) each supplier agreement requiring payments in excess of $250,000; (M) each power of attorney granted in favor of any Person; or (N) other agreement, contract or binding commitment which is material to the operation of the Company’s and its Subsidiaries’ businesses. For purposes of this section, “indebtedness” shall mean, with respect to any Person, without duplication, (1) all obligations of such Person for borrowed money, (2) all obligations of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (3) all letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business or to support workers’ compensation insurance obligations or perf ormance obligations under contracts entered into in the ordinary course) and (4) all obligations, the principal component of which are obligations under leases that are, or should be pursuant to GAAP, classified as capital leases; provided that, any obligations between or among the Company and its wholly-owned Subsidiaries shall not be considered to be “indebtedness” hereunder.
     (b) Each Company Material Agreement is valid, binding and enforceable upon the Company or the Subsidiary that is a party thereto, and to the Company’s knowledge each other party thereto, and is, and following consummation of the transactions contemplated by this Agreement shall remain, in full force and effect (except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting the enforcement of creditors’ rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought). There are no defaults or breaches under any Company Material Agreement by the Company or any of its Subsidiaries, or to its knowledge any other party thereto.
     Section 3.11 Tax Matters.
     (a) The Company and each of its Subsidiaries have (i) timely filed with the appropriate Governmental Authorities every material return, report or other document or information (including any election, declaration, disclosure, schedule, estimate or information return) required to be supplied to a taxing authority or agent thereof in connection with Taxes (“Tax Returns”) required to be filed for all periods ending on or prior to the Effective Time, and for which a tax return is required by applicable Law to be filed on or prior to such Effective Time (including pursuant to extensions properly obtained), and such filed Tax Returns are correct and complete in all material respects, (ii) timely paid in full or made adequate provision for the payment of all Taxes and (iii) timely withheld and paid all Taxes required by applicable Laws to have been withheld and paid as of the Effective Time in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party. The liabilities and reserves for Taxes reflected in the balance sheet included in the Company Reports as of and for the period ended December 28, 2005 are adequate to cover all Taxes of the Company and its Subsidiaries for all periods ending at and prior to the date of such balance sheet and there are no material Liens for Taxes upon any property or asset of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due. The Company has delivered to the Parent correct and complete copies of all federal income Tax Returns filed for 2002, 2003 and 2004 and any amended federal income Tax Returns filed within the three-year period ending on the Agreement Date, and all state, local and foreign income Tax Returns filed for 2004. The Company and its Subsidiaries have each disclosed on their respective Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Code Section 6662 or any similar provision of applicable Law, and is in possession of supporting documentation as may be required under any such provision.
     (b) Neither the Company nor any of its Subsidiaries: (i) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than waivers and extensions which are no longer in effect; (ii) has received any written notice indicating an intent to open an audit or other review, a request for information related to Tax matters, or notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed (and no audit or administrative or judicial Tax proceeding is pending or being conducted with respect to the Company or any of its Subsidiaries); (iii) has been subject to a written claim by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (iv) is a party to any agreement providing for the allocation or sharing of Taxes with any person that is not, directly or indirectly, a wholly owned Subsidiary of the Company; (v) for taxable years after 2001, has “participated” (within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A)) in any “listed transaction” within the meaning of Code Section 6011 or any similar provision of state, local or foreign Law; (vi) is presently required, or shall be required, to include any taxable income for any period ending after the Closing Date as a result of (A) a change in method of accounting under Code Section 481 made prior to the Closing Date, (B) any intercompany transaction, (C) an installment sale or open transaction disposition made on or prior to the Closing Date, or (D) a prepaid amount received on or prior to the Closing Date (or under any provision of Law of any jurisdiction with similar consequences as any of (vi)(A) through (vi)(D) above); or (vii) is a party to any material agreement, contract, arrangement or plan (A) pursuant to which any one of them is required to make a compensatory payment to any individual more than two and one-half (2 1/2) months after the calendar year in which services were performed as an employee in such calendar year commencing in 2005, (B) that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G, or any amount that would not be fully deductible as a result of Code Section 162(m), or (C) pursuant to which it is bound to compensate any Person for excise or other additional Taxes paid pursuant to Code Sections 409A or 4999 or any similar provision of state, local or foreign Law. There are no unresolved issues of law or fact which, to the knowledge of the Company, arise out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service or any other Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries.
     (c) For purposes of this Agreement, “Tax” or “Taxes” shall mean (i) any and all taxes, fees, levies, duties, tariffs, imposts, and other like charges imposed by the United States or any other Governmental Authority (together with any and all interest, penalties, loss, damage, liability, expense, additions to tax and additional amounts or costs incurred or imposed with respect thereto), whether disputed or not, including (A) taxes or other charges on or with respect to income, estimated income, franchise, escheat, windfall or other profits, gross receipts, real or personal property, sales, use, capital gains, capital stock or shares, premium, payroll, employment, social security (or similar), workers’ compensation, occupation, unemployment compensation, disability, environmental (including taxes under Code Section 59A), alternative or add-on minimum, estimated or net worth; (B) taxes or other charges in the nature of excise, withholding, ad valorem, license, registration, stamp, transfer, value added, or gains taxes; and (C) customs duties, tariffs, import and export taxes and similar charges; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law; and (iii) any liability for payment of amounts described in clauses (i) and (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any Person.
     Section 3.12 Employee Benefit Matters.
     (a) Each plan, program, agreement or arrangement of the Company or any of its Subsidiaries constituting (i) an employee welfare benefit plan as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 (as amended, “ERISA”) is referred to herein as an “Employee Welfare Benefit Plan” and (ii) an employee pension benefit plan as defined in Section 3(2) of ERISA is referred to herein as an “Employee Pension Benefit Plan.” The Employee Welfare Benefit Plans, Employee Pension Benefit Plans and each other employee benefit plan, agreement, program or arrangement or employment practice maintained by the Company or any of its Subsidiaries with respect to any of its current or former employees, officers, directors or consultants or to which the Company or any of its Subsidiaries contributes or is required to contribute with respect to any of its current or former employees, officers, directors or consultants are collectively referred to herein as the “Company Plans.” With respect to each Company Plan:
          (i) such Company Plan (and each related trust, insurance contract or fund, if applicable) has been administered in a manner consistent in all material respects with its written terms and complies in all material respects in form and operation with the applicable requirements of ERISA and the Code and other applicable Laws;
          (ii) all required reports, returns, similar documents and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been filed or distributed appropriately with respect to such Company Plan and there are no investigations by any Governmental Authority with respect to termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Plans), suits or proceedings against or involving any company Plan or asserting any rights or claims to benefits under any company Plan that would give rise to any material liability, and to the knowledge of the Company, there are no facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding;
          (iii) The requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B have been met in all material respects with respect to each such Company Plan which is an Employee Welfare Benefit Plan;
          (iv) all material contributions, premiums or other payments (including all employer contributions and employee salary reduction contributions) that are required to be made under the terms of any Company Plan have been timely made and properly provided for in the Financial Statements contained in the most recent Company SEC Documents;

          (v) each such Company Plan which is an Employee Pension Benefit Plan intended to be a “qualified plan” under Code Section 401(a) has received a favorable determination letter from the Internal Revenue Service stating that such plan is a qualified plan and exempt from income tax under Sections 401(a) and 501(a) of the Code, and no event has occurred which would reasonably be expected to cause the loss, revocation or denial of any such favorable determination letter;
          (vi) to the extent applicable, the Company has previously delivered to the Parent, upon its request, correct and complete copies of the plan documents (or in the case of any unwritten Company Plan, a description thereof) and most recent summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the three (3) most recent Form 5500 Annual Report, has previously delivered the most recent actuarial report, the most recent audited financial statements, and all related trust agreements, insurance contracts and other funding agreements that implement such Company Plan; and
          (vii) all Company Plans are by their terms able to be amended or terminated by the Company without advance notice and without incurring additional liabilities.
     (b) With respect to each Employee Welfare Benefit Plan or Employee Pension Benefit Plan that the Company or any of its Subsidiaries maintains or ever has maintained, or to which any of them contributes, ever has contributed or ever has been required to contribute, there have been no non-exempt prohibited transactions (as defined in Section 406 of ERISA and Code Section 4975) with respect to such plan, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such plan, and no action, suit, proceeding, hearing or, to the Company’s knowledge, investigation with respect to the administration or the investment of the assets of such plan (other than routine claims for benefits) is pending or, to the Company’s knowledge, threatened.
     (c)Neither the Company nor any of its Subsidiaries, nor any other entity which, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) contributes to or has in the past six years sponsored, maintained, contributed to or had any liability in respect of any defined benefit pension plan (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code or Section 302 of ERISA.
     (d)No Company Plan is a Multiemployer Plan and neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has at any time sponsored or contributed to, or had any liability or obligation in respect of, any Multiemployer Plan.
     (e)Neither the Company nor any of its Subsidiaries has any obligation to provide medical, health, life insurance or other welfare benefits for currently retired or future retired or terminated employees, their spouses or their dependents (other than in accordance with Code Section 4980B), including any such obligations resulting from transactions contemplated by this Agreement.
     (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee, officer, director or consultant of the Company; (ii) increase any benefits otherwise payable under any Company Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code; or (v) result in the triggering or imposition of any restrictions or limitations on the rights of the Company to amend or terminate any Company Plan.
     (g) Prior to the execution of this Agreement, for each Company Stock Option Plan, the Board of Directors or other body authorized to administer and interpret such Company Stock Option Plan has made the determination and directed, in each case in accordance with the terms of such Company Stock Option Plan, that the Company Stock Options shall be treated as set forth in Section 1.8 of this Agreement.
     Section 3.13 Environmental Matters.
     (a) (i) The Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws and have all permits, licenses and authorizations required by such Environmental Laws necessary for the operation of their businesses as presently conducted; (ii) there is no order, claim, action, proceeding or demand for information pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries pursuant to Environmental Laws; (iii) the Company is not otherwise subject to any liability under Environmental Laws including any liability arising out of the release or disposal of hazardous, toxic, dangerous or regulated substances into the environment; and (iv) the Company and its Subsidiaries have not received any notice, demand letter or request for information from any Governmental Authority or third party, which has not heretofore been resolved with such Governmental Authority or third party, indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Laws; provided, however, that no representation or warranty is made in the foregoing clauses (i), (ii), (iii) and (iv) with respect to matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
     (b) For purposes of this Agreement, “Environmental Laws” means any Federal, state, local or foreign Laws relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling production, release or disposal of, Hazardous Substances, in each case as amended. The term “Environmental Laws” includes the Comprehensive Environmental Response, Compensation and Liability Act

of 1980, 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendment and Reauthorization Act of 1986 and as further amended, the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., as amended, the Solid Waste Disposal Act of 1976, 42 U.S.C. § 6901 et seq., as amended, the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended, the Hazardous Material Transportation Act, 49 Ap. U.S.C.A. § 1801 et seq., as amended, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq., as amended, and comparable state and local Laws.
     (c) For purposes of this Agreement, “Hazardous Substance” means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Laws. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Authority or any Environmental Laws including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.
     Section 3.14 Real Estate.
     (a) The Company or one of its Subsidiaries is the owner of good, marketable and insurable fee title to the land described in Section 3.14(a) of the Company Disclosure Letter and to all of the buildings, structures and other improvements located thereon (collectively, the “Owned Real Property”), free and clear of all Liens except for Permitted Liens. For purposes of this Agreement, “Permitted Lien” means (i) Liens for Taxes not delinquent or the validity of which are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on the Company’s financial statements in accordance with GAAP consistently applied; (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business and securing amounts that are not past due and as to which adequate reserves have been established on the Company’s financial statements in accordance with GAAP consistently applied; and (iii) other Liens arising in the ordinary course of business, other than liens for indebtedness or other monetary obligation, which do not (x) interfere in any material respect with the use or occupancy of the affected property as currently used or operated or (y) materially reduce the market value of the Real Property below the fair market value the Real Property would have had but for such encumbrance.
     (b) Section 3.14(b)(1) of the Company Disclosure Letter contains a true, correct and complete schedule of all leases, subleases, licenses and other agreements (including all modifications, amendments and supplements thereto) (collectively, the “Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the land, buildings and other real property improvements covered by the Real Property Leases being herein called the “Leased Real Property”), which schedule sets forth the date of and parties to each Real Property Lease, the date of and parties to each amendment, modification and supplement thereto, the term and renewal terms (whether or not exercised) thereof and a brief description of the Leased Real Property covered thereby. The Company has heretofore delivered to the Parent true, correct and complete copies of all Real Property Leases. Each Real Property Lease is valid, binding and in full force and effect. Except for the matters listed in Section 3.14(b)(2) of the Company Disclosure Letter (collectively, the “Permitted Leased Real Property Exceptions”), the Company or its Subsidiary, as applicable, holds the leasehold estate under and interest in each Real Property Lease free and clear of all Liens. There are no material disputes with respect to each Real Property Lease and except as disclosed in Section 3.14(b)(3) of the Company Disclosure Letter, neither the Company, nor, to the knowledge of the Company, any other party to each Real Property Lease, is in breach or default under such Real Property Lease, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease. Except as set forth in Section 3.14(b)(4) of the Company Disclosure Letter, no consent by the landlord or other third party under any of the Real Property Leases is required in connection with the consummation of the transactions contemplated herein and each of the Real Property Leases will continue to be in full force and effect on identical terms following the Closing. Except as disclosed in Section 3.14(b)(5) of the Company Disclosure Letter, the Company or its Subsidiary has non-disturbance agreements with the landlord’s lender with respect to each Real Property Lease.
     (c) All of the land, buildings, structures and other improvements and all appurtenances thereto used by each of the Company and its Subsidiaries in the conduct of its business are included in the Owned Real Property and the Leased Real Property. The Leased Real Property and the Owned Real Property are hereinafter collectively referred to as the “Real Property.”
     (d) Section 3.14(d) of the Company Disclosure Letter contains a true, correct and complete schedule of all material leases, subleases, licenses and other agreements (including all modifications, amendments and supplements thereto) (collectively, the “Space Leases”) granting to any person other than the Company or any of its Subsidiaries any right to the possession, use, occupancy or enjoyment of the Real Property or any portion thereof. The Company has heretofore delivered to the Parent true, correct and complete copies of all Space Leases.
     (e) Neither the Company nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal, right of first offer or other contractual right to purchase, acquire, sell or dispose of the Real Property or any portion thereof or interest therein.
     (f) All buildings, structures, fixtures, building systems and equipment included in the Real Property (the “Structures”) are in reasonably good condition and repair in all material respects and sufficient for the operation of the business of the Company, subject to reasonable wear and tear and subject to replacements and upgrades of fixed assets consistent with the Company’s capital expenditures budget and in the ordinary course of business. There are no facts or conditions affecting any of the Structures which would interfere in any material respect with the use or occupancy of the Structures or any portion thereof in the operation of the business of the Company.

     (g) Neither the Company nor any of its Subsidiaries has received notice or has knowledge of any pending, threatened or contemplated condemnation proceeding affecting the Real Property or any part thereof or of any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.
     (h) The present use of the land and Structures on the Real Property are in conformity in all material respects with all applicable laws, rules, regulations and ordinances, including all applicable zoning laws, land use laws and restrictions, building codes, setback requirements, ordinances and regulations and with all registered deeds, restrictions of record, reciprocal easement agreements or other agreements affecting such Real Property, and neither the Company nor any of its Subsidiaries has knowledge of any proposed change therein that would so affect any of the Real Property or its use and neither the Company nor any of its Subsidiaries has knowledge of any violation thereof. To the Company’s or any applicable Subsidiary’s knowledge, there exists no conflict or dispute with any regulatory authority or other Person relating to any Real Property or the activities thereon which would be reasonably likely to result in a Material Adverse Effect. No damage or destruction has occurred with respect to any of the Real Property that would reasonably be expected to result in a Material Adverse Effect.
     (i) Section 3.14(i) of the Company Disclosure Letter sets forth a list of all construction and material alteration projects currently ongoing with respect to any Real Property (the “Construction Projects”). The Construction Projects are proceeding in a workmanlike fashion in compliance in all material respects with all applicable laws, rules, regulations and ordinances, and, to the Company’s knowledge, there are no facts or conditions affecting any of the Construction Projects which would interfere in any significant respect with the completion of the Construction Projects, or the use, occupancy or operation thereof, which interference would reasonably be expected to result in a Material Adverse Effect. No Construction Project or portion thereof is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Property.
     Section 3.15 Intellectual Property Matters.
     (a) Either the Company or one of its Subsidiaries owns, or otherwise has the right pursuant to a valid written license, sublicense or other agreement to use, all Intellectual Property used in connection with the business of the Company or any of its Subsidiaries as presently conducted or contemplated (the “Company Intellectual Property”), free and clear of all Liens. “Intellectual Property” shall mean all intellectual property or other proprietary rights of any kind, as they exist anywhere in the world, including (i) all copyrights, all renewals and extensions thereof, and all registrations and applications thereof, (ii) domain names, Internet addresses, and other computer identifiers, web sites, and web pages, and similar rights and items, (iii) patents, patent applications, inventions (whether or not patentable) and other patent rights, (iv) computer software programs, including all source code, object code, specifications, databases, designs and related documentation (collectively, “Software”), (v) trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, all registrations and applications for registration thereof, and all goodwill associated therewith, (vi) trade secrets, know-how, inventions, processes, procedures, customer information, confidential business information, and technical information (collectively, “Trade Secrets”), and (vii) licenses, sublicenses, distribution agreements, covenants not to sue and other agreements and permissions relating to items (i)-(vi) (collectively, “IP Licenses”).
     (b) Section 3.15(b)(i) of the Company Disclosure Letter sets forth a true and complete list of all registrations, issuances, filings and applications for any Intellectual Property owned or filed by the Company or any of its Subsidiaries as well as all material unregistered Company Intellectual Property. All such items of Intellectual Property are valid, subsisting, enforceable and in full force and effect.
     (c) Each of the Company and its Subsidiaries has taken all necessary and desirable actions to maintain and protect each item of Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, including taking all reasonable or necessary actions and precautions to protect the secrecy, confidentiality, and value of its Trade Secrets and the proprietary nature and value of its Intellectual Property.
     (d) To the Company’s knowledge, (i) none of the Company Intellectual Property, business operations, products or services owned, used, developed, provided, sold, licensed, imported or otherwise exploited by the Company or any of its Subsidiaries, or made for, used or sold by or licensed to the Company or any of its Subsidiaries by any person nor the conduct of the Company or its subsidiaries’ business infringes upon, misappropriates or otherwise violates any Intellectual Property rights of others, and (ii) no person is infringing upon or otherwise violating the Intellectual Property rights of the Company or any of its Subsidiaries. There are no claims pending or, to the Company’s knowledge, threatened, and there is no fact, event, condition or circumstance that, directly or indirectly, may give rise to or serve as a basis for the commencement of any claim, (x) contesting the right of the Company or any of its Subsidiaries to use any of the Company’s or such Subsidiary’s products or services currently or previously used by the Company or such Subsidiary or (y) opposing or attempting to cancel any rights of the Company or such Subsidiary in or to any Company Intellectual Property.
     (e) Section 3.15(e) of the Company Disclosure Letter sets forth a true and complete list and description of all Software used by the Company or any of its Subsidiaries (except for “off-the-shelf software,” as such term is commonly understood, that is commercially available on a retail basis under non-discriminatory pricing terms and used solely on the desktop personal computers of the Company). All Software used by the Company or any of its Subsidiaries performs in conformance with its documentation, is free from any material software defect and does not contain any malicious code. The Company and each of its Subsidiaries has made back-ups of all such Software (specifically including all databases) and has maintained such backups at a secure off-site location. The Company and each of its Subsidiaries is in compliance with each IP License relating to Software to which it is a party, and each such IP License shall remain in full force and effect following the consummation of the transactions contemplated herein.
     (f) After the consummation of the transactions contemplated herein, the Company will own all right, title, and interest in and to or have a valid written license to use all Company Intellectual Property on identical terms and conditions as each of the Company or its subsidiaries enjoyed immediately prior to such transactions.
     (g) Each of the Company and its Subsidiaries has security measures and safeguards in place that are adequate and appropriate in all material respects to protect information it collects from customers and other parties from illegal or unauthorized access or use by its personnel or third parties or access or use by its personnel or third parties in a manner that could reasonably be expected to lead to a violation of the privacy rights of third parties. Neither the Company nor any of its Subsidiaries has collected, received or used such information in an unlawful manner or in violation of the privacy rights of third parties, and to the Company’s knowledge, no Person has gained unauthorized access to or made any unauthorized use of such information in any manner that has led or could reasonably be expected to lead to a material legal liability of the Company or its Subsidiaries.
     Section 3.16 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreements, memoranda of understanding, settlements or other labor agreements with any union or labor organization. There are no material disputes or controversies pending or, to the Company’s knowledge, threatened between the Company or any of its Subsidiaries and any of their current or former employees or any labor or other collective bargaining unit representing any such employee that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. To the Company’s knowledge, as of the Agreement Date, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries. To the Company’s knowledge, as of the Agreement Date, there are no current Department of Labor, Office of Federal Contract Compliance Programs or Equal Employment Opportunity Commission audits pending with respect to the Company or any of its Subsidiaries except for audits arising in the ordinary course of business or that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Company’s knowledge, it is in material compliance with all local, state and federal wage and hours laws (including the Federal Fair Labor Standards Act) and all federal immigration laws. There are no material liabilities or obligations relating to any individual’s current or former employment with the Company or its Subsidiaries or related entities arising in connection with any violation of any Laws. No individual who has performed services for the Company or any of its Subsidiaries has been improperly excluded from participation in any Company Plan, and neither the Company nor any of its Subsidiaries has any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer. Neither the Company nor any of its Subsidiaries has

incurred any liability or obligation and none of the employees of the Company or any of its Subsidiaries have experienced or will experience an employment loss (as defined by the federal Worker Adjustment and Retraining Notification Act of 1988, including the regulations promulgated thereto (“WARN”) or any similar state or local statute) during the 90 day period immediately prior to the Closing, or that if such employment losses do occur, with prior written notice to the Parent, that the Company will timely give all notices required to be issued under, and otherwise comply with, WARN and any similar state or local statues and regulations of any applicable jurisdiction related to “plant closings”, “mass layoffs” (or similar triggering event) caused by the Company. To the extent that, after the Closing, the Parent operates the business of the Company and its Subsidiaries in the same manner operated by the Company and its Subsidiaries during the six-month period prior to the Closing, the Parent will not incur any liability under WARN or any similar state or local statute.
     Section 3.17 Amendment to the Rights Agreement. The Company has taken and will maintain in effect all necessary action to prevent the Shareholder Rights Agreement, dated as of February 18, 2005, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent, as amended (the “Rights Agreement”), from being applicable to this Agreement and the transactions contemplated hereby, including preventing any right issued or issuable under the Rights Agreement from becoming exercisable by virtue of this Agreement, the Merger or any other transaction contemplated by this Agreement and ensuring that (a) neither the Parent nor the Merger Subsidiary nor any of their “Affiliates” (as defined in the Rights Agreement) or “Associates” (as defined in the Rights Agreement) is considered to be an “Acquiring Person” (as defined in the Rights Agreement) by virtue of this Agreement, the Merger or any other transaction contemplated by this Agreement, (b) the provisions of the Rights Agreement, including the occurrence of a Share Acquisition Date (as defined in the Rights Agreement) or Distribution Date (as defined in the Rights Agreement), are not and shall not be triggered by reason of the execution, announcement or consummation of this Agreement, the Merger any other transaction contemplated by this Agreement and (c) each right issued and outstanding immediately prior to the Effective Time shall expire without additional payment at the Effective Time. The Company has delivered to the Parent a true and correct copy of the Rights Agreement as amended and supplemented to the date of this Agreement.
     Section 3.18 Takeover Laws. The restrictions contained in Chapter 2 of Title 35 of the SC Code do not apply to the Company, this Agreement, the Merger or the other transactions contemplated herein. The Company has taken all necessary action to render any other potentially applicable anti-takeover or similar statute or regulation or provision of the articles of incorporation or by-laws, or other organizational or constitutive document or governing instruments of the Company or any of its Subsidiaries, inapplicable to this Agreement and the transactions contemplated by this Agreement.
     Section 3.19 Insurance. Section 3.19 of the Company Disclosure Letter sets forth a list of all material insurance policies that the Company and each of its respective Subsidiaries maintain. Such policies or binders of insurance cover risks in amounts adequate for the Company and its Subsidiaries’ respective businesses and operations and are customary in the industry in which the Company and its Subsidiaries operate. All material insurance policies maintained by the Company and its Subsidiaries are in full force and effect, all premiums due and payable thereon have been paid (and no further premiums or payments are due after the Effective Time with respect to any coverage prior to the Effective Time), and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms and conditions of such policies. No limit imposed on any such insurance policy has been exhausted or significantly diminished and each provider of the insurance policies listed in Section 3.19 of the Company Disclosure Letter is solvent as of the Agreement Date. The Company has made available to the Parent true and correct copies of all loss run reports for the past five years which have been provided to the Company, its Subsidiaries or any of their insurance agents.
     Section 3.20 Brokers’ Fees. Except for the fees and expenses payable by the Company to Brookwood Associates, LLC (“Brookwood”) pursuant to a letter agreement dated January 27, 2006 (the “Brookwood Engagement Letter”), a complete copy of which has been previously delivered to the Parent, neither the Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated by this Agreement.
     Section 3.21 Opinion of Financial Advisor. The Company has received the opinion of Brookwood, dated the Agreement Date, to the effect that, as of the date the opinion was delivered, the consideration to be received by the holders of Company Common Stock (the “Company Stockholders”) pursuant to this Agreement is fair to the Company Stockholders, other than the Parent, the Merger Subsidiary and their respective Subsidiaries, from a financial point of view. Upon the Company’s receipt of the written version of such opinion, the Company will promptly provide the Parent with a copy of such opinion. The Company has received the consent of Brookwood to include its final written opinion in the Proxy Statement subject to the terms and provisions of the Brookwood Engagement Letter.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
THE PARENT AND THE MERGER SUBSIDIARY
     The Parent and the Merger Subsidiary, jointly and severally, represent and warrant to the Company that:
     Section 4.1 Corporate Existence and Power. Each of the Parent and the Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently being conducted, except when the failure to be in good standing or have such power and authority, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of the Parent or the Merger Subsidiary to consummate the Merger (a “Parent Material Adverse Effect”). Each of the Parent and the Merger Subsidiary is duly qualified or licensed to conduct business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except where the failure to be so qualified or licensed and in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Since the date of its incorporation, the Merger Subsidiary has not engaged in any activities other than in connection with, or as contemplated by, this Agreement.
     Section 4.2 Authorization of Transaction; Non-Contravention; Approvals.
     (a) The Parent and the Merger Subsidiary have full corporate power and authority and have taken all requisite corporate action to enter into this Agreement and, subject to the adoption of this Agreement by the Parent as the sole stockholder of the Merger Subsidiary (which shall occur promptly after the execution and delivery hereof), to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Parent and the Merger Subsidiary and, assuming the due authorization, execution and delivery thereof by the Company, constitutes a valid and legally binding agreement of the Parent and the Merger Subsidiary enforceable against each of them in accordance with its terms, except that (i) such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws of general applicability relating to or affecting enforcement of creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     (b) Except for (a) filings and approvals necessary to comply with the applicable requirements of the Exchange Act, (b) filings pursuant to the HSR Act and any other applicable Antitrust Laws, (c) the filing of the Articles of Merger pursuant to the SCBA and (d) any filings required under the rules and regulations of the NASDAQ National Market, neither the execution and delivery of this Agreement by the Parent and the Merger Subsidiary, nor the consummation by the Parent and the Merger Subsidiary of the transactions contemplated hereby, shall (i) violate or conflict with any provision of the articles of incorporation or bylaws of the Parent or the Merger Subsidiary, (ii) violate any Laws applicable to the Parent or the Merger Subsidiary or any of their respective properties or assets, or (iii) require any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority; except in the case of clauses (ii) and (iii) for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals that the failure to obtain, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
     Section 4.3 Financing Capability
     (a) The Parent has entered into a sale-leaseback facility commitment letter with Drawbridge Special Opportunity Fund, LLC dated July 23, 2006 (“Drawbridge”) and the Parent and the Merger Subsidiary have entered into a debt financing commitment letter from Credit Suisse Securities (USA) LLC and UBS Securities LLC (together with Drawbridge, the “Lenders”) dated July 24, 2006 (the “Commitment Letters”) pursuant to which the sale-leaseback facility and debt financing sources identified therein have committed to provide to the Parent up to $1.5 billion in the aggregate (the “Financing”), subject to the terms and conditions therein and assuming that the conditions set forth in Sections 6.1 and 6.2 are satisfied as of the Closing. The Parent has delivered correct and complete copies of the Commitment Letters to the Company. As of the date hereof, the Commitment Letters (i) are in full force and effect, (ii) are binding and enforceable against the Parent and, to the knowledge of Parent, each of the other parties thereto in accordance with their respective terms, except that (A) such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws of general applicability relating to or affecting enforcement of creditors’ rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (iii) have not been amended or terminated in any manner adverse to the Company. As of the date of this Agreement, the Parent does not believe that the Commitment Letters will be terminated or amended in any material respect in a manner adverse to the Company. As of the date of this Agreement, the Lenders have not advised Parent, Merger Subsidiary or any of their respective Affiliates of any facts which cause them to believe the financings contemplated by the Commitment Letters will not be consummated substantially in accordance with the terms thereof. All commitment fees and other fees required to be paid pursuant to the Commitment Letters on or prior to the date hereof have been paid.
     (b) To the knowledge of the Parent, as of the date hereof, there are no conditions precedent related to the funding of the Financing other than as set forth in the Commitment Letters.
     Section 4.4 Information in the Proxy Statement. The information supplied by the Parent or the Merger Subsidiary expressly for inclusion or incorporation by reference in the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
     Section 4.5 Litigation. As of the Agreement Date, there are no claims, actions or proceedings pending or, to the knowledge of the Parent, threatened against the Parent or any of its Subsidiaries before any Governmental Authority that seek to restrain or enjoin the consummation of the Merger or that, if adversely determined, would adversely affect in any material respect Parent or any of its Subsidiaries’ ability (financial or otherwise) to consummate the Merger. As of the Agreement Date, neither the Parent nor any of its Subsidiaries is subject to any to any outstanding judgment, injunction, order or decree of any Governmental Authority which prohibits or restricts the consummation of the transactions contemplated by this Agreement.
     Section 4.6 Brokers’ and Finders’ Fees. Except for the fees and expenses payable by the Parent to Berenson & Company, LLC pursuant to a letter agreement dated May 31, 2006, the Parent has not incurred any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE V
COVENANTS
     Section 5.1 General. Subject to the terms and conditions of this Agreement, each of the parties shall take all actions and do all things necessary, proper or advisable to perform its obligations under this Agreement which are required to be performed on or prior to the Closing, and use its reasonable efforts to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practical.
     Section 5.2 Further Assurances. Prior to the Closing Date, each of the parties shall give all required notices to third parties and Governmental Authorities and shall use its reasonable efforts to obtain all material third party and governmental consents and approvals that it is required to obtain in connection with this Agreement, the Merger and the other transactions contemplated hereby. No later than ten (10) business days after the date of the execution of this Agreement, each of the parties shall file a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act and any other applicable Antitrust Laws, shall use its respective reasonable efforts to obtain termination of the applicable waiting period under all Antitrust Laws and shall take all further actions and make all further filings pursuant to the Antitrust Laws that may be necessary, proper or advisable. Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement shall be deemed to require the Parent or any of its Subsidiaries or the Company or any of its Subsidiaries to enter into any agreement, consent decree or other commitment requiring the Parent or any of its Subsidiaries or the Company or any of its Subsidiaries to divest any assets or properties or to agree to any restriction on the operations of the Parent, the Surviving Corporation, the Company or any of their respective Subsidiaries after the Effective Time or to litigate, pursue or defend any action or proceeding by any Governmental Authority challenging any of the transactions contemplated hereby as violative of any Antitrust Laws. In connection with the foregoing, each party (i) shall promptly notify the other party in writing of any communication received by that party or its Affiliates from any Governmental Authority, and subject to applicable Laws, provide the other party with a copy of any such written communication (or written summary of any oral communication), and (ii) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other party in advance, and to the extent permitted by such Governmental Authority, give the other party the opportunity to attend and participate thereat. For purposes of this Agreement, “Affiliate” will mean, with respect to any Person, any other Person that (i) owns 10% or more of the voting securities of the first Person or any of its Subsidiaries, (ii) is a director, executive or officer of the first Person or any of its Subsidiaries, or (iii) directly or indirectly controls, is controlled by or is under common control with the first Person or any of its Subsidiaries.
     Section 5.3 Interim Conduct of the Company.
     (a) Except as expressly permitted by this Agreement, set forth in Section 5.3 of the Company Disclosure Letter, or pursuant to the Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed (it being understood that reasonableness for this purpose will be assessed both from the Parent’s perspective assuming the Closing will take place in accordance with this Agreement and from the Company’s perspective in connection with its operational needs), from and after the Agreement Date through the Effective Time, the Company shall, and shall cause each of its Subsidiaries, (i) to conduct its operations in accordance with its ordinary course of business in all material respects, consistent with past practice, and (ii) use its reasonable efforts to preserve intact its business organization, keep available the services of its current officers and employees, preserve the goodwill of those having business relationships with the Company and its Subsidiaries, preserve its relationships with customers, creditors and suppliers, maintain its books, accounts and records and comply in all material respects with applicable Laws.
     (b) Without limiting the generality of the foregoing, except as provided in this Agreement, or in Section 5.3 of the Company Disclosure Letter, from and after the Agreement Date through the Effective Time, the Company shall not, and shall not cause or permit any of its Subsidiaries to, take any of the following actions without the prior written consent of the Parent:
          (i) amend or propose to amend its certificate (or articles) of incorporation or bylaws or file any certificate of designation or similar instrument with respect to any shares of its authorized but unissued capital stock;
          (ii) authorize or effect any stock split, combination or reclassification of shares of its capital stock or amend any term of any outstanding security of the Company or repurchase, redeem or otherwise acquire any shares of its capital stock;
          (iii) declare, pay or set aside any dividend or distribution with respect to the Company Common Stock or any other of its capital stock (other than dividends payable by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary), authorize for issuance or issue, sell, grant any shares of its capital stock (other than in connection with the exercise of Company Options outstanding on the Agreement Date and listed in the Company Disclosure Letter or in connection with any offering period under the ESPP that has commenced prior to the Agreement Date; provided, however, that participants may not increase their payroll deductions or purchase selections from those in effect as of the Agreement Date.), options, warrants, stock appreciation rights, phantom equity, commitments, subscriptions, other rights of any kind (including Company Stock Based Awards) to acquire any shares of capital stock, or any other securities exercisable or exchangeable for or convertible into shares of its capital stock, or repurchase, redeem or otherwise acquire any shares of its capital stock or any other securities exercisable or exchangeable for or convertible into shares of its capital stock;
          (iv) merge or consolidate with any entity or liquidate, dissolve or effect any recapitalization or reorganization in any form or create any new Subsidiary;

          (v) sell, lease, license, pledge, encumber or otherwise dispose of any (A) Owned Real Property (other than in connection with any definitive agreement to sell, lease, pledge, encumber or otherwise dispose of any such Owned Real Property entered into prior to the date hereof) or (B) any other assets or any interests (including any shares of the capital stock of any of the Subsidiaries) that are material to the Company and its Subsidiaries, taken as a whole, other than assets used, consumed, replaced or sold in the ordinary course of business, consistent with past practice;
          (vi) acquire (whether by purchase of assets, purchase of stock, merger or otherwise) (A) any assets (including any equity interests) other than in the ordinary course of business or (B) any equity interest of any Person or any business or division of any business, or enter into any joint venture, partnership agreement, joint development agreement, strategic alliance agreement or other similar agreement (other than teaming or other similar agreements entered into by the Company and/or its Subsidiaries in the ordinary course of business, consistent with past practice);
          (vii) create, incur, assume or otherwise become liable for any indebtedness for borrowed money, or guarantee any such indebtedness; issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or its Subsidiaries; guarantee any debt securities of others; enter into any “keep well” or other contract to maintain any financial statement condition of any Person other than a wholly-owned Subsidiary or enter into any arrangement having the economic effect of the foregoing, other than indebtedness existing as of the Agreement Date or incurred to refinance existing indebtedness on monetary terms, including with respect to prepayment, no less favorable to the Company or its Subsidiaries than the indebtedness being refinanced, borrowings under existing credit lines or any of the foregoing created, incurred or assumed in the ordinary course of business, consistent with past practice and intercompany indebtedness among the Company and its wholly-owned Subsidiaries;
          (viii) except as required as a result of changes in Law, GAAP or Regulation S-X of the Exchange Act, change any of the accounting principles or practices used by it as of December 28, 2005 that would reasonably be expected to materially affect the assets, liabilities or results of operation of the Company or any of its Subsidiaries;
          (ix) make or change any Tax election, settle or compromise any Tax liability involving a payment of more than $1,000,000, change in any material respect any accounting method in respect of Taxes, file any amendment to a material Tax Return, enter into any closing agreement, settle any material claim or material assessment in respect of Taxes involving a payment of more than $1,000,000, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except, in each case, in the ordinary course of business consistent with past practice, or make any Tax payment outside the ordinary course of business consistent with past practice;
          (x) other than (A) as set forth in Section 5.3(x) of the Company Disclosure Letter or (B) as required to comply with applicable Laws or the terms of any employment-related agreement in effect on the Agreement Date, increase the compensation payable or to become payable to any director or officer (other than increases in cash compensation to employees who are not directors or officers, made in the ordinary course of business, consistent with past practice) or adopt, enter into, or increase any bonus, insurance, severance, pension or other benefit plan, payment or arrangement made to, for or with any such directors, officers or other employees, or grant any severance or termination pay to any officer or director or to any other employee except payments made in connection with the termination of employees who are not officers or directors in amounts consistent with its policies (existing immediately prior to the Agreement Date) and past practice;
          (xi) enter into, adopt, amend or terminate any Company Plan or collective bargaining agreement;
          (xii) make any capital expenditure, capital addition or capital improvement in an amount exceeding $100,000 or $1,000,000 in the aggregate;
          (xiii) (A) enter into any contract, agreement or commitment (excluding purchase contracts for food or beverage supplies that (x) either do not require any volume commitments or (y) to the extent they do require volume commitments (I) could not require payments of $1,000,000 in the aggregate over the term of any such contract and (II) do not expire on or after December 31, 2006) of a character that is, or would reasonably be expected to be, material to the Company and its Subsidiaries taken as a whole, or could require payments of more than $1,000,000 in the aggregate over the term of any such contract, agreement or commitment or (B) terminate, renew or amend in any material respect any contract, agreement or commitment that is, or would reasonably be expected to be, material to the Company and its Subsidiaries taken as a whole, or could require payments of more than $1,000,000 in the aggregate over the term of any such contract, agreement or commitment;
          (xiv) waive, release or assign any material rights, claims or benefits of the Company or any Subsidiary under any Company Material Agreement;
          (xv) engage in any “reportable transaction,” including any “listed transaction,” each within the meaning of Code Section 6011 or any other applicable federal Law, including any Internal Revenue Service ruling, procedure, notice or other pronouncement;
          (xvi) waive or release any rights that are material to the Company and its Subsidiaries, taken as a whole, or pay, discharge or satisfy any claims, liabilities or obligations that are, or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, before the same come due in accordance with their terms, except in either case other than the payment, discharge and satisfaction in the ordinary course of business of liabilities reflected on or reserved for in the Financial Statements of the Company included in the Company SEC Documents or otherwise incurred in the ordinary course of business, consistent with past practice;

          (xvii) settle or compromise any pending or threatened suit, action or proceeding involving a settlement payment by the Company or any of its Subsidiaries in excess of $250,000 or requiring the Surviving Corporation to take or refrain from taking any material action after the Effective Time;
          (xviii) acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any material Company Intellectual Property, or enter into any material commitment or transaction or take any material action, with respect to any Intellectual Property outside the ordinary course of business consistent with past practice, or do any act or knowingly omit to do any act whereby any Company Intellectual Property material to the business of the Company or any of its Subsidiaries may become invalidated, abandoned, unmaintained, unenforceable or dedicated to the public domain; or
          (xix) agree, resolve or commit to do any of the foregoing.
     Section 5.4 Control of Operations. Nothing contained in this Agreement shall give to the Parent, directly or indirectly, rights to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.
     Section 5.5 Proxy Statement; Company Stockholders Meeting.
     (a) As promptly as practicable after the Agreement Date, the Company shall commence preparation of a Proxy Statement relating to a special meeting of the Company’s stockholders meeting (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholders Approval, and file a preliminary Proxy Statement with the SEC or its staff. The Company shall use its reasonable efforts to respond to any comments by the SEC or its staff to such preliminary Proxy Statement and to cause a definitive Proxy Statement to be mailed to the Company Stockholders as soon as possible following the Agreement Date. The Company shall notify the Parent promptly of the receipt of and shall respond promptly to any (i) comments from the SEC or its staff and (ii) request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply the Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement and any amendment or supplement thereto and any such correspondence prior to its filing with the SEC or dissemination to the Company Stockholders. If necessary, after the Proxy Statement has been so mailed, the Company shall promptly circulate amended, supplemental or supplemented proxy materials, and if required in connection therewith, resolicit proxies. Subject to Section 5.8(d), the Company shall include in the definitive Proxy Statement the unanimous recommendation of the Company’s Board of Directors that the Company Stockholders vote in favor of approval of the Merger and the adoption of this Agreement (the “Company Recommendation”).

     (b) The Parent shall provide the Company with information concerning or relating to the Parent or the Merger Subsidiary that may be required in connection with the preparation and filing of the Proxy Statement pursuant to this Section 5.5. The information supplied by the Parent and the Company for inclusion in the Proxy Statement shall not at the time (i) the Proxy Statement is filed with the SEC, (ii) the Proxy Statement is first mailed to the Company Stockholders, or (iii) of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or relating to the Parent or the Merger Subsidiary will be deemed to have been supplied by the Parent, and all other information will be deemed to have been supplied by the Company. The Company shall cause all documents filed with the SEC in connection with the Merger to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.
     (c) The Company, acting through the Company’s Board of Directors, shall in accordance with applicable Law and as soon as possible following the Agreement Date, establish a record date for, duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of voting upon this Agreement and the Merger, and the Company shall submit this Agreement at such meeting. The Company shall use its reasonable efforts (it being understood that such reasonable efforts shall not prevent the Company from withdrawing, modifying or changing its recommendation pursuant to Section 5.8(d)) to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and take all actions reasonably necessary or, in the reasonable opinion of the Parent, advisable to secure the Company Stockholders Approval. Without limiting the generality of the foregoing, the Company’s obligation pursuant to the preceding two sentences will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or Superior Proposal or any withdrawal of the Company Recommendation. Subject to the Company withdrawing, modifying or changing its recommendation pursuant to Section 5.8(d), the Company, acting through the Company’s Board of Directors, shall make the Company Recommendation at the Company Stockholders Meeting.
     Section 5.6 Financing.
     (a) The Parent and the Merger Subsidiary shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Commitment Letters and to satisfy the conditions (to the extent such conditions are under the reasonable control of the Parent) to obtaining the Financing set forth therein, (ii) enter into definitive financing agreements (the “Financing Agreements”) with respect to the Financing so that the Financing Agreements are in effect as promptly as practicable (but no later than the third business day) following satisfaction of the conditions to this Agreement and (iii) consummate the Financing as soon as practicable following satisfaction of the conditions to this Agreement. The Parent shall keep the Company reasonably informed of the status of the financing process and shall advise the Company if, at any time after the date hereof, any of the representations and warranties set forth in Section 4.3 are no longer true and correct in any material respect.
     (b) If the Commitment Letters or the Financing Agreements expire or are terminated, amended, modified or supplemented for any reason, the Parent shall (i) promptly notify the Company of such expiration, termination, amendment, modification or supplement and the reasons therefor and (ii) in the case of the termination or expiration of either of the Commitment Letters, use commercially reasonable efforts to obtain alternative financing to consummate the transactions contemplated by this Agreement; it being understood, however, that such commercially reasonable efforts would not require the Parent to obtain financing that is on terms less favorable, in substance, to the Parent and the Merger Subsidiary thereunder than those set forth in the Commitment Letters or the Financing Agreements, as the case may be.
     (c) The Company shall, and shall cause its Subsidiaries, to reasonably cooperate with the Parent in connection with the fulfillment of the obligations of the Parent under Sections 5.6(a) and 5.6(b) of the Agreement and the fulfillment of the condition set forth in Section 6.3(d) of the Agreement, including causing the Company and any of its Subsidiaries and each of their respective directors, officers, employees, agents, attorneys, accountants, investment bankers and other representatives (collectively, the “Company Representatives”) to (i) provide, as promptly as reasonably practicable after the execution of this Agreement, the Parent with all audited financial statements and interim financial statements of the Company that would be required to be included in a registration statement of the Parent filed under the Securities Act of 1933, as amended, pursuant to Rule 3-05 of Regulation S-X, (ii) provide, as promptly as reasonably practicable after the execution of this Agreement, all financial information required by the Parent to produce pro forma financial statements for the Parent in accordance with Article 11 of Regulation S-X, (iii) assist with the preparation of such offering memoranda and documentation as is required under the Commitment Letters, (iv) meet with potential lenders and financing sources, (v) remove all Liens (other than Liens arising after the date of this Agreement in the ordinary course of business in favor of mechanics, contractors or repairmen for amounts which are not material to the business of the Company and its Subsidiaries, which are being contested in good faith by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto, and in each case for which adequate reserves in accordance with GAAP are being maintained) that are not Permitted Liens from the Leased Real Property and the Owned Real Property, (vi) obtain consents, estoppel certificates, memorandums of leases, and subordination, non-disturbance and attornments agreements from the lessors of the Leased Real Property, (vii) permit Phase II environmental investigations on up to 12 of the Owned Real Properties and Leased Real Properties and (viii) timely notify all third parties holding rights of first refusal, rights of first offers and purchase options against the Owned Real Property of the Financing and seek to obtain waivers of those rights.
     (d) The Company shall, and shall cause its Subsidiaries, to provide the Parent with financial statements and related information sufficient to permit the Parent to fulfill its obligations to provide financial disclosure relating to the Company, on a timely basis in any report under the Exchange Act.
     (e) Upon the request of the Parent, the Company shall (i) use its commercially reasonable efforts to cause its independent auditors to deliver to the SEC any auditor’s consent that is required to be included in any filing with the SEC that includes or incorporates by reference the financial statements and related information of the Company and (ii) to the extent the Parent or any of its Subsidiaries conducts or intends to conduct an offering of securities (and if the registration statement, prospectus or offering memorandum for such offering includes or incorporates by reference the financial statements relating to the Company), use its commercially reasonable efforts to cause its independent auditors to deliver a letter containing statements and information of the type ordinarily included in accountant’s “cold comfort letters” with respect to the financial statements and financial information relating to the Company contained or incorporated by reference in any such document relating to any such offering, in the case of each of (i) and (ii) above, within the time period reasonably requested by the Parent or any of its Subsidiaries. In addition, in connection with any SEC filing required to be made by the Parent or any of its Subsidiaries (or any SEC review of such filing), the Company shall permit the Parent and its authorized representatives to have reasonable access, during normal business hours and upon reasonable advance notice, to the properties, books and records of the Company and its Subsidiaries relating to the Company solely for the purpose of preparing any such SEC filing or responding to SEC questions, comments or requests on such SEC filing.
     Section 5.7 Additional Reports. The Company will furnish to the Parent drafts of any Company SEC Documents within a reasonable time prior to filing with the SEC, and copies of any Company SEC Documents that it files with the SEC on or after the date hereof, and the Company represents and warrants that as of the respective dates thereof, such filed reports will (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) contain financial statements prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and (iii) contain financial statements that fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of the Company’s and its Subsidiaries’ operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and may be subject to normal and recurring year-end adjustments.
     Section 5.8 Acquisition Proposals.
     (a) From the Agreement Date until the Effective Time, the Company shall, and shall cause its Subsidiaries and each of the Company Representatives, to immediately cease all existing discussions, negotiations or other action with any other Person conducted heretofore with respect to any Acquisition Proposal. From the Agreement Date until the Effective Time, the Company shall not, and shall cause its Subsidiaries and each of the Company Representatives not to, (i) solicit, initiate, knowingly facilitate or knowingly encourage, directly or indirectly, the making or submission of any Acquisition Proposal, (ii) enter into any letter of intent, agreement, arrangement or understanding with respect to any Acquisition Proposal, or agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, (iii) initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any Person (other than the Parent or the Merger Subsidiary) in furtherance of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, or (iv) facilitate or further in any other manner any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the foregoing restrictions by any Company Representative, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries, or otherwise, will be deemed to be a breach of this Section 5.8(a) by the Company.
     (b) Notwithstanding the restrictions set forth in Section 5.8(a), if at any time prior to obtaining the Company Stockholders Approval, the Company’s Board of Directors receives a bona fide, unsolicited Acquisition Proposal (under circumstances in which there has not been a violation of Section 5.8(a)) and the Company’s Board of Directors determines in good faith (after consulting with its financial advisor and outside legal counsel) that such Acquisition Proposal is, or is reasonably likely to result in a Superior Proposal (as such term is defined in subsection (h) below) and that failure to take the action permitted under this paragraph would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Laws, the Company may (or permit the Company Representatives), subject to providing the Parent with the information required pursuant to subsection (c) below, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement not less restrictive (including with respect to standstill provisions) on the other party than the confidentiality agreement dated March 20, 2006 (the “Confidentiality Agreement”), and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal.
     (c) The Company shall as promptly as practical, and in any event within forty-eight (48) hours, notify the Parent of any Acquisition Proposal or of any request for information or inquiry that could reasonably be expected to lead to an Acquisition Proposal, which notification shall include a copy of the applicable Acquisition Proposal or a reasonably detailed written summary thereof, request or inquiry (or, if oral, a written statement setting forth in reasonable detail the material terms and conditions of such Acquisition Proposal, request or inquiry), including the identity of the third party making such Acquisition Proposal, request or inquiry. The Company shall keep the Parent advised on a reasonably current basis of the status and content of any discussions or negotiations involving any Acquisition Proposal, request or inquiry and shall promptly make available to the Parent any non-public information furnished to any third party in connection therewith that has not been previously provided to the Parent. The Company will notify the Parent in writing promptly after any determination by the

Board of Directors of the Company that an Acquisition Proposal is, or would reasonably be likely to result in or lead to, a Superior Proposal.
     (d) Neither the Company’s Board of Directors nor any committee thereof will withdraw, modify or change, or propose publicly to withdraw, modify or change, in a manner adverse to the Parent, the Merger Subsidiary or the transactions contemplated by this Agreement, the Company Recommendation, unless prior to obtaining the Company Stockholders Approval, (A) the Company’s Board of Directors determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Laws, and (B) if such withdrawal, modification or public proposal is taken in response to a Superior Proposal, then unless the Company also first gives the Parent three (3) business days written notice of the material terms and provisions of such Superior Proposal, during which three (3) business day period the Company will and will cause the Company Representatives to negotiate in good faith with the Parent, so that the Parent may propose an amendment to this Agreement for the purpose of causing the Acquisition Proposal to no longer constitute a Superior Proposal. In the case of (i) subclause (A) of the immediately preceding sentence, the Company may withdraw, modify or change its recommendation and shall give the Parent prompt notification thereof; and (ii) subclause (B) of the immediately preceding sentence, if at the end of such three (3) business day period, the Company’s Board of Directors continues to believe in good faith, after receiving the advice of its financial advisors and outside legal counsel, that the Acquisition Proposal continues to be a Superior Proposal, and the Company has concurrently satisfied its obligations pursuant to Sections 7.3 and 7.4, then the Company may withdraw, modify or change the Company Recommendation by written notice to the Parent and terminate this Agreement pursuant to Section 7.1(c)(ii).
     (e) Unless the Company’s Board of Directors has previously withdrawn or modified, or is concurrently withdrawing or modifying, the Company Recommendation in accordance with this section, the Company’s Board of Directors shall not recommend any Acquisition Proposal to the Company Stockholders. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company’s Board of Directors from complying with Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act with respect to any Acquisition Proposal or making any disclosure required by applicable Laws.
     (f) The Company shall not release nor permit the release of any Person from, or waive or permit the waiver of any provision of, and the Company shall use its reasonable efforts to enforce or cause to be enforced, any confidentiality, “standstill” or similar agreement to which any of the Company or any of its Subsidiaries is a party, unless the Company’s Board of Directors determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Laws; provided, however, that the Company shall not release or permit the release from, or waive or permit the waiver of, any provision of any standstill or similar agreement the effect of which would be to permit such Person to effect a transaction without the approval of the Company’s Board of Directors.
          (g) The term “Acquisition Proposal” means an inquiry, proposal, indication of interest or offer from any Person other than Parent or any of its Affiliates relating to any (i) acquisition or sale of (1) 20% or more of the consolidated assets of the Company and its Subsidiaries, or (2) 20% or more (in number or voting power) of the equity securities of the Company (or any of its Subsidiaries, as applicable), (ii) tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning 20% or more (in number or voting power) of the equity securities of the Company (or a Company Subsidiary as applicable), or (iii) merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement or a merger involving only the Company and one or more of its wholly-owned Subsidiaries.
          (h) The term “Superior Proposal” means a bona fide, written Acquisition Proposal that is (i) not received in violation of Section 5.8(a); (ii) for at least a majority of the outstanding Company Common Stock or all or substantially all or a majority of the assets of the Company on a consolidated basis, provided that, a sale-leaseback or similar transaction shall not be deemed a Superior Proposal; (iii) fully financed or for which financing, to the extent required, is reasonably likely to be available; and (iv) on terms that the Company’s Board of Directors determines in good faith (A) would result in a transaction that is more favorable to the Company Stockholders, from a financial point of view, than the transaction contemplated hereby, and (B) is reasonably capable of being completed according to its terms.
          Section 5.9 Indemnification.
          (a) From and after the Effective Time, the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company pursuant to any indemnification, exculpation and advancement of expenses provisions in favor of the current or former directors, officers, employees or agents of the Company or any of its Subsidiaries or any other person who, at the request of the Company or any of its Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (the “Indemnified Parties”) under the constitutional documents of the Company and its Subsidiaries or any agreement between an Indemnified Party and the Company or any of its Subsidiaries in effect as of the Agreement Date. The articles of incorporation and bylaws of the Surviving Corporation shall contain provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the articles of incorporation and bylaws of the Company in effect on the Agreement Date, and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights of any of the Indemnified Parties thereunder.

          (b) The Surviving Corporation shall obtain, at the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time for six (6) years from the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement. In the event the Surviving Corporation is unable to obtain such “tail” insurance policies, then, for a period of six (6) years from the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts (including with respect to the payment of attorneys’ fees) no less favorable than those of such policies in effect on the date of this Agreement. Notwithstanding the provisions of this section, the Surviving Corporation shall not be obligated to make total annual premium payments with respect to such policies of insurance to the extent such premiums exceed two hundred and twenty-five percent (225%) of the last annual premium paid by the Company prior to the Agreement Date. If the annual premium costs necessary to maintain such insurance coverage exceed the foregoing amount, the Surviving Corporation shall maintain as much comparable directors and officers liability insurance and fiduciary liability insurance reasonably obtainable for an annual premium not exceeding the foregoing amount. The Company represents that the amount of the last annual premium paid by the Company prior to the Agreement Date was the amount set forth on Section 5.9(b) of the Company Disclosure Letter.
          (c) The Parent shall cause the Surviving Corporation to honor the provisions of this Section 5.9 and all indemnification agreements entered into by the Company and its Subsidiaries listed in Section 5.9 of the Company Disclosure Letter.
          (d) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the SCBA or otherwise. Notwithstanding anything to the contrary contained in this Agreement or otherwise, the provisions of this Section 5.9 shall survive the consummation of the Merger, and each Indemnified Party will, for all purposes, be a third party beneficiary of the covenants and agreements contained in this Section 5.9 and, accordingly, shall be treated as a party to this Agreement for purposes of the rights and remedies relating to enforcement of such covenants and agreements and shall be entitled to enforce any such rights and exercise any such remedies directly against the Parent and the Surviving Corporation.
          (e) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of the Surviving Corporation will assume the obligations set forth in this Section 5.9.
          Section 5.10 Public Announcements. The initial press releases issued by each party announcing the Merger and the transactions contemplated by this

Agreement shall be in a form that is mutually acceptable to the Parent and the Company. Thereafter, the Parent and the Company shall consult with one another before issuing any press releases or otherwise making any public announcements with respect to the transactions contemplated by this Agreement, and except as may be required by applicable Laws or by the rules and regulations of the NASDAQ National Market shall not issue any such press release or make any such announcement prior to such consultation, except that (a) the Parent and the Company shall agree on the content of the first announcement made to the Company’s employees regarding the execution of this Agreement and the transactions contemplated hereby and (b) the Company may otherwise communicate with the Company’s employees as it deems appropriate, provided that, in any formal communications with such employees (other than as contemplated by Section 1.8), the Company shall not make any commitments to the employees that might reasonably be expected to be binding upon the Parent or the Surviving Corporation after the Closing.
          Section 5.11 Full Access.
          (a) Between the Agreement Date and the Effective Time, the Company shall, and shall cause its Subsidiaries to, afford the Parent and its Representatives reasonable access during normal business hours and upon reasonable notice, to the officers, employees, agents, properties, books and records of the Company and its Subsidiaries.
          (b) The Parent shall hold, and shall cause its directors, officers, employees, agents and representatives to hold, all information provided to them pursuant to this Section 5.11 in confidence in accordance with the terms of the Confidentiality Agreement and, in the event of the termination of this Agreement for any reason, the Parent promptly shall return or destroy all such information in accordance with the terms of the Confidentiality Agreement.
          Section 5.12 Actions Regarding Anti-takeover Statutes. If (a) the provisions of Chapter 2 of Title 35 of the SC Code or (b) any other potentially applicable anti-takeover or similar statute or regulation is or becomes applicable to the transactions contemplated by this Agreement, the Board of Directors of the Company shall grant such approvals and take such other actions as may be required so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms and conditions set forth in this Agreement.
          Section 5.13 Continued Benefit Plans. From the date on which the Effective Time occurs through December 31, 2006, the employees of the Company who remain in the employment of the Surviving Corporation and its Subsidiaries (the “Continuing Employees”) shall receive employee benefits that in the aggregate are either (i) substantially comparable to the employee benefits provided under the Company’s employee benefit plans to such employees immediately prior to the Effective Time or (ii) at the Parent’s election, substantially comparable to the employee benefits provided to similarly situated employees of the Parent; provided that neither the Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements. Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, the Parent or the Surviving Corporation to adopt or continue any specific plans or to continue the employment of any specific person.
          Section 5.14 Standstill Provisions. The restrictions on the Parent and the Merger Subsidiary contained in Section 10 of the Confidentiality Agreement are hereby waived by the Company but only to the extent reasonably necessary to permit the Parent and the Merger Subsidiary to consummate the transactions contemplated by this Agreement and/or to comply with their obligations or exercise their legal remedies under this Agreement.
          Section 5.15 Notification of Certain Matters; Supplemental Disclosure. Each party shall give the other reasonably prompt notice upon learning of any event that is reasonably likely to cause any of the conditions set forth in Article VI not to be satisfied. The Company shall give prompt written notice to the Parent of the occurrence of any event that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect. Each of the Company, the Parent and the Merger Subsidiary agrees to use their respective reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the Agreement Date to the Effective Time and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Each party shall give prompt written notice to the other of any material development which would give rise to a failure of a condition set forth in Article VI. The delivery of any notice pursuant to this Section 5.15 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice nor be deemed to have amended any of the disclosures set forth in the Company Disclosure Letter, to have qualified the representations and warranties contained herein or to have cured any misrepresentation or breach of a representation or warranty that otherwise might have existed hereunder by reason of such material development. No disclosure after the Agreement Date of the untruth of any representation and warranty made in this Agreement will operate as a cure of any breach of the failure to disclose the information, or of any untrue representation or warranty made herein.
          Section 5.16 Nonqualified Excess Plans. As soon as practicable following the Agreement Date, the Board of Directors of the Company (or if appropriate, any committee of the Board of Directors of the Company administering the Company Nonqualified Excess Plan and the Company Executive Nonqualified Excess Plan (collectively, the “Nonqualified Excess Plans”)) shall adopt such resolutions or take such other actions as may be required (in form and substance satisfactory to Parent) to provide that the Nonqualified Excess Plans shall terminate immediately prior to the Effective Time, provided further that the distribution or payout of account balances with respect to the Nonqualified Excess Plans shall not be made until the last day of the month following the six month anniversary of the termination of such plans. The Parent shall cause the Surviving Corporation to maintain sufficient funds to meet the Company’s obligation to pay out such account balances which amounts as of the date of this Agreement are set forth in Section 5.16 of the Company Disclosure Letter.
          Section 5.17 Title Insurance. The Company shall use reasonable efforts to assist the Parent in obtaining, at Closing, from First American Title Insurance Company and Commonwealth Land Title Company (collectively, the “Title Company”) title insurance policies, in such amounts as the Parent reasonably determines to be the value of the Owned Real Property or Leased Real Property insured thereunder (the “Title Policies”). It is anticipated that each of the Title Policies shall provide extended coverage over the general or standard exceptions and have those endorsements attached thereto which are customary and reasonable for a transaction involving real property of this value and type. The Company shall provide the Title Company with such affidavits, undertaking or other assurances as may reasonably be requested by the Title Company to issue the Title Policies. The Parent shall pay all fees, costs and expenses with respect to the Title Commitments and Title Policies.
          Section 5.18 Surveys. The Company shall use reasonable best efforts to assist the Parent in obtaining, before Closing, a survey for each Owned Real Property and Leased Real Property, dated no earlier than the date of this Agreement, prepared by a licensed surveyor satisfactory to the Parent, conforming to 2005 ALTA/ACSM Minimum Detail Requirements for Urban Land Title Surveys, and in a form reasonably satisfactory to the Parent (the “Surveys”). The Parent shall pay all fees, costs and expenses with respect to the Surveys.
ARTICLE VI
CONDITIONS TO THE CONSUMMATION OF THE MERGER
          Section 6.1 Conditions to the Obligations of Each Party. The respective obligation of each party to consummate the Merger and the other transactions contemplated hereby is subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived by the written agreement of the parties:
          (a) the Company shall have obtained the Company Stockholders Approval;
          (b) no order, decree, ruling, judgment or injunction will have been enacted, entered, promulgated or enforced by any Governmental Authority of competent jurisdiction making illegal or otherwise prohibiting the Merger and the consummation of the transactions contemplated by this Agreement substantially on the terms contemplated hereby, and continue to be in effect; and
          (c) all applicable waiting periods under the HSR Act will have expired or been terminated.
          Section 6.2 Conditions to the Obligation of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated hereby, are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) the representations and warranties of the Parent and the Merger Subsidiary contained herein (which for purposes of this subparagraph shall be read as though none of them contained any Parent Material Adverse Effect or materiality qualification) shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date (provided that, any representations and warranties made as of a specified date shall be required only to continue on the Closing Date to be true and correct as of such specified date), except for any failure of such representations and warranties to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect;
          (b) each of the Parent and the Merger Subsidiary shall have performed or complied with in all material respects all covenants and obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and
          (c) the Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by an executive officer of the Parent, certifying the satisfaction of the conditions set forth in subsections (a) and (b) above.
          Section 6.3 Conditions to the Obligation of the Parent and the Merger Subsidiary. The obligations of the Parent and the Merger Subsidiary to consummate the Merger and the other transactions contemplated hereby, are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Parent:
          (a) the representations and warranties of the Company contained herein (which for purposes of this subparagraph shall be read as though none of them contained any Company Material Adverse Effect or materiality qualification) shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date (provided that, any representations and warranties made as of a specified date shall be required only to continue on the Closing Date to be true and correct as of such specified date), except for any failure of such representations and warranties to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;
          (b) the Company shall have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time;
          (c) since the Agreement Date, there shall have been no Company Material Adverse Effect;
          (d) the Company shall have delivered to the Parent a certificate, dated the Closing Date and signed by an executive officer of the Company, certifying the satisfaction of the conditions set forth in subsections (a) through (c) above;
          (e) the Company or its Subsidiaries shall have received the proceeds of the sale leaseback transaction with Drawbridge immediately prior to the Effective

Time, and the Parent and the Merger Subsidiary shall have received the other proceeds of the Financing, in each case on terms that are no less favorable in substance to the Parent, the Merger Subsidiary or the Surviving Corporation thereunder than those set forth in the Commitment Letters or the Financing Agreements, as the case may be; and
          (f) the Company shall have delivered an affidavit meeting the requirements of Code Section 1445(b)(3) and the regulations promulgated thereunder, certifying that either: (i) the Company is not and has not been a United States real property holding corporation (within the meaning of Code Section 897(c)(2)) during the period described in Code Section 897(c)(1)(A)(ii); or (ii) as of the Effective Time, interests in the Company are not United States real property interests by reason of Code Section 897(c)(1)(B).
          Section 6.4 Frustration of Closing Conditions. None of the Company, the Parent or the Merger Subsidiary may rely on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such party’s material breach of this Agreement has been a principal cause of the failure of such condition to be satisfied.
ARTICLE VII
TERMINATION
          Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or, subject to the terms hereof, after the Company Stockholders Approval has been obtained:
          (a) by mutual written agreement of the Parent and the Company;
          (b) by either the Parent or the Company, if:
               (i) the Closing has not occurred by January 15, 2007 (the “Outside Date”); provided, that the party seeking to terminate this Agreement pursuant to this subsection (b)(i) has not breached in any material respect its obligations under this Agreement in any manner that has been the principal cause of, or resulted in, the failure of the Closing to occur on or before such date;
               (ii) (A) there are any Laws that prohibit or make the Merger illegal, or if an order, decree, ruling, judgment or injunction has been entered by a Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling, judgment or injunction has become final and non-appealable, and (B) the party seeking to terminate this Agreement pursuant to this subsection (b)(ii) has used its reasonable efforts to resist, resolve or remove such Laws, order, decree, ruling, judgment or injunction;
               (iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholders Approval has not been obtained, unless such failure to obtain the Company Stockholders Approval is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; or

               (iv) any one of the following shall have occurred; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection (b)(iv) has used reasonable efforts to resist, resolve or remove the impediments to the Closing set forth in subparagraphs (A), (B), and (C) of this subsection (b)(iv):
                    (A) the waiting period applicable to the consummation of the Merger under the HSR Act shall not have expired or been terminated by the Outside Date;
                    (B) any Governmental Authority files a complaint or otherwise commences a proceeding seeking a judgment, injunction, order or decree enjoining the consummation of the Merger or restraining or prohibiting the operation of the business of the Parent or any of its Subsidiaries or the Company or any of its Subsidiaries after the Effective Time; or
                    (C) the Parent receives notice that the United States Federal Trade Commission has authorized its staff to file a complaint, or that the Assistant Attorney General or other appropriate official at the United States Department of Justice has authorized the staff of the Antitrust Division to seek a preliminary injunction, as the case may be, enjoining consummation of the Merger;
          (c) by the Company:
               (i) if (A) the representations and warranties of the Parent and/or the Merger Subsidiary contained in Article IV of this Agreement fail to be true and correct in any respect that causes a failure of the condition set forth in Section 6.2(a) or (B) the Parent or the Merger Subsidiary materially breaches or materially fails to perform its covenants and other agreements contained herein; provided that, in each of the foregoing clauses (A) and (B), such breach or failure cannot be or has not been cured in all material respects within thirty (30) days after the Company’s written notice thereof to the Parent or the Merger Subsidiary; or
               (ii) prior to obtaining the Company Stockholders Approval, if (A) the Board of Directors of the Company approves and authorizes the Company to enter into a definitive agreement providing for the implementation of a Superior Proposal, and (B) immediately following termination of this Agreement the Company enters into such definitive agreement; provided that, concurrent with the termination of this Agreement pursuant to this subsection and as a condition precedent thereof, the Company pays to the Parent the Company Termination Fee and Expense Reimbursement in accordance with Sections 7.3 and 7.4; or
               (iii) if (a) either of the Commitment Letters expires or terminates prior to the Outside Date (or is amended, such that the total amount of the Financing is not sufficient to consummate the transactions contemplated hereby), and Parent has not secured a replacement Commitment Letter (on terms that are no less favorable, in substance, to Parent and the Merger Subsidiary than the expired or terminated Commitment Letter or Letters) within thirty (30) days after the date of such expiration, termination or amendment.
          (d) by the Parent if:
               (i) (A) the representations and warranties of the Company contained in Article III of this Agreement fail to be true and correct in any respect that causes a failure of the conditions set forth in Section 6.3(a) of this Agreement or (B) the Company materially breaches or materially fails to perform its covenants and other agreements contained herein; provided that, in each of the foregoing clauses (A) and (B), such breach or failure cannot be or has not been cured in all material respects within thirty (30) days after the Parent’s written notice thereof to the Company;
               (ii) (A) the Company’s Board of Directors (or any committee thereof) withdraws or modifies in a manner adverse to the Parent or Merger Subsidiary the Company Recommendation or exempts any Person other than the Parent or Merger Subsidiary from the provisions of Chapter 2 of Title 35 of the SC Code or the Rights Agreement; (B) the Company’s Board of Directors fails to reconfirm the Company Recommendation within ten (10) business days after receipt of a request by the Parent, provided that, any such request may be made only after notice of any of the following events (as any of the following events may occur from time to time): (1) the public announcement of the receipt by the Company of an Acquisition Proposal or any material change thereto; or (2) a public announcement of any transaction to acquire a material portion of the Company Common Stock by a Person other than the Merger Subsidiary, the Parent or any of their Affiliates; or
               (iii) the Company enters into a definitive agreement with respect to an Acquisition Proposal, or approves or recommends any Acquisition Proposal.
          Section 7.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 7.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party, other than the provisions of this Section 7.2, Sections 7.3, 7.4 and 7.5 and Article VIII of this Agreement which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that, subject to such provisions, any such termination shall not relieve any party hereto from liability for any willful breach of this Agreement; it being understood that payment of the amounts described in Sections 7.3 and 7.4 and 7.5 will not be in lieu of damages incurred in the event of any such willful breach. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with its terms.
          Section 7.3 Fees and Expenses.
          (a) Except as set forth in this Section 7.3 and in Section 7.4, all fees and expenses incurred in connection with the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

          (b) If this Agreement is validly terminated pursuant to Section 7.1(c)(ii), then the Company shall (i) pay to the Parent a fee of $25,000,000 less the amount set forth in clause (ii) of this Section 7.3(b) (the “Company Termination Fee”) and (ii) reimburse for the Parent’s documented out-of-pocket expenses in connection with the transactions contemplated by this Agreement up to $10,000,000 (the “Expense Reimbursement”) at the time set forth in Section 7.4.
          (c) If this Agreement is validly terminated pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii), then the Company will pay to the Parent the Company Termination Fee and the Expense Reimbursement at the time set forth in Section 7.4.
          (d) If this Agreement is validly terminated pursuant to Section 7.1(b)(i), Section 7.1(b)(iii), or Section 7.1(d)(i), then if (A) prior to such termination there exists an Acquisition Proposal (whether or not such offer or proposal has been rejected or has been withdrawn prior to the time of such termination) and (B) within twelve (12) months of such termination, the Company or any of its Subsidiaries accepts a written offer for, or otherwise enters into a definitive agreement to consummate or consummates, an Acquisition Proposal, then the Company shall pay to the Parent the Company Termination Fee and the Expense Reimbursement at the time set forth in Section 7.4; provided, however, no payment shall be due to the Parent pursuant to this Section 7.3(d) if this Agreement is terminated by the Parent pursuant to Section 7.1(b)(i) under circumstances in which the Parent Termination Fee set forth in Section 7.5(a) is payable. For purposes of the foregoing clause (d) only, references in the definition of the term “Acquisition Proposal” to the figure “20%” shall be deemed to be replaced by the figure “50%.”
          (e) Notwithstanding anything to the contrary contained herein, if the Company pays the Parent both the Company Termination Fee and the Expense Reimbursement, the Company Termination Fee shall be reduced so that the total amount paid by the Company to the Parent shall be no more than $25,000,000.
          Section 7.4 Other Company Termination Fee and Expense Reimbursement Matters.
          (a) The parties shall make all payments required by Section 7.3 by wire transfer of immediately available funds to an account designated by the receiving party in writing.
          (b) The Company Termination Fee and the Expense Reimbursement shall be paid as follows:
               (i) if payments are due pursuant to Section 7.3(b), then the Expense Reimbursement and the Company Termination Fee shall be paid to the Parent by the Company concurrently with, and as a condition precedent to, such termination of this Agreement by the Company pursuant to Section 7.1(c)(ii);

               (ii) if payments are due pursuant to Section 7.3(c), then the Expense Reimbursement and the Company Termination Fee, as applicable, shall be paid to the Parent by the Company within two (2) business days following such termination of this Agreement by the Parent; and
               (iii) if payments are to be made pursuant to Section 7.3(d), then the Expense Reimbursement and the Company Termination Fee shall be paid to the Parent by the Company on the earlier of the date of the Company’s entry into a definitive agreement providing for, or consummating, an Acquisition Proposal.
          (c) The parties agree that (i) the provisions of Sections 7.3 and 7.4 are an integral part of the transactions contemplated by this Agreement and (ii) the amount of, and basis for payment of, the Company Termination Fee and Expense Reimbursement are reasonable and appropriate in all respects. Accordingly, if the Company fails to pay in a timely manner a Company Termination Fee and/or Expense Reimbursement, and in order to obtain such payment, the Parent makes a claim that results in a judgment for the amounts set forth in Section 7.3, the Company shall pay to the Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount set forth in Section 7.3 at the rate announced by Credit Suisse as its prime rate in effect on the date such payment was required to be made hereunder.
          Section 7.5 Parent Termination Fee.
          (a) If this Agreement is terminated by the Company pursuant to Section 7.1(c)(iii) or if all conditions to Closing set forth in Article VI are satisfied (other than the condition in Section 6.3(e) and conditions that, by their nature, are to be and are capable of being satisfied at Closing), and this Agreement is terminated pursuant to Section 7.1(b)(i) (a “Parent Payment Event”), then Parent shall pay to Company an amount (the “Parent Termination Fee”) equal to $7,500,000; provided that, no Parent Payment Event shall be deemed to have occurred and no Parent Termination Fee shall be payable if the Company shall have breached in any material respect any of its representations, warranties or covenants, provided that, such breach cannot be or has not been cured in all material respects within thirty (30) days after the Parent’s written notice thereof to the Company, or if there shall have been a failure of the conditions set forth in Section 6.3(c). Such payment shall be made as promptly as reasonably practicable (and, in any event, within two (2) business days following the date such payment becomes due and payable) by wire transfer of immediately available funds.
          (b) The parties agree that (i) the provisions of this Section 7.5 are an integral part of the transactions contemplated by this Agreement and (ii) the amount of, and basis for payment of, the Parent Termination Fee are reasonable and appropriate in all respects. Accordingly, if the Parent fails to pay in a timely manner the Parent Termination Fee, and in order to obtain such payment, the Company makes a claim that results in a judgment for the amounts set forth in Section 7.5(a), the Parent shall pay to the Company its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount set forth in

Section 7.5(a) at the rate announced by Credit Suisse as its prime rate in effect on the date such payment was required to be made hereunder.
ARTICLE VIII
MISCELLANEOUS
          Section 8.1 Nonsurvival of Representations. None of the representations and warranties contained in this Agreement or in any schedule, certificate, instrument or other writing delivered pursuant to this Agreement shall survive the Merger or the termination of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time and this Article VIII shall survive the Effective Time.
          Section 8.2 Specific Performance. The parties agree that irreparable damage would occur and the non-breaching party could not be made whole by monetary damages in the event any of the provisions of this Agreement were not performed in accordance with their specific terms, and it is accordingly agreed that the parties shall be entitled to specific performance of the terms of this Agreement, without posting a bond or other security, this being in addition to any other remedy to which they are entitled hereunder, at law or in equity.
          Section 8.3 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
          Section 8.4 Amendment. This Agreement may be amended in accordance with its terms by the execution and delivery of a written instrument by or on behalf of the Parent, the Merger Subsidiary and the Company at any time before or after the Company Stockholders Approval; provided that, after obtaining the Company Stockholders Approval, no amendment to this Agreement shall be made without the approval of the stockholders of the Company if and to the extent such approval is required under applicable Law or in accordance with the rules of any relevant stock exchange.
          Section 8.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Laws, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Laws, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The parties hereto agree to replace any such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.
          Section 8.6 Extension of Time; Waiver. Except as set forth elsewhere in this Agreement, at any time prior to the Effective Time, the parties may extend the time for performance of or waive compliance with any of the covenants, agreements or conditions of the other parties to this Agreement, and may waive any breach of the representations or warranties of such other parties. No agreement extending or waiving any provision of this Agreement shall be valid or binding unless it is in writing and is executed and delivered by or on behalf of the party against which it is sought to be enforced. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.
          Section 8.7 Counterparts. This Agreement may be executed in two or more counterparts (whether by facsimile or otherwise), each of which shall be deemed an original, but all such counterparts taken together shall constitute one and the same Agreement.
          Section 8.8 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.
          Section 8.9 Notices. Any notice, request, instruction or other document to be given hereunder shall be sent in writing and delivered personally, sent by reputable, overnight courier service (charges prepaid), sent by registered or certified mail, postage prepaid, or by facsimile, according to the instructions set forth below. Such notices shall be deemed given: at the time delivered by hand, if personally delivered; one business day after being sent, if sent by reputable, overnight courier service; at the time received, if sent by registered or certified mail; and at the time when confirmation of successful transmission is received by the sending facsimile machine, if sent by facsimile.

If to the Parent or the Merger Subsidiary, to:	Buffets, Inc.
1460 Buffet Way
Eagan, Minnesota 55121-1133
Telephone: (651) 365-263
Facsimile: (651) 365-2224
Attention: H. Thomas Mitchell, Executive Vice President

with a copy (which shall not constitute notice) to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas
New York, New York 10019-6064
Telephone: (212) 373-3000
Facsimile: (212) 757-3990
Attention: Carl L. Reisner, Esq.

If to the Company, to:	Ryan’s Restaurant Group, Inc.
405 Lancaster Avenue
P.O. Box 100
Greer, SC 29652
Telephone: (864) 989-2291
Facsimile: (864) 877-0979
Attention: Fred T. Grant, Jr., Senior
Vice President – Finance

with copies (which shall not constitute notice) to:	Wyche, Burgess, Freeman & Parham, P.A.
P.O. Box 728
44 East Camperdown Way (29601)
Greenville, South Carolina 29602
Telephone: (864) 242-8203
Facsimile: (864) 235-8900
Attention: Lawson Vicario, Esq.

and	Rogers & Hardin LLP
2700 International Tower
229 Peachtree Street, N.E.
Atlanta, Georgia 30303-1601
Telephone: (404) 522-4700
Facsimile: (404) 525-2224
Attention: Steven E. Fox, Esq.
or to such other address or to the attention of such other party that the recipient party has specified by prior written notice to the sending party in accordance with the preceding.
          Section 8.10 No Third-Party Beneficiaries. Except as provided pursuant to Section 5.9, the terms and provisions of this Agreement will not confer third-party beneficiary rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns. The provisions of Section 5.9 are intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and shall be binding on the Parent and the Surviving Corporation and their successors and assigns. In the event the Parent or the Surviving Corporation or one of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors or assigns of the Parent or the Surviving Corporation, as the case may be, honor the obligations set forth in Section 5.9.
          Section 8.11 Entire Agreement. This Agreement, the Confidentiality Agreement, the Company Disclosure Letter and the other documents referred to herein collectively constitute the entire agreement among the parties and supersede any prior and contemporaneous understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.
          Section 8.12 Construction. For purposes of this Agreement:
          (a) References to “applicable” Law or Laws with respect to a particular Person, thing or matter shall include only such Law or Laws as to which the Governmental Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter as determined under such Laws.
          (b) Whenever the context requires, the singular number shall include the plural, and vice versa, the masculine gender shall include the feminine and neuter genders, the feminine gender shall include the masculine and neuter genders, and the neuter gender shall include masculine and feminine genders.
          (c) The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections and Exhibits to this Agreement.
          (e) The terms “hereof,” “hereunder,” “herein” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
          (f) As it relates to the Company, “knowledge” means the actual knowledge of the persons set forth in Section 8.12 of the Company Disclosure Letter with no further duty of inquiry.
          (g) Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties, and consequently, this Agreement shall be interpreted without reference to any rule or precept of Law to the effect that any ambiguity in a document be construed against the drafter.
          Section 8.13 Governing Law. THIS AGREEMENT AND THE COMPANY DISCLOSURE LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF SOUTH CAROLINA, WITHOUT GIVING EFFECT TO ANY LAW OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF SOUTH CAROLINA TO BE APPLIED.
* * * * *

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BUFFETS, INC.
By:	/s/ R. Michael Andrews, Jr.
	Name:	R. Michael Andrews, Jr.
	Title:	Chief Executive Officer

BUFFETS SOUTHEAST, INC.
By:	/s/ R. Michael Andrews, Jr.
	Name:	R. Michael Andrews, Jr.
	Title:	Chief Executive Officer

RYAN’S RESTAURANT GROUP, INC.
By:	/s/ Charles D. Way
	Name:	Charles D. Way
	Title:	Chairman and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

EXHIBIT B

July 24, 2006
Personal and Confidential
Special Committee of the Board of Directors
Ryan’s Restaurant Group, Inc.
405 Lancaster Avenue
Greer, South Carolina 29650
Members of the Special Committee of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, as of the date hereof, to the holders of common stock, par value $1.00 per share (the “Common Stock”), of Ryan’s Restaurant Group Inc., a South Carolina corporation (the “Company”), other than Buffets, Inc., a Minnesota corporation (“Parent”), Buffets Southeast, Inc., a South Carolina corporation and a wholly-owned subsidiary of the Parent (the “Merger Subsidiary”), and their respective subsidiaries, of the consideration to be received by them pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into among the Company, Parent and Merger Subsidiary. The Agreement provides for the merger (the “Merger”) of Merger Subsidiary with and into the Company, as a result of which the Company will become a wholly-owned subsidiary of Parent. As set forth more fully in the Agreement, in connection with the Merger, each outstanding share of Common Stock of the Company (other than shares, if any, held by the Company, Parent or Merger Subsidiary or any of their respective subsidiaries, which are not covered by this opinion) will be converted into the right to receive $16.25 per share in cash, without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.
We have acted as financial advisor to the Company in connection with the Merger and will receive a fee from the Company, a substantial portion of which is contingent upon the consummation of the Merger. We will also receive a fee from the Company for providing this opinion, which will be credited against the fee for financial advisory services. This opinion fee is not contingent upon the consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities in connection with our services and to reimburse us for certain expenses in connection with our services. In the past, we have provided financial advisory services to the Company and have received fees for the rendering of those services.
In arriving at our opinion, we have undertaken such review, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. We have reviewed: (i) the financial terms of the July 24, 2006 draft of the Agreement; (ii) certain publicly available financial, business and operating information related to the Company; (iii) certain internal financial, operating and other data with respect to the Company prepared and furnished to us by the management of the Company; (iv) certain internal financial projections for the Company that were prepared for financial planning purposes and furnished to us by the management of the Company; (v) certain publicly available market and securities data of the Company; (vi) certain financial data and the imputed prices and trading activity of certain other publicly-traded companies that we deemed relevant for purposes of our opinion; (vii) the financial terms, to the extent publicly available, of certain merger transactions that we deemed relevant for purposes of our opinion; and (viii) other information, financial studies, analyses and investigations and other factors that we deemed relevant for purposes of our opinion. In addition, we have performed a discounted cash flow analysis for the Company. We have also conducted discussions with members of the senior management of the Company concerning the financial condition, historical and current operating results, business and prospects for the Company.
In connection with our review, with your consent, we have relied upon and assumed the accuracy, completeness and fair presentation of the financial, accounting and other information furnished or otherwise made available to us by the Company and Parent, discussed with or otherwise reviewed by us, or publicly available, and have not assumed responsibility independently to verify such information or any liability therefore. We also have relied upon and assumed that there is not (and that management of the Company is not aware of) any information or facts that would make the information provided or otherwise made available to us incomplete or misleading. The Company has advised us that they do not publicly disclose internal financial information of the type provided to us and that such information was prepared for financial planning purposes and not with the expectation of public disclosure. We have further relied upon the assurances of the management of the Company that the financial forecasts, projections and other estimates and business outlook information have been prepared on a reasonable basis in accordance with industry practice, reflecting the best currently available estimates and judgments of the management of the Company. We express no opinion as to such financial forecasts, projections and other estimates and business outlook information or the assumptions on which they are based. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Agreement. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that neither the Company nor Parent is party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, divestiture or spin off other than the Merger and other financing transactions described in the Agreement. Furthermore, in arriving at our opinion, we have not been requested to make, and have not made, any physical inspection of the properties or facilities of the Company.
We have assumed that the final form of the Agreement will be in all material respects identical to the last draft reviewed by us, without modification of material terms or conditions by the Company, Parent or any other party thereto. We have not been asked to, nor do we, take any responsibility as to the terms and conditions of the Agreement or the form of the transaction. We have assumed the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and with full satisfaction of all covenants and conditions without any waiver thereof. In arriving at our opinion, we have assumed that all necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not result in the disposition of any material portion of the assets of the Company or Parent, or otherwise adversely affect the Company or Parent, and that will not alter the terms of the Merger. We express no opinion regarding whether the necessary approvals or other conditions to the consummation of the Merger will be obtained or satisfied.
In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and have not been furnished with any such appraisals or valuations. The analyses performed by Brookwood in connection with this opinion were going-concern analyses. We express no opinion regarding the liquidation value or solvency of any entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject. With your consent, we have relied upon and assumed the accuracy of information provided by senior management as to Walker v. Ryan’s Family Steak Houses, Inc., No. 3 D2 1078 (M.D. Tenn. Apr. 19, 2006), but our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any other pending or threatened litigation, regulatory action, unasserted claims or other contingent liabilities.
This opinion is necessarily based upon market, real estate, economic or other facts, circumstances and conditions as they exist and can be evaluated on, and on the information available to us on, the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the prices at which shares of Common Stock may trade following announcement of the Merger or at any future time, and we express no opinion as to the underlying valuation, future performance or long-term viability of the Company. We have not agreed or undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.
This opinion is solely for the benefit and use of the Board of Directors of the Company in connection with its consideration of the Merger and may not be relied upon by any other person. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or otherwise act with respect to the Merger, and should not be relied upon by any stockholder as such. This opinion is not intended to confer rights and remedies upon Parent, any stockholders of the Company or Parent or any other person (including holders of options to purchase shares of Common Stock). Except as contemplated in the January 24, 2006 engagement letter between us, this opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.
This opinion addresses solely the fairness, from a financial point of view, to holders of Common Stock of the Company of the proposed Merger Consideration set forth in the Agreement and does not address any other terms or agreements relating to the Merger. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, or the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company. During the course of our engagement, at the request of the Special Committee of the Board of Directors of the Company, we contacted certain parties to solicit indications of interest regarding a transaction involving the Company. This process resulted in certain bids which culminated in the Company’s decision to enter into the Agreement. We have considered the results of such solicitation in rendering our opinion.

3525 Piedmont Road NE • 5 Piedmont Center • Suite 415 • Atlanta, GA 30305 • Phone 404.874.7433 • Fax 404.564.5101
121 West Trade St. • Suite 3000 • Charlotte, NC 28202 • Phone 704.372.1399 • Fax 704.372.2528
www.brookwoodassociates.com

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration to be received by the holders of Common Stock of the Company pursuant to the Agreement is fair, from a financial point of view, as of the date hereof, to the holders of Common Stock of the Company, other than Parent, Merger Subsidiary and their respective subsidiaries.
Sincerely,
/s/ John E. Ball
BROOKWOOD ASSOCIATES

3525 Piedmont Road NE • 5 Piedmont Center • Suite 415 • Atlanta, GA 30305 • Phone 404.874.7433 • Fax 404.564.5101
121 West Trade St. • Suite 3000 • Charlotte, NC 28202 • Phone 704.372.1399 • Fax 704.372.2528
www.brookwoodassociates.com

SPECIAL MEETING OF SHAREHOLDERS OF
RYAN’S RESTAURANT GROUP, INC.
September __, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â  Please detach along perforated line and mail in the envelope provided.  â
■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE BELOW-LISTED PROPOSALS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑
				FOR	AGAINST	ABSTAIN
		1)	Approve the Agreement and Plan of Merger, dated July 24, 2006, by and among Ryan’s, Buffets, Inc., and Buffets Southeast, Inc. (“Merger Sub”), including the approval of the merger of Merger Sub with and into Ryan’s, with Ryan’s as the surviving company.	☐	☐	☐

		2.	Grant discretionary authority to the proxies named herein to vote for the adjournment or postponement of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to approve Proposal No. 1.	☐	☐	☐

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS.

In his discretion, each person appointed proxy is authorized to vote upon such other business as properly may come before the Special Meeting and any and all adjournments thereof and on matters incident to the conduct of the meeting.

If any other business is presented at the Special Meeting, this proxy card will be voted by the person(s) appointed proxy in his or their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Special Meeting.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■
■

RYAN’S RESTAURANT GROUP, INC.
405 Lancaster Avenue (29650)
Post Office Box 100 (29652)
Greer, South Carolina
Dear Shareholder:
Your vote is important, and you are strongly encouraged to exercise your right to vote your shares. On behalf of the Board of Directors, we urge you to sign, date and return the proxy card in the enclosed postage-paid envelope as soon as possible.
Thank you in advance for your prompt consideration.
Sincerely,
Ryan’s Restaurant Group, Inc.
1                 ■
RYAN’S RESTAURANT GROUP, INC.
405 LANCASTER AVENUE (29650)
POST OFFICE BOX 100 (29652)
GREER, SOUTH CAROLINA
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2006 SPECIAL MEETING OF SHAREHOLDERS
The undersigned shareholder of Ryan’s Restaurant Group, Inc. (“Ryan’s”), hereby revoking all previous proxies, hereby appoints Charles D. Way and G. Edwin McCranie and either of them, the attorney or attorneys or proxy or proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of Ryan’s common stock that the undersigned shall be entitled to vote, at a Special Meeting of Shareholders of Ryan’s, to be held at Ryan’s corporate offices at 405 Lancaster Avenue, Greer, South Carolina, on                     , September ___, 2006 at 10:00 a.m. local time, and at any and all adjournments thereof, as set forth on the reverse side.
The undersigned may elect to withdraw this proxy card at any time prior to its use by (i) submitting a written notice of revocation (dated later than this proxy card) to the Secretary of Ryan’s at or before the Special Meeting, (ii) submitting another proxy that is properly signed and dated later than this proxy card, or (iii) voting in person at the meeting (although attendance at the Special Meeting will not in and of itself revoke a proxy). Receipt of the Notice of the Meeting and the accompanying Proxy Statement is hereby acknowledged.
(Continued and to be signed on the reverse side)

COMMENTS:

■	14475 ■

SPECIAL MEETING OF SHAREHOLDERS OF
RYAN’S RESTAURANT GROUP, INC.
September __, 2006

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.
- or -
TELEPHONE – Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
â  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet.   â
■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

				FOR	AGAINST	ABSTAIN
		1)	Approve the Agreement and Plan of Merger, dated July 24, 2006, by and among Ryan’s, Buffets, Inc., and Buffets Southeast, Inc. (“Merger Sub”), including the approval of the merger of Merger Sub with and into Ryan’s, with Ryan’s as the surviving company.	☐	☐	☐

		2.	Grant discretionary authority to the proxies named herein to vote for the adjournment or postponement of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to approve Proposal No. 1.	☐	☐	☐

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS.

In his discretion, each person appointed proxy is authorized to vote upon such other business as properly may come before the Special Meeting and any and all adjournments thereof and on matters incident to the conduct of the meeting.

If any other business is presented at the Special Meeting, this proxy card will be voted by the person(s) appointed proxy in his or their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Special Meeting.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■
■